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Exhibit 2.4

        IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: UNITED ARTISTS THEATRE COMPANY, et al.,(1)	) ) ) ) )	Chapter 11 Case No. 00-3514 (SLR) (Jointly Administered)
Debtors.	)

SECOND AMENDED DISCLOSURE STATEMENT FOR SECOND AMENDED PLAN OF REORGANIZATION OF UNITED ARTISTS THEATRE COMPANY, UNITED ARTISTS REALTY COMPANY, UNITED ARTISTS PROPERTIES I CORP., UNITED ARTISTS PROPERTIES II CORP., UNITED ARTISTS THEATRE CIRCUIT, INC. AND ITS FILING SUBSIDIARIES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

IMPORTANT DATES

  •
  Date by which Ballots must be received: January 12, 2001

  •
  Date by which objections to Confirmation of the Plan must be filed and served: January 12, 2001

  •
  Hearing on Confirmation of the Plan: January 22, 2001

11 U.S.C. § 1125(b) PROHIBITS SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION UNLESS A COPY OF THE PLAN OF REORGANIZATION OR A SUMMARY THEREOF IS ACCOMPANIED OR PRECEDED BY A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT, AND, THEREFORE, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, AN AUTHORIZED SOLICITATION PURSUANT TO 11 U.S.C. § 1125 AND RULE 3017 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. NO SUCH SOLICITATION WILL BE MADE EXCEPT AS AUTHORIZED PURSUANT TO SUCH LAW AND RULES.

James H.M. Sprayregen James W. Kapp III David R. Seligman Jonathan A. Carson KIRKLAND & ELLIS 200 East Randolph Drive Chicago, Illinois 60601 (312) 861-2000	Laura Davis Jones (Bar No. 2436)
PACHULSKI, STANG, ZIEHL,
YOUNG & JONES PC
919 North Market Street, 16th Floor
Wilmington, Delaware 19801
(302) 652-4100

Co-Counsel to Debtors and Debtors in Possession

Dated: December , 2000

(1)
The Debtors are the following entities: United Artists Theatre Company, United Artists Theatre Circuit, Inc., United Artists Realty Company, United Artists Properties I Corp., United Artists Properties II Corp., UAB, Inc., UAB II, Inc., Tallthe Inc., UA Theatre Amusements, Inc., UA International Property Holding, Inc., UA Property Holding II, Inc., United Artists International Management Company, Beth Page Theatre Co., Inc., United Film Distribution Company of South America, U.A.P.R., Inc., King Reavis Amusement Company, Mamaroneck Playhouse Holding Corporation, and R and S Theatres, Inc.

TABLE OF CONTENTS

ARTICLE I
EXECUTIVE SUMMARY AND BACKGROUND OF PLAN AND DISCLOSURE STATEMENT				1
A.	In General
B.	Executive Summary
	1.	Purposes of the Disclosure Statement
	2.	Voting Record Date; Voting; Required Approvals
	3.	Debtors' Principal Assets and Liabilities
	4.	Terms of the Plan; Treatment of Classes of Claims and Equity Interests
	5.	Liquidation Analysis
	6.	Risk Factors
	7.	Reorganized Debtors and the Post-Confirmation Estate
	8.	Permanent Injunction
C.	Background of the Debtors and the Events Leading to the Plan
	1.	Corporate Structure
	2.	The Debtors' Principal Assets and Liabilities
	3.	Business Segments
	4.	The Film Exhibition Industry
	5.	Recent Developments in the Film Exhibition Industry
	6.	United Artists' Recent Capital Improvements
	7.	Declines in Film Exhibition Profitability
	8.	Summary of Certain Lending Facilities
		a.	Revolving Credit Facility
		b.	Subordinated Notes
		c.	Leverage Lease Financing Transaction
	9.	Prepetition Restructuring Activities
	10.	Negotiations and Lock-Up Agreements with the Prepetition Lenders
	11.	Negotiations and Lock-Up Agreements with the Subordinated Noteholders
	12.	Negotiations with Unsecured Creditors
	13.	The Petition Date
D.	Components of the Plan; Treatment of Classes of Claims and Equity Interests
	1.	Purpose
	2.	Treatment of Prepetition Lenders
	3.	DIP Financing and Cash Collateral
	4.	Exit Facility
	5.	Treatment of Claims and Interests
	6.	Management Equity
	7.	Funding the Plan
	8.	No Substantive Consolidation
	9.	Classification of Claims
	10.	Treatment of Claases
	11.	Liquidation Analysis
E.	Risk Factors
F.	Reorganized Debtors and the Post-Confirmation Estates
G.	Prepetition Committees
H.	Relationship Between the Debtors

i

ARTICLE II
THE PLAN OF REORGANIZATION
A.	Introduction
B.	Classification of Claims and Interests
	1.	Summary
	2.	Classification and Treatment of Claims
		a.	Administrative Expense Claims
		b.	Priority Tax Claims
		c.	Classification and Treatment of Claims against UA
		d.	Classification and Treatment of Claims against UATC
		e.	Classification and Treatment of Claims against UAR
		f.	Classification and Treatment of Claims against UAP I
		g.	Classification and Treatment of Claims against UAP II
		h.	Classification and Treatment of Claims against UAB
		i.	Classification and Treatment of Claims against UAB II
		j.	Classification and Treatment of Claims against Tallthe
		k.	Classification and Treatment of Claims against UATA
		l.	Classification and Treatment of Claims against UAIPH
		m.	Classification and Treatment of Claims against UAPH II
		n.	Classification and Treatment of Claims against UAIMC
		o.	Classification and Treatment of Claims against BPTC
		p.	Classification and Treatment of Claims against UFDC
		q.	Classification and Treatment of Claims against UAPR
		r.	Classification and Treatment of Claims against KRAC
		s.	Classification and Treatment of Claims against Mamaroneck
		t.	Classification and Treatment of Claims against R&S
ARTICLE III
FINANCIAL ANALYSIS
A.	Liquidation Analysis
	1.	Estimate of Net Proceeds
	2.	Estimate of Costs
	3.	Distribution of Net Proceeds Under the Absolute Priority Rule
	4.	Liquidation Analysis
	5.	Notes to Liquidation Analysis
		a.	Cash and Cash Equivalents
		b.	Accounts and Notes Receivable
		c.	Inventories
		d.	Prepaid Expenses
		e.	Equity Investment in Affiliates
		f.	Net Property, Plant and Equipment and Lease Acquisition Costs
		g.	Other Assets
		h.	Trustee and Professional Fees
		i.	Wind-Down Costs
		j.	Revolver, Term Loan, and Letters of Credit
		k.	Other Secured Debt
		l.	Consolidated Liquidation Analysis
	6.	Valuation Methodology
B.	Projections
	1.	Responsibility for and Purpose of the Projections
	2.	Summary of Significant Assumptions

		a.	Fiscal Years
		b.	Plan Terms and Consummation
		c.	Assumptions Preceding the Effective Date
		d.	Theatre Divestiture Program
		e.	Screens per Theatre
		f.	General Economic Conditions
		g.	Revenues
(i) Net Box Office Receipts
(ii) Net Concession Proceeds
(iii) Other Net Revenues
		h.	Operating Expenses
		i.	General and Administrative Expenses
		j.	Income Taxes
		k.	Capital Expenditures
		l.	EBITDA
		m.	Interest Expense
		n.	Fresh Start Accounting
		o.	Reorganization Value
		p.	Working Capital
		q.	Restructured Bank Credit Facility
	3.	Special Note Regarding Forward-Looking Statements
	4.	Financial Projections
	5.	Notes to Pro-Forma Reorganized Balance Sheet
ARTICLE IV
PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS
A.	Prosecution of Objections to Claims
B.	Estimation of Claims
C.	Payments and Distributions on Disputed Claims
D.	Allowance of Claims and Interests
E.	Controversy Concerning Impairment
ARTICLE V
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A.	Assumption of Executory Contracts and Unexpired Leases
	1.	Generally
	2.	Notice of Intent to Assume and of Proposed Cure Amount
	3.	Consent to Mortgage, Security Interest, or Other Lien Upon Unexpired Leases of Real Property
	4.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed
	5.	Notice
	6.	Approval of Assumptions and Assignments
B.	Assumption of Documents Supplementary to Executory Contracts or Unexpired Leases
C.	Assignments Pursuant to the Plan
D.	Claims Based on Rejection of Executory Contracts or Unexpired Leases
E.	Indemnification of Directors, Officers and Employees
F.	Compensation and Benefit Programs
ARTICLE VI
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors
B.	Cancellation of Notes, Instruments, Common Stock, Preferred Stock and Stock Options
C.	Issuance of New Securities; Execution of Related Documents
D.	Transactions Required by the Plan
		1.	New UA
			(a)	Organization
			(b)	Assets and Liabilities of New UA
			(c)	Governance of New UA
			(d)	Exit Financing Facility
		2.	New UATC
			(a)	Organization
			(b)	Assets and Liabilities of New UATC
			(c)	Governance of New UATC
			(d)	Exit Financing Facility
		3.	Reorganized UAR
			(a)	Organization
			(b)	Assets and Liabilities of Reorganized UAR
			(c)	Governance of Reorganized UAR
			(d)	Exit Financing Facility
		4.	Reorganized UAP I
			(a)	Organization
			(b)	Assets and Liabilities of Reorganized UAP I
			(c)	Governance of Reorganized UAP I
			(d)	Exit Financing Facility
			(a)	Organization
			(b)	Assets and Liabilities of Reorganized UAP II
			(c)	Governance of Reorganized UAP II
			(d)	Exit Financing Facility
		6.	Reorganized UAIPH
			(a)	Organization
			(b)	Assets and Liabilities of Reorganized UAIPH
			(c)	Governance of Reorganized UAIPH
		7.	Reorganized UAPH II
			(a)	Organization
			(b)	Assets and Liabilities of Reorganized UAPH II
			(c)	Governance of Reorganized UAPH II
		8.	Reorganized R&S
			(a)	Organization
			(b)	Assets and Liabilities of Reorganized R&S
			(c)	Governance of Reorganized R&S
		9.	Mamaroneck
			(a)	Organization
			(b)	Assets and Liabilities of Reorganized Mamaroneck
			(c)	Governance of Reorganized Mamaroneck
E.	New UA Common Stock Dilution
F.	Corporate Governance, Corporate Action, and Directors and Officers
	1.	New Certificates of Incorporation and Formation
	2.	Corporate Action
	3.	Directors and Officers of the Reorganized Debtors
G.	Sources of Cash for Plan Distribution

	1.	New UA Common Stock
	2.	New UA Convertible Preferred Stock
(a) Conversion
(b) Dividends
(c) Distributions upon Liquidation, Dissolution or Winding Up
(d) Adjustments
(e) Voting Rights
(f) Covenants
	2.	Equity Elector Warrants and New UA Warrants
(a) Purchase Price
(i) Exercise
(ii) Adjustments
	3.	Management Stock Options
	4.	New UA Stockholders' Agreement
	5.	New UATC Common Stock
	6.	Exemptions From Registration Under the Securities Act
(a) Section 1145 Exemption
(b) Subsequent Resales
ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS
A.	Distributions for Claims Allowed as of the Effective Date
B.	Distributions by the Reorganized Debtors; Distributions with Respect to Debt Securities
C.	Delivery and Distributions and Undeliverable or Unclaimed Distributions
	1.	Delivery of Distributions in General
	2.	Undeliverable Distributions
(a) Holding of Undeliverable Distributions
(b) Failure to Claim Undeliverable Distributions
(c) Compliance with Tax Requirements
D.	Distribution Record Date
E.	Timing and Calculation of Amounts to be Distributed
F.	De Minimis and Fractional Distribution
G.	Setoffs
H.	Surrender of Canceled Instruments or Securities
	1.	Notes
	2.	Failure to Surrender Canceled Instruments
I.	Lost, Stolen, Mutilated or Destroyed Instruments or Securities
J.	Distributions to Professional Escrow Account on the Effective Date
K.	Distribution of New UA Warrants
ARTICLE VIII
CONDITIONS PRECEDENT
A.	Condition Precedent to Confirmation
B.	Conditions Precedent to Consummation
C.	Waiver of Conditions
D.	Effect of Non-Occurrence of Conditions to Consummation
ARTICLE IX
RELEASE, INJUNCTIVE AND RELATED PROVISIONS
A.	Subordination
B.	Certain Mutual Releases

v

C.	Limited Releases by Holder of Claims
D.	Preservation of Rights of Action
	1.	In General
	2.	Intercompany Claims
E.	Exculpation
F.	Injunction
ARTICLE X
RETENTION OF JURISDICTION
ARTICLE XI
PROCESS OF VOTING AND CONFIRMATION
A.	Voting Instructions
B.	Voting Tabulation
C.	Confirmation Hearing
D.	Statutory Requirements for Confirmation of the Plan
	1.	Generally
	2.	Best Interests of Creditors Test/Liquidation Analysis
	3.	Financial Feasibility
	4.	Acceptance by Impaired Class
	5.	Confirmation Without Acceptance by All Impaired Classes
ARTICLE XII
RISK FACTORS
A.	Financial Information; Disclaimer
B.	Certain Federal Income Tax Consequences
	1.	Certain U.S. Federal Income Tax Consequences to the Holders of Claims and Equity Interests
		a.	Consequences to Holders of the Subordinated Notes
(i) In General
(ii) Accrued Interest
		b.	Consequences to the Prepetition Lenders
		c.	Consequences to Holders of Other Claims
		d.	Consequences to Holders of Equity Interests in the Company
	2.	Certain U.S. Federal Income Tax Consequences to the Debtors
		a.	Cancellation of Debt
	3.	Limitation on Net Operating Loss Carryovers and Other Tax Attributes
	4.	Backup Withholding
C.	Certain Bankruptcy Considerations
	1.	Risk of Non-Confirmation of the Plan
	2.	Nonconsensual Confirmation
	3.	Delays of Confirmation and/or Effective Date
	4.	Classification Risks
	5.	Subordination Risks
	6.	Consolidation Risks
	7.	Contingencies Not to Affect Vote of Impaired Classes to Accept the Plan
	8.	Expiration of Bank Lock-Up Agreements
D.	Pending Litigation
		A.	680 Cinema Corp., Bernard Goldberg and Bruce Silverstein v. United Artists Theatre Circuit, Inc., & Ackerman Enterprises, et al.
		B.	1033 Third Street Corporation v. United Artists Theatre Circuit, Inc.
		C.	Connie Arnold, et al. v. United Artists Theatre Circuit, Inc. et al.

D.	BF Amarillo, L.P. v. United Artists Theatre
E.	Bryson Properties XII v. UATC
F.	Charles Y. Cheng v. UATC.
G.	CIN Riverbridge, L.P. v. United Artists Theatre Circuit, Inc.
H.	Cinema 8 Center, LLC v. United Artists Theatre Circuit, Inc.
I.	Codding Enterprises v. King Reavis Amusement Company and United Artists Theatre Circuit, Inc.
J.	East Lake Plaza Associates, LLC v. United Artists Theatre Circuit Inc.
K.	Drexler Technology Corporation v. Dolby Laboratories, Inc. & United Artists Theatre Circuit, Inc., et al.
L.	Drexler Technology Corporation v. Sony Corporation & United Artists Theatre Circuit, Inc., et al.
M.	E.C. Pavilion, L.L.C. v. United Artists Theatre Circuit, Inc.
N.	ESI Ergonomic Solutions, L.L.C. v. United Artists Theatre Circuit, Inc.; American Blast Fax, Inc. et al.
O.	Equity Landing, Inc. v. United Artists Theatre Circuit, Inc.
P.	General Electric Capital Corporation v. United Artists Theatre Circuit, Inc. et al.
Q.	Golden Ring Mall Company Limited Partnership v. United Artists Theatre Circuit, Inc.
R.	Horton Plaza, LLC v. United Artists Theatre Circuit, Inc.
S.	Dallas S. Hudgens III v. United Artists Theatre Circuit, Inc.
T.	IC Theatre Limited Liability Company v. United Artists Theatre Circuit, Inc.
U.	K-Mart Corporation v. United Artists Theatre Circuit, Inc.
V.	John Kelly v. United Artists Theatre Circuit Inc.
W.	Market Place Commercial Limited Partnership v. United Artists Theatre Circuit, Inc.
X.	Meadows Centre Joint Venture v. United Artists Theatre Circuit, Inc.
Y.	Oakland Mall, Ltd. v. United Artists Theatre Circuit, Inc.
Z.	Old Town Val Vista, LLC v. United Artists Theatre Circuit, Inc.
AA.	P.A. Properties, Inc. v. UATC
AB.	PALS Associates v. United Artists Theatre Circuit, Inc.
AC.	Princeton Market Fair Associates, LTD. v. United Artists Theatre Circuit, Inc.
AD.	Regency Centers, LP v. United Artists Theatre Circuit, Inc.
AF.	Retail Property Trust v. United Artists Theatre Circuit, Inc.
AG.	Rouse-Park Meadows, LLC v. United Artists Theatre Circuit, Inc.
AH.	Simon Property Group, LP v. United Artists Theatre Circuit, Inc.
AI.	Showscan Entertainment, Inc. v. UATC
AJ.	Southwest Shopping Center v. United Artists Theatre Circuit, Inc.
AK.	Spring Valley Improvements, LLC v. United Artists Theatre Circuit, Inc. et al.
AL.	Sunrise Mall Associates v. United Artists Theatre Circuit, Inc.
AM.	Michelle Smith v. United Artists Theatre Circuit, Inc. (719C14358).
AN.	Talisman Roswell, L.L.C. v. United Artists Theatre Circuit, Inc.
AO.	United Artists Theatre Circuit, Inc. v. CB Richard Ellis
AP.	United Artists Theatre Circuit, Inc. v. Yale University

		AQ.	Blackfox Parkway Associates, LLC. v. United Artists Theatre Circuit, Inc.
ARTICLE XIII
POST-FILING DEVELOPMENTS
A.	First Day Motions
	1.	Customer Service Programs
	2.	Employee Claims and Existing Benefit Programs
	3.	Film Motion
	4.	Cash Management Motion
	5.	Claims Bar Date
	6.	Lease Rejection and Lease Rejection Procedures Motion
	7.	Mechanics Lien Motion
	8.	Essential Trade Creditor Motion
	9.	DIP Financing and Cash Collateral Motion
	10.	Scheduling Motion
	11.	Miscellaneous Procedural and Administrative Motions
B.	Transfer of Involuntary Bankruptcy Case
C.	Committees
D.	United Artists Theatre Company/Trade Subcommittee of the Official Committee of Unsecured Creditors
E.	Exit Facility Motion
ARTICLE XIV
MISCELLANEOUS PROVISIONS
A.	Dissolution of Committee(s)
B.	Payment of Statutory Fees
D.	Modification of Plan
E.	Revocation of Plan
F.	Successors and Assigns
G.	Reservation of Rights
H.	Section 1146 Exemption
I.	Further Assurances
J.	Service of Documents
K.	Filing of Additional Documents
L.	Plan Supplement
ARTICLE XV
RECOMMENDATION

ARTICLE I
EXECUTIVE SUMMARY AND BACKGROUND
OF PLAN AND DISCLOSURE STATEMENT

A.    In General

        This Disclosure Statement is being furnished by United Artists Theatre Company, United Artists Realty Company, United Artists Properties I Corp., United Artists Properties II Corp., United Artists Theatre Circuit, Inc. and its Filing Subsidiaries (the "Plan," a copy of which is annexed hereto as Exhibit A), pursuant to Section 1125 of the United States Bankruptcy Code (the "Bankruptcy Code"), in connection with the solicitation of votes (the "Solicitation") for the acceptance or rejection of the Plan, as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") regarding the outstanding Claims against, and Equity Interests in, the Debtors. Capitalized terms used, but not otherwise defined, herein shall have the meanings given to such terms in the Plan.

        Holders of Claims against, and Equity Interests in, the Debtors should read this Disclosure Statement, together with the Plan, the form of Ballot and the Voting Instructions (collectively, the "Solicitation Materials") in their entirety before voting on the Plan. The sources of the information provided in this Disclosure Statement are the Debtors' books and records and certain publicly available filings in the Chapter 11 Cases.

        THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN OTHER DOCUMENTS, AND CERTAIN FINANCIAL INFORMATION. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION TO BE INCORPORATED THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES.

        THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN UNLESS SO SPECIFIED. EACH HOLDER OF A CLAIM AND EQUITY INTEREST SHOULD CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT, AND THE EXHIBITS TO BOTH DOCUMENTS IN THEIR ENTIRETY BEFORE CASTING A BALLOT.

        NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR, SUBSEQUENT TO A FILING BY THE DEBTORS UNDER THE BANKRUPTCY CODE, BY ANY BANKRUPTCY COURT. ANY INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN OR INCONSISTENT WITH THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR EQUITY INTEREST.

        THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF STATEMENTS CONTAINED THEREIN.

B.    Executive Summary

        The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Disclosure Statement.

        1.    Purposes of the Disclosure Statement

        The Solicitation Materials, including this Disclosure Statement and a Ballot to be used for voting on the Plan, are being distributed to Impaired Classes of Claims and Equity Interests. Classes of Claims impaired under the Plan and entitled to vote are Classes lB, 2B, 2D, 2F, 3B, 3E, 4B, 4E, 5B, 5E, 6D, 7D, 8D, 9D, 10D, 11D, 12D, 13D, 14D, 15D, 16D, and 18D. In addition, Classes of Claims and Equity Interests impaired under the Plan and not entitled to vote on the Plan (as described below) are Classes 1E, 1F and 2G. The purpose of this Solicitation, among other things, is to obtain the requisite number of acceptances of the Plan under the Bankruptcy Code from the Impaired Classes ("Statutory Requirements for Confirmation of Plan" are described in Article X1.E. of the Disclosure Statement). Assuming the requisite acceptances are obtained, the Debtors intend to seek Confirmation of the Plan at the Confirmation Hearing (as defined in Article XI.D. herein) commencing on January 22, 2001.

        2.    Voting Record Date; Voting; Required Approvals

        The Debtors have established December 8, 2000 (the "Voting Record Date") as the date for determining which Holders of Claims and Equity Interests are eligible to vote on the Plan. After carefully reviewing this Disclosure Statement, the Plan and the other Solicitation Materials, each Holder of a Claim or Equity Interest in an Impaired Class entitled to vote on the Plan should vote to accept or reject the Plan in accordance with the Voting Instructions, and return the Ballot to Bankruptcy Services LLC (the "Information Agent"), located at Heron Tower, 70 East 55th Street, 6th Floor, New York, NY 10022, Attn: Diane Rocano, in a manner so that it is received by 4:00 p.m., prevailing Eastern Standard Time, on or before January 12, 2001. Any Ballot received after that date and time may not be counted. Ballots should be returned in accordance with the instructions for delivery set forth in the Voting Instructions.

        Each Holder of a Claim in Classes lB, 2B, 2D, 2F, 3B, 3E, 4B, 4E, 5B, 5E, 6D, 7D, 8D, 9D, 10D, 11D, 12D, 13D, 14D, 15D, 16D, and 18D is entitled to vote either to accept or to reject the Plan. Holders of Claims in such Classes will accept the Plan if (i) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in each such Class have voted to accept the Plan and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in each such Class have voted to accept the Plan. Because, as noted below, certain Impaired Classes will receive no distribution nor retain any property under the Plan, and thus are conclusively presumed to have rejected the Plan, the Debtors will seek Confirmation of the Plan pursuant to a procedure commonly known as cram-down. The cram-down procedure is described in more detail in Article XI.E.4 of the Disclosure Statement.

        On and after the Effective Date, each Holder of a Claim who has accepted the Plan, in exchange for, among other things, a distribution under the Plan, shall automatically be deemed to have released each of the Debtors, the Reorganized Debtors, their subsidiaries, and the Releasees, and the agents, officers, directors, partners, members, professionals, and agents of the foregoing (and the officers, directors, partners, members, professionals, and agents of each thereof), from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, or any related agreements, instruments or other documents, except: (i) for Claims arising under the Plan; and (ii) for Claims arising after the Petition Date in the ordinary course of business. In furtherance of the foregoing, the Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any entity, whether directly, derivatively, or otherwise, of any Claim, demand, liability, obligation, debt, right, Cause of Action, interest, remedy released or to be released pursuant to the Plan against the foregoing Persons and Entities.

        Each Class under the Plan is designated with a number-letter code to indicate a particular Claim against a particular Debtor. For example, "2F" means a General Unsecured Claim against UATC. Please review these designations carefully so that you are aware to which Class your Claim is classified.

        The majority (but not entirety) of creditors receiving this Disclosure Statement and Ballots to Vote on the Plan (because they are so entitled to vote) are classified in the following Classes:

Class	Claim
1B, 2B, 3B, 4B, and 5B	Bank Claims
2F, 3E, 4E, 5E, 6D, 7D, 8D, 9D, 10D, 11D, 12D, 13D, 14D, 15D, 16D, and 18D	General Unsecured Claims

        The following classes are unimpaired under the Plan, and Holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code:

Class	Claim
1A, 2A, 3A, 4A, 5A, 6A, 7A, 8A, 9A, 10A, 11A, 12A, 13A, 14A, 15A, 16A, 17A, and 18A	Other Priority Claims
1C, 2C, 3C, 4C, and 5C	Secured Claims
6B, 7B, 8B, 9B, 10B, 11B, 12B, 13B, 14B, 15B, 16B, 17B, and 18B	Other Secured Claims
1D, 2E, 3D, 4D, 5D, 6C, 7C, 8C, 9C, 10C, 11C, 12C, 13C, 14C, 15C, 16C, 17C, and 18C	Intercompany Claims
17D	General Unsecured Claims
3F, 4F, 5F, 6E, 7E, 8E, 9E, 10E, 11E, 12E, 13E, 14E, 15E, 16E, 17E, 17F, and 18E	Equity Interests

        The following Classes will receive no distribution nor retain any property under the Plan and are conclusively presumed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code:

Class	Claim
1F and 2G	Equity Interests
1E	General Unsecured Claims

        3.    Debtors' Principal Assets and Liabilities

        UA's principal asset is the common stock of UATC and UAR. UA's principal liabilities are (i) its indebtedness under the Prepetition Bank Credit Facility and (ii) the indebtedness under the Subordinated Notes. UAR's principal assets are its interests in two movie theatres and the common stock of UAP II and UAP I, which holds title to and leases several parcels of real property upon which UATC operates movie theatres. UATC's principal assets are its ownership, both wholly and jointly, directly and indirectly, partnership, and membership interests in wholly-owned and less than wholly- owned subsidiaries, and its interests, as owner, lessee, or lessor, of certain parcels of real property upon which it operates movie theatres. UATC's principal liabilities are the indebtedness under or related to the Prepetition Bank Credit Facility and trade debt.

        4.    Terms of the Plan; Treatment of Classes of Claims and Equity Interests

        The Plan classifies Claims and Equity Interests into the following Classes:

Class	Claim	Summary Description
lA, 2A, 3A, 4A, 5A, 6A, 7A, 8A, 9A, 10A, 11A, 12A, 13A, 14A, 15A, 16A, 17A, and 18A	Other Priority Claims	Priority Claims consist of all Claims accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
lB, 2B, 3B, 4B, and 5B	Bank Claims	Bank Claims consist of all Claims arising from or relating to the Prepetition Bank Credit Agreement.
1C, 2C, 3C, 4C, and 5C	Other Secured Claims	Other Secured Claims consist of all Secured Claims other than Bank Claims.
6B, 7B, 8B, 9B, 10B, 11B, 12B, 13B, 14B, 15B, 16B, 17B, and 18B	Secured Claims	A Secured Claim against a Debtor is: (i) a Claim (other than a Claim in any way arising from or relating to a Claim of a lessor for damages resulting from the termination of a lease of real property) held by any person or entity, including a judgment creditor, secured by a lien on any property in which a Debtor or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of the Debtor or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim
1D, 2E, 3D, 4D, 5D, 6C, 7C, 8C, 9C, 10C, 11C, 12C, 13C, 14C, 15C, 16C, 17C, and 18C	Intercompany Claims	Each Claim of by a Debtor or a Subsidiary against a Debtor or its Estate, other than the UA Note Claim or an Equity Interest.
1E, 2F, 3E, 4E, 5E, 6D, 7D, 8D, 9D, 10D, 11D, 12D, 13D, 14D, 15D, 16D, 17D, and 18D	General Unsecured Claims	General Unsecured Claims consist of all Unsecured Claims other than Bank Claims and the UA Note Claim.
2D	UA Note Claim	The UA Note Claim consists of UA's Claim against UATC on account of the Intercompany Note.
1F, 2G, 3F, 4F, 5F, 6E, 7E, 8E, 9E, 10E, 11E, 12E, 13E, 14E, 15E, 16E, 17E, 17F, and 18E	Equity Interests	Equity Interests consist of any Equity Interest in the Debtors.

        The Plan generally contemplates, among other things: (a) the payment in full of Priority and Administrative Claims; (b) a refinancing of the Prepetition Bank Credit Agreement by the Restructured Bank Credit Facility, the terms of which are described further herein, such that the Holders of Bank Claims will receive, depending on certain irrevocable elections described further herein, certain rights and interests in New UA (i.e., the Restructured Bank Credit Note Interests, New UA Common Stock, New UA Convertible Preferred Stock, and/or Equity Elector Warrants); (c) the general unimpaired treatment of Secured Claims and Other Secured Claims; (d) the general unimpaired treatment of Intercompany Claims; (e) a distribution of the New UA Warrants to Bank of America for further distribution as described in the Plan, (f) the Pro Rata distribution of the Unsecured Claim Distribution Amount, Class 2F Promissory Notes, and the Preference Litigation Proceeds in full satisfaction of General Unsecured Claims against UATC; (g) the general payment in full, in the form of a Promissory Note, of General Unsecured Claims against UAR, its Debtor-subsidiaries, and UATC's Debtor-subsidiaries; (h) the cancellation of Equity Interests in UA and UATC; and (i) the general unimpaired treatment of Equity Interests in UAR, its Debtor-subsidiaries, and UATC's Debtor-subsidiaries.

        5.    Liquidation Analysis

        The Debtors believe that the Plan will produce a greater recovery for Holders of Claims and Equity Interests than would be achieved in a Chapter 7 liquidation because, among other things, the administrative costs and delays incurred in connection with a Chapter 7 case would likely diminish the distributions to such Holders, and the projected liquidation of the Debtors would not produce any recovery for Holders of Unsecured Claims. Houlihan Lokey, the Debtors' financial advisors, have prepared a liquidation analysis on behalf of the Debtors to assist Holders of Claims and Equity Interests to reach their determination as to whether to accept or reject the Plan. This Liquidation Analysis estimates the proceeds to be realized if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based upon projected assets and liabilities of the Debtors as of December 28, 2000 and incorporates estimates and assumptions developed by the Debtors which are subject to potentially material changes with respect to economic and business conditions, as well as uncertainty not within the Debtors' control. The Liquidation Analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, landlord lease rejection Claims, employee severance Claims, or other potential Claims. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. The Liquidation Analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

        6.    Risk Factors

        There are a variety of factors that all Impaired Creditors and Impaired Equity Holders should consider prior to accepting or rejecting the Plan. Some of these factors, which are described in more detail in Article XII of the Disclosure Statement, are as follows and may impact the recoveries under the Plan:

        a.    The financial information contained in this Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and Disclosure Statement.

        b.    Article XII of the Disclosure Statement herein describes certain significant federal tax consequences of the transactions that are described herein and in the Plan that affect the Debtors and others. Such consequences may include: (1) the realization of cancellation of indebtedness income; (2) the reduction of net operating loss carryforward and unrealized built-in-losses; and (3) the recognition of taxable income by the Holders of Claims and Equity Interests. Holders of Claims and Equity Interests are urged to consult with their own tax advisors regarding the federal, state, local, and foreign tax consequences of the Plan.

        c.    Although the Debtors believe that the Plan complies with all applicable standards of the Bankruptcy Code, the Debtors can provide no assurance that the Plan will comply with Section 1129 of the Bankruptcy Code or that the Bankruptcy Court will confirm the Plan.

        d.    The Debtors may be required to request Confirmation of the Plan without the acceptance of all Impaired Classes entitled to vote in accordance with Section 1129(b) of the Bankruptcy Code.

        e.    Any delays of either Confirmation or the Effective Date of the Plan could result in, among other things, increased Claims of Professionals.

        f.      Although the Plan does not contemplate consolidating any of the Debtors into one entity, the Debtors can provide no assurance that the Bankruptcy Court will not order one or more of the Debtors to be substantively consolidated, or that a party in interest will not move for such substantive consolidation to occur. Substantive consolidation of one or more of the Debtors into one entity would affect the distribution of property currently provided in the Plan.

        g.    The Debtors are party to various legal proceedings, described in more detail herein, which could result in decisions adverse to the Debtors.

The occurrence of any and all such contingencies which could affect distributions available to Holders under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of re-vote by the Impaired Classes.

        7.    Reorganized Debtors and the Post-Confirmation Estate

        Except as otherwise provided in the Plan, each Debtor shall continue to exist as a Reorganized Debtor after the Effective Date as a separate entity with all the powers of a corporation under the laws of the respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the Lock-Up Agreements, the Restructured Bank Credit Agreement, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property in each Estate (including, but not limited to, any Debtor's equity, partnership, membership or other interest in any Debtor or non-Debtor business entity) and any property acquired by each of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, and or as otherwise provided in the Plan). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

        8.    Permanent Injunction

        From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to Article X of the Plan.

C.    Background of the Debtors and the Events Leading to the Plan

        1.    Corporate Structure

        United Artists Theatre Company ("UA"), together with its Debtor and non-Debtor affiliates (collectively, "United Artists"), licenses films from all major and independent film distributors for exhibition in its theatres. United Artists is the sixth largest motion picture exhibitor in North America, owning and/or operating approximately 236 theatres with 1,728 screens in twenty-three states. United Artists' corporate headquarters are in Englewood, Colorado.

        UA owns 100% of the common stock of Debtors United Artists Realty Company ("UAR") and United Artists Theatre Circuit, Inc. ("UATC"). UAR in turn owns 100% of the common stock of Debtors United Artists Properties I Corp. ("UAP I") and United Artists Properties II Corp. ("UAP II"). UATC in turn owns 100% of the common stock of Debtors UAB, Inc. ("UAB"), UAB II, Inc. ("UAB"), Tallthe Inc. ("Tallthe"), UA Theatres Amusements, Inc. ("UATA"), UA International Property Holding, Inc. ("UAIPH"), UA Property Holding II, Inc. ("UAPH II"), United Artists International Management Company ("UAIMC"), Beth Page Theatre Co., Inc. ("BPTC"), United Film Distribution Company of South America ("UFDC"), and U.A.P.R., Inc. ("UAPR"). UATC also owns interests in certain non-Debtor subsidiaries including: 60% of the common stock of Multimatic Displays, Inc.; and 100% of the membership interests in UA SHOR, LLC. UATC also owns interests in certain foreign non-Debtor subsidiaries including: 99.9% of the interests in United Artists International, Limited, a Hong Kong corporation; 90% of the interests in UA Mexico Holdings, S.A. de C.V., a Mexican corporation; 10% of the interests in United Artists Singapore Theatres Pte. Ltd., Singapore corporation; and 10% of the interests in Siam UATC Company Limited, a Thailand corporation.

        UAIPH in turn owns 100% of the common stock of UATC Europe, B.V., a Netherlands corporation, UAPH II in turn owns interests in the following entities: 51% of the stock of Debtor R and S Theatres, Inc. ("R&S"); 100% of the stock of Debtor King Reavis Amusement Company ("KRAC"); approximately 67% of the preferred stock and 95% of the common stock of Debtor Mamaroneck Playhouse Holding Corporation ("Mamaroneck"); 50% of the stock of Magnolia Amusement Company; 5% of the stock of Bagley Building Company; 50% of the stock of Vogue Realty Company; 50% of the stock of Trumball Theatre Corp.; 16.67% of the stock of The Turp Company; 50% of the stock of UAGG Theatre Operating Corp.; and 80% of the stock of San Francisco Theatres, Inc. UAPH II also owns interests in certain foreign entities as follows: 0.1% of the interests in United Artists International, Limited, a Hong Kong corporation; and 10% of the interests in UA Mexico Holdings, S.A. de C.V., a Mexican corporation.

        2.    The Debtors' Principal Assets and Liabilities

        UA's principal asset is the common stock of UATC and UAR. UA's principal liabilities are its indebtedness (a) under the Prepetition Bank Credit Facility and (b) to Holders of Subordinated Notes. UAR's principal assets are (a) the common stock of UAP I and UAP II and (b) its ownership of two theatres. UAR's principal liability is its guarantee of the indebtedness under the Prepetition Bank Credit Facility. UAP I's principal assets are its ownership interests in approximately twenty movie theatres. UAP I's principal liability is its guarantee of the indebtedness under the Prepetition Bank Credit Facility. UAP II has negligible assets, and its principal liability is its guarantee of the indebtedness under the Prepetition Bank Credit Facility.

        UATC's principal assets are (i) its ownership, both wholly and jointly, directly and indirectly, of its subsidiaries and (ii) its leasehold and/or ownership interests in several hundred movie theatres. UATC's principal liabilities are its indebtedness (a) under and related to the Prepetition Bank Credit Facility, (b) to film studios and distributors and other vendors, and (c) to lessors of its theatres.

        UAB's principal assets are its leasehold interest in three theatres and a net operating loss, and its principal liabilities are its lease obligations. UAB II's principal asset is a net operating loss, and its principal liability is its obligations under a recently terminated lease. Tallthe's principal asset is a net operating loss, and its principal liability is its obligations under a lease. UATA's principal asset is a net operating loss, and its principal liabilities are negligible. UAIPH's principal asset is its equity interest in UATC Europe B.V., a Netherlands corporation, and its principal liabilities are negligible. UAPH II's principal asset is its equity interest in certain Debtor and non-Debtor affiliates, and its principal liability consists of certain secured obligations. UAIMC's principal asset is a net operating loss, and its principal liabilities are negligible. BPTC's principal asset is a leasehold interest, and its principal liability is its obligations relating to that leasehold interest. UFDC's principal assets and liabilities are negligible. UAPR's principal asset is a net operating loss, and its principal liability is certain alleged liabilities to former employees. KRAC's principal assets are its ownership interest in one theatre and its leasehold interest in a second theatre, and its principal liabilities are its obligations relating to those theatre operations. Mamaroneck's principal asset consists of cash proceeds from the sale of its sole asset, the Mamaroneck Playhouse, and its principal liability is its obligations to its shareholders. R&S's principal assets are its leaseholders interests in two theatres, and its principal liability is its obligations relating to those interests.

        3.    Business Segments

        United Artists derives approximately two-thirds of its revenue from box office admissions, which in 1999 totaled $433 million. United Artists' remaining revenue comes mostly from concession sales, which totaled approximately $175 million in 1999. United Artists' major operating cost is the film license fees it pays to film studios and distributors. United Artists generally pays film license fees based on a percentage of box office revenue, and over the years has paid approximately 50% of its box office revenue to film studios and distributors.

        Film is the life-blood of United Artists' business. If film studios and distributors stop supplying United Artists with films, United Artists will have to cease all operations because it will have no film to exhibit in its theatres. To ensure United Artists' continued access to films, United Artists must maintain good relationships with film studios. United Artists already has excellent, long-standing relationships with all of the major and independent film studios. The best way for United Artists to maintain these relationships is by timely paying film license fees to the studios and providing assurances that it will timely pay film license fees in the future.

        4.    The Film Exhibition Industry

        There are currently more than 400 motion picture exhibitors operating approximately 37,000 screens in North America. With so many exhibitors, the film exhibition industry is competitive yet fragmented. As of December 31, 1999, United Artists' 2,018 screens represented 5.4% of the screens in North America. United Artists' $433 million in box office revenue represented a 5.9% market share of the $7.3 billion total box office revenue in North America. As of June 30, 2000, due to continued expansion of screens in general and United Artists' disposition of screens in particular, United Artists' screens decreased to 1,816 (4.8% of the total screens in North America), and United Artists' market share of total box office revenue decreased to 5.4%.

        The film exhibition business is highly seasonal and has heightened attendance levels during the summer months and holidays. During non-peak periods, earnings can fluctuate dramatically due to the presence or absence of successful or "blockbuster" films. Film box office revenue is very sensitive to changes in attendance levels because a significant amount of the costs to exhibit films, such as rents, payroll, etc., are fixed costs necessary to operate theatres.

        5.    Recent Developments in the Film Exhibition Industry

        During the past few years, the economics of film exhibition have changed dramatically and to the detriment of film exhibitors. Although the number of film screens nationwide has increased, construction and operations costs also have increased, and movie theatre attendance has been relatively flat. There are simply insufficient attendance and box office revenue to support the operating and construction costs of existing and newly constructed movie theatres.

        This change in the economics of film exhibition started primarily in 1997, when several of United Artists' major competitors embarked on massive expansion programs to build new theatres with the latest technology and theatre designs, including digital sound systems and stadium seating, in order to gain market share. These expansion programs were fueled by greater private equity investment and associated high-yield financing in the film exhibition industry and increased investment in the real estate sector. As a result of these expansion programs, the number of screens nationwide increased by 7.2% in 1997, 7.2% in 1998, and 8.8% in 1999. In comparison, the average rate of increase in the number of movie screens since 1978 is only 3.9%.

        Not only has there been a significant increase in the number of movie theatres nationwide, but there also have been significant increases in the number of movie screens per theatre and in the construction costs per movie screen. These increases are the result of the development of the "megaplex" theatre model. Historically, most movie theatres had only one to three screens, with some having as many as six screens. In the past decade or so, the dominant theatre model became the "multiplex" theatre—a multi-screen theatre with eight to twelve screens and sloped floors. Multiplex theatres were designed to be more profitable and lead to economies of scale because exhibitors could spread operating facilities (concession stands and restrooms) and fixed costs (rents, utilities, and personnel) over more screens. However, during 1996, a new theatre design, the "megaplex," was introduced. A megaplex theatre has fourteen or more movie screens (some megaplexes have as many as thirty screens), stadium seating, high-backed rocking seats, digital sound, expanded concession areas, and other new amenities. Megaplex theatres enable multiple showings of the same film and the simultaneous showing of films that appeal to a wide variety of audiences. Megaplex theatres also allow exhibitors greater flexibility in moving a film title from one screen to another as the title becomes more or less popular. By 1997, the megaplex became the industry standard in most major markets.

        For all of their perceived benefits, however, these new multiplex and megaplex theatres are expensive to build. The cost per screen of a stadium-seating, megaplex theatre is now $1 million or more. In contrast, approximately five years ago the construction cost per screen of a typical multiplex theatre was less than $500,000.

        Unfortunately, the skyrocketing construction costs associated with these new multiplex and megaplex theatres have not been offset by increases in box office revenue. Although box office revenue was at record levels in 1999, this was attributable mostly to increases in ticket prices; attendance in 1999 was approximately equal to that for 1998. This flat attendance, coupled with the significant increases in the number of movie screens, resulted in an approximately 8.1% decrease in industry attendance per screen and an approximately 1.0% decrease in industry box office revenue per screen in 1999. As a result, cash flow (earnings before interest, taxes, depreciation and amortization, or "EBITDA") and earnings for the entire film exhibition industry declined. These reduced cash flows and earnings, coupled with increased debt from the significant investment in new multiplex and megaplex theatres, have put significant financial pressure on the film exhibition industry.

        6.    United Artists' Recent Capital Improvements

        United Artists developed a "capital reinvestment" program in response to its competitors' recent capital investments and improvements. This program devoted United Artists' limited resources to: disposing of theaters that were non-profitable or in non-strategic markets; rebuilding or renovating theatres in important markets; and building new twelve-to-sixteen screen stadium theatres ("smaller megaplexes") on a very limited basis to defend market share. United Artists believes that the "smaller megaplex" theatre model probably has the best cost per screen ratio and may produce the best long-term return on investment.

        Since 1997, United Artists has made a significant amount of capital improvements under its capital reinvestment program. United Artists' total capital expenditures, which primarily included the renovation, expansion, or replacement of existing theatres, increased from $67.4 million in 1997 to $116.9 million in 1998. Virtually all of United Artists' theatres built since 1997 are smaller megaplexes with stadium seating and all other state-of-the-art amenities. As a result, United Artists' average number of screens per theatre increased from 4.8 in 1992 to 7.1 as of December 31, 1999. Now, more than 39% of all of United Artists' movie screens have been constructed since 1992, and as of December 31, 1999, 293 of United Artists' 2,018 screens have stadium seating.

        By 1999, United Artists believed that many of its markets had adequate seat and movie screen capacity, and this, plus United Artists' tightening liquidity status, led United Artists to lower its 1999 capital improvement expenditures to $64.5 million. By this time, however, United Artists' competitors had constructed so many new theatres and screens that the entire film exhibition industry was over-saturated with theatres. While United Artists, the sixth largest exhibitor in North America, invested only $248.8 million between 1997 and 1999, the top five film exhibitors invested an aggregate of $3.6 billion in capital improvements during the same period.

        7.    Declines in Film Exhibition Profitability

        As a result of the aggressive over-expansion in the industry, and despite record attendance levels in 1998 and 1999, the profits and asset valuations of the major film exhibitors, including United Artists, declined. The higher operating and construction costs of these new multiplex and megaplex theatres, coupled with their higher screen per theatre and cost per screen ratios, led to lower attendance and cash flows per screen and eroded any economies of scale that these theatres were designed to achieve. Moreover, at older, non-stadium theatres, cash flow declined due to increased competition from newly constructed megaplex theatres.

        The new multiplex and megaplex theatres also led to an increase in the average cost of film licensing. Usually, a film exhibitor pays license fees to movie studios based upon a percentage of box office revenue, with the percentage payable for any particular film decreasing over time. An exhibitor might pay a license fee of 70% of box office revenue for the first week of a movie's exhibition, 60% the second week, and so on. Therefore, an exhibitor's average license fees decrease (and profits increase) the longer a movie title plays. Now, as a result of the increase in the number of movie screens nationwide, most consumers can see a film in the first two or three weeks of a title's release, which results in shorter-lived box office runs. Therefore, exhibitors can no longer capitalize on the more favorable pricing dynamics that take effect in the latter weeks of movie runs.

        For all of these reasons, United Artists' cash flow became insufficient to support its current debt balances and related obligations. Specifically, UA incurred net losses of $50 million in 1997, $98 million in 1998, and $127.3 million in 1999. Moreover, as a result of a decline in cash flow and the increase in debt relating to its capital expansion program, United Artists became significantly over-leveraged compared to its competitors, in part because it already had a higher leverage ratio than most of its competitors prior to the industry screen expansions beginning in 1997. Even though United Artists slowed its screen expansion efforts and focused on improving its existing capacity, these industry-wide developments hampered United Artists' efforts to mitigate its decline in cash flow and defend its positions in key geographical markets.

        8.    Summary of Certain Lending Facilities

          a.    Revolving Credit Facility

        Before the Petition Date, United Artists partially funded its and its subsidiaries' operations through a $450 million partially revolving credit facility (the "Prepetition Bank Credit Facility") established under the Prepetition Bank Credit Agreement, a credit agreement dated April 21, 1998, by and among UA and Bank of America National Trust and Savings Association, as administrative agent ("Bank of America"), and certain other lenders specified therein, as amended from time to time. As of May 2, 2000, the outstanding indebtedness under the Prepetition Bank Credit Agreement totaled approximately $440 million in principal.

        The Prepetition Bank Credit Facility is guaranteed by the following direct or indirect subsidiaries of UA: UATC; UAR; UAP I; and UAP II. The Prepetition Bank Credit Facility is secured by, among other things, a pledge of 100% of the stock in the following direct or indirect subsidiaries of UA: UAR; UAP I; UAP II; UATC; UAB; UAB II; Tallthe; UAIPH; UAPH II; UAIMC; BPTC; UFDC; UATA; and UAPR. The Prepetition Bank Credit Facility is also secured by mortgages on approximately thirty-one theatres owned by UATC, UAR, and UAP I. The Prepetition Bank Credit Facility is also secured by substantially all of the personal property of UA, UATC, UAR, UAP I, and UAP II. The Prepetition Bank Credit Facility is also secured by an Intercompany Note, pursuant to which UATC is obligated to pay to UA the principal amount, plus interest, of any amounts that UA loans to UATC from the proceeds of that Facility.

          b.    Subordinated Notes

        In April, 1998, at the same time that it entered into the Prepetition Bank Credit Facility, UA issued the Fixed Rate Notes, which are $225 million of 9.75% unsecured senior subordinated notes due April 15, 2008, pursuant to the Fixed Rate Note Indenture, an indenture dated April 28, 1998 between UA and State Street Bank and Trust Company of Missouri, N.A., as the Fixed Rate Note Indenture Trustee. In April, 1998, UA also issued the Floating Rate Notes, which are $50 million of three month LIBOR plus 4.375% unsecured senior subordinated notes, pari passu, due October 15, 2007 pursuant to the Floating Rate Note Indenture, an indenture dated April 21, 1998 between UA and State Street Bank and Trust Company of Missouri, N.A., as the Floating Rate Note Indenture Trustee. The Fixed Rate Notes and the Floating Rate Notes (collectively, the "Subordinated Notes") are subordinate to the Claims under the Prepetition Bank Credit Agreement.

          c.    Leverage Lease Financing Transaction

        On December 13, 1995, UATC entered into a leveraged lease financing transaction, pursuant to which it obtained "off balance sheet" financing for thirty-one movie theatres that it currently operates (the "Leveraged Lease Financing Transaction"). In connection with the Leveraged Lease Financing Transaction, UATC conveyed title to those theatres (a) to an Owner Trust for an estate of twenty-one years and (b) to a Remainder Trust for the remainder, upon the expiration of the estate of twenty-one years. UATC received the sale proceeds from the conveyance of those theatres and also executed a lease, dated December 13, 1995 (the "Lease") with the Owner Trust pursuant to which UATC would occupy and operate those theatres until January 12, 2017, with an option to extend the Lease for two additional periods of five years each.

        The Owner Trust funded its purchase of the thirty-one theatres by receiving an equity investment of $8,577,459 from third-party investors and obtaining a 9.30% mortgage loan of $116,753,000 from Fleet National Bank of Connecticut, not individually, but as a corporate indenture trustee for an indenture trust who sold pass-through certificates to investors on the open market pursuant to that trust. The Fleet mortgage loan, which matures on July 1, 2015, is secured in part by a first mortgage on the Owner Trust's and the Remainder Trust's interests in each of the thirty-one theatres as well as an assignment of all of the Owner Trust's right, title, and interest in the Lease. On or about June 30, 1997,

State Street Bank and Trust Company purchased substantially all the corporate trust business of Fleet National Bank, including all of its rights under the Leveraged Lease Financing Transaction. Accordingly, State Street Bank serves as indenture trustee under the Leveraged Lease Financing Transaction.

        On or about November 8, 1996, UATC entered into a sale-leaseback transaction, pursuant to which UATC sold five movie theatres to Theatre Investors II, LLC for $22,854,379 and leased back those theatres pursuant to a lease that terminates in 2017, with two options to renew to November 7, 2026. Moreover, on or about December 15, 1997, UATC entered into another sale-leaseback transaction, pursuant to which UATC sold two movie theatres to Park Meadows Business Trust for $18,130,643 and leased back those theatres pursuant to a lease that terminates in 2019, with two options to renew to December 31, 2029.

        9.    Prepetition Restructuring Activities

        In 1997, United Artists instituted a program called "Project Clean-Up," which was partially in response to the increase in the number of United Artists' unprofitable theatre leases caused by the development of new theatres by United Artists' competitors. Project Clean-Up complemented United Artists' capital reinvestment program described above. Under Project Clean-Up, United Artists began (a) terminating leases for unprofitable theatres that could not compete with the new multiplex and megaplex stadium theatres and (b) selling real estate underlying theatres that had higher values for uses other than theatres. The intent of Project Clean-Up was to (i) improve United Artists' cash flow by eliminating non-performing theatres, (ii) enable United Artists to focus its management on the more productive parts of United Artists' asset base, and (iii) improve market perception of United Artists' asset base.

        By 1999, United Artists had reduced its total number of theatres and screens from their 1995 levels of approximately 406 theatres having 2,310 screens (an 8.3% market share of total screens) to 283 theatres having 2,018 screens (a 5.4% market share of total screens). These dispositions resulted in approximately $51 million of net sale proceeds and the elimination of approximately $12.7 million of annual negative cash flow. Moreover, United Artists reduced its general and administrative costs from $35.1 million in 1996 to $24.3 million, $23.4 million, and $22.6 million in 1997, 1998, and 1999, respectively. It is currently estimated that United Artists' fiscal 2000 general and administrative costs will be approximately $21.5 million.

        Unfortunately, the sale or closing of some of United Artists' theatres under Project Clean-Up has not occurred quickly enough to enable United Artists to support its debt service adequately. During early 2000, United Artists began to face serious liquidity problems caused by its declining cash flow and significant debt burden. In 1999, cash flow already had declined to $66.1 million and resulted in an interest coverage ratio of 0.99, compared to cash flow and an interest coverage ratio of $91.9 million and 1.69, respectively, in 1998.

        Beginning in the latter part of 1999, United Artists has attempted to accelerate the disposition of theatres under Project Clean-Up by devoting more of its internal resources to that project as well as employing the services of outside disposition specialists. Although the rate of disposition has increased, it has not been enough to significantly ease United Artists' liquidity problems. Consequently, United Artists has been unable to satisfy all of its obligations in a timely manner, which has resulted in additional drains on United Artists' limited resources, such as lease litigation with landlords.

        Due in part to United Artists' continued liquidity problems and its use of asset sale proceeds from Project Clean-Up to fund on-going operations, on or about April 12, 2000, the lenders under the Prepetition Bank Credit Facility declared a payment default under that Facility and, as permitted by the Indentures, blocked the payment of interest to the Holders of the Subordinated Notes. As a result, on April 15, 2000, UA was unable to make a $12.3 million interest payment to the Holders of the

Subordinated Notes. Moreover, since May 4, 2000, UA was unable to make timely interest payments under the Prepetition Bank Credit Facility until, as explained below, shortly before the Petition Date.

        10.    Negotiations and Lock-Up Agreements with the Prepetition Lenders

        In anticipation of a potential restructuring, in March, 2000, the Debtors retained Kirkland & Ellis and Houlihan Lokey Howard & Zukin to assist it with the development of a restructuring plan. In April, 2000, the Debtors began extensive, arm's length negotiations with an ad hoc committee comprised of the Bank of America and certain of the Prepetition Lenders (i.e., Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens, Waterfall") and Van Kampen Investment Advisory Corp. ("Van Kampen") (collectively, the "Working Group"), together with all of the parties' respective legal and financial advisors, concerning a consensual restructuring of the Prepetition Bank Credit Facility. Subsequently, E.N. Investment Company ("ENIC"), a subsidiary of The Anschutz Corporation, became a Holder of approximately $92,153,153.73 of Claims under the Prepetition Bank Credit Facility, and began participating in the negotiations with the Debtors concerning a consensual restructuring of that Facility. In August, 2000, the Debtors, Bank of America, and certain of the Prepetition Lenders representing 98.08% of the total principal amount outstanding, and 83.33% in number of holders, under the Prepetition Bank Credit Facility (including ENIC, Morgens, Waterfall, and Van Kampen), marked the culmination of their negotiations by executing Lock-Up, Voting, and Consent Agreements (collectively, the "Bank Lock-Up Agreements"), copies of which are contained in the Plan Supplement. The remaining Prepetition Lenders, which consist of Putnam Diversified Income Trust, Putnam High Yield Managed Fund, Putnam High Yield Trust II, and Putnam High Yield Total Return Fund (collectively, the "Putnam Entities") did not execute the Bank Lock-Up Agreements, but have given written directions to their agent to vote with the majority of the Prepetition Lenders on any issue relating to the Prepetition Bank Credit Facility.

        The Bank Lock-Up Agreements provide a framework for the consensual restructuring of the Debtors' obligations through a Chapter 11 bankruptcy case and plan of reorganization. The Bank Lock-Up Agreements specify, in part, the treatment to be provided to each general class of the Debtors' creditors under the Plan in a Term Sheet attached to and incorporated by the Bank Lock-Up Agreements (the "Term Sheet"). Under the Bank Lock-Up Agreements, the Debtors, upon the commencement of the Chapter 11 Cases, committed themselves to filing the Plan and Disclosure Statement consistent with the Term Sheet. Those Prepetition Lenders who signed the Bank Lock-Up Agreements committed themselves, among other things: (a) to support and vote for the Plan so long as it was consistent with the Term Sheet (subject to compliance with all applicable solicitation procedures and other requirements under the Bankruptcy Code); (b) to forbear from exercising any rights or remedies they may have under the Prepetition Bank Credit Facility and all related documents, applicable law, or otherwise, regarding any existing default under the Facility. As a result of the Bank Lock Up Agreements and the Putnam entities' irrevocable voting instructions previously discussed, the Debtors have the support of 100% of their Prepetition Lenders.

        The Bank Lock-Up Agreements in essence also required the Debtors to pay any due and payable interest and letter of credit and commitment fees (subject to certain exceptions contained in the Bank Lock-Up Agreements) and all accrued professional fees and expenses of ENIC, Bank of America, and the Working Group (collectively, the "Prepetition Bank Credit Facility Fees"), when the Debtors, Bank of America, and certain of the Prepetition Lenders representing at least 66 2/3% of the total principal amount outstanding, and more than 50% in number of holders, under the Prepetition Bank Credit Facility (including ENIC), executed the Bank Lock-Up Agreements. The Bank Lock-Up Agreements further required the Debtors to remain current, and obtain all necessary approvals to remain current, on such Prepetition Bank Credit Facility Fees on the Petition Date. In accordance with the Bank Lock-Up Agreements, prior to the Petition Date, the Debtors did in fact pay all due and payable interest and letter of credit and commitment fees under the Prepetition Bank Credit Facility.

        The Bank Lock-Up Agreements remain in effect and binding upon the signatories thereto until the earlier of (a) the Debtors' failure to file a plan of reorganization consistent with the terms of the Term Sheet and the Bank Lock-Up Agreements on or before October 31, 2000 (the Plan having been filed on September 5, 2000), (b) the Prepetition Lenders' receipt of notice from the Debtors that they cannot provide for the economic treatment of the Claims under the Prepetition Bank Credit Facility in a plan of reorganization in accordance with the Bank Lock-Up Agreements and Term Sheet, (c) the filing by the Debtors of a plan which does not provide for the economic treatment of Claims under the Prepetition Bank Credit Facility in accordance with the Bank Lock-Up Agreements and Term Sheet, (d) the Bankruptcy Court's denial of Confirmation of the Plan and the Debtors' failure to file a new or amended Plan in accordance with the Bank Lock-Up Agreements and Term Sheet within thirty (30) days thereafter; or (e) one year from the date of the Bank Lock-Up Agreements.

        In anticipation of a potential bankruptcy case, UAPH II, which holds approximately 67% of the preferred stock and 95% of the common stock Mamaroneck, called a Mamaroneck shareholders' meeting. UAPH II previously had voted in favor of a shareholders' resolution to dissolve Mamaroneck pursuant to state law. UAPH II called the new shareholders' meeting to consider a resolution authorizing Mamaroneck's board of directors to liquidate, dissolve, and/or wind up Mamaroneck, pursuant to state or federal law, as the board in the exercise of its discretion saw fit. On or about August 22, 2000, a meeting of Mamaroneck's shareholders was held, upon due and proper notice, and the requisite number of shareholders voted in favor of the proposed resolution.

        11.    Negotiations and Lock-Up Agreements with the Subordinated Noteholders

        In early August, 2000, the Debtors also commenced arm's length negotiations with an ad hoc committee of holders of the Subordinated Notes, including Apollo Advisors, Trentex Capital Management, Goldentree Asset Management, Putnam Investments and IDS, together with the parties' respective legal and financial advisors (the "Prepetition Subordinated Noteholder Committee"), regarding the terms of the Debtors' consensual restructuring. The Subordinated Noteholder Committee retained Milbank, Tweed, Handley & McCloy ("Milbank") as its legal advisor and Chanin Kirkland Messina LLC ("Chanin") as its financial advisor. The Debtors also entered into a letter agreement, dated July 5, 2000, with Milbank pursuant to which the Debtors agreed to pay the reasonable legal fees and expenses of Milbank in connection with its representation of the Prepetition Subordinated Noteholder Committee. As compensation for Milbank's services, the Debtors agreed to provide Milbank with an initial fee reserve of $25,000 to be applied against fees and expenses to be incurred in connection with Milbank's representation of the Prepetition Subordinated Noteholder Committee. The letter agreement is terminable at will by either the Debtors or Milbank on certain conditions set forth therein. The Debtors also entered into a letter agreement, dated July 31, 2000, with Chanin, pursuant to which, among other things, the Debtors agreed to pay to Chanin certain fees in connection with Chanin's rendering of financial advisory services to the Prepetition Subordinated Noteholder Committee in connection with the Debtors' proposed restructuring. As compensation for these services, the Debtors agreed to pay Chanin, beginning August 1, 2000, $150,000 per month for the first month, and $100,000 per month thereafter. The Chanin letter agreement is terminable at will by either the Debtors or Chanin on certain conditions set forth therein.

        The Debtors engaged in approximately two months of good faith, arm's length negotiations regarding a consensual restructuring with an ad hoc committee of the Subordinated Noteholders, together with that committee's attorneys and financial advisors, whose fees were paid for by the Debtors. On Friday afternoon, September 1, 2000, three Subordinated Noteholders (the "Petitioning Creditors") commenced an involuntary bankruptcy case against "United Artists Theater Company," in the United States Bankruptcy Court for the Northern District of Texas in an apparent attempt to file an involuntary bankruptcy case against the Debtors' holding company, United Artists Theatre Company. In re United Artists Theater Co. (Case No. 200-35637) (Bankr. N.D. Tex. Sept. 1, 2000) (the "Involuntary Case").

        On or about September 5, 2000, the Debtors and certain of the Subordinated Noteholders representing at least 66 2/3% of the total principal amount outstanding under the Subordinated Notes reached an agreement regarding a consensual restructuring and executed Lock-Up, Voting, and Consent Agreements (collectively, the "Subordinated Noteholder Lock-Up Agreements"). Among other things, the Subordinated Noteholder Lock-Up Agreements reflect the respective signatories' support for, and intention to vote in favor of, the Plan in accordance with the Bank Lock-Up Agreements, subject to compliance with all applicable solicitation procedures and other requirements under the Bankruptcy Code. The Subordinated Noteholder Lock-Up Agreements essentially provide: (a) for the Holders of Subordinated Note Claims to receive the New UA Warrants, as defined in the Plan; and (b) for the Debtors to pay the legal and financial advisory fees of the Prepetition Subordinated Noteholders' Committee in accordance with the specific terms of the Lock-Up Agreements.

        12.    Negotiations with Unsecured Creditors

        The Debtors were unable to approach their general unsecured creditors before the Petition Date due to the numerosity and unidentified nature of a significant portion of those claims. Nevertheless, at that time the Debtors hoped and anticipated that they would be able to obtain the support of their general unsecured creditors for the Plan, which provides for a distribution to those creditors greater than what those creditors would receive in a Chapter 7 case. As discussed below, after commencing the Chapter 11 Cases, the Debtors and the Trade Subcommittee of the Official Committee of Unsecured Creditors entered into good faith, arms-length negotiations concerning the treatment of Holders of Allowed Unsecured Class 2F Claims under the Plan. On or about December 6, 2000, the Debtors and the Trade Subcommittee reached an agreement regarding the Plan's treatment of such Holders of Allowed Unsecured Class 2F Claims and as a result executed the United Artists Theatre Company/Trade Subcommittee of the Official Committee of Unsecured Creditors Proposed Restructuring Term Sheet (the "Trade Subcommittee Term Sheet," a copy of which is contained in the Plan Supplement). The Plan has been amended to incorporate this agreement and the terms in the Term Sheet. The Trade Subcommittee Term Sheet essentially sets forth certain modifications to the terms of the Plan including: (1) the treatment of Unsecured Claims of UATC, including Unsecured Claims arising from UATC's rejection of certain unexpired leases under Section 502(b)(6) of the Bankruptcy Code; (2) the method of the Debtors' determination of those unexpired leases and executory contracts which they intend to assume, assume and assign or reject pursuant to the Plan; and (3) certain agreements regarding certain avoidance actions to be brought by the Debtors. The Trade Subcommittee Term Sheet also obligates the Trade Subcommittee to, among other things, (i) not consent to, provide any support to, participate in the formulation of, or vote on any plan of reorganization, other than the Plan; and (ii) use its best efforts to cause the Committee and the Trade Subcommittee to take all actions in their reasonable discretion to achieve confirmation and consummation of the Plan.

        13.    The Petition Date

        On September 5, 2000, the Petition Date, each of the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. As discussed below, on or about September 6, 2000, the Debtors reached an agreement with the Petitioning Creditors with respect to the Involuntary Case. The Debtors and the Petitioning Creditors agreed, in pertinent part, to transfer the Involuntary Case to the United States District Court for the District of Delaware. On September 7, 2000, the Bankruptcy Court entered an order procedurally consolidating the Chapter 11 Cases for administrative purposes only. Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors-in-possession pursuant to Section 1107 and 1108 of the Bankruptcy Code. Additional post-filing developments are discussed in Article XIII of the Disclosure Statement.

D.    Components of the Plan; Treatment of Classes of Claims and Equity Interests

        The Debtors commenced the Chapter 11 Cases after it became apparent that their previous efforts would be unable to address their liquidity needs timely and sufficiently. The purpose of the Plan is to restructure the Debtors' current lending facilities to provide the Debtors with the ability to emerge from bankruptcy with the liquidity needed to move forward in their business activities. The Debtors believe that the reorganization contemplated by the Plan is in the best interests of their Creditors and Equity Holders. If the Plan is not confirmed, the Debtors believe that they will be forced to either file an alternate plan of reorganization or liquidate under Chapter 7 of the Bankruptcy Code. In either event, the Debtors believe that Holders of General Unsecured Claims, Subordinated Notes, and Equity Interest Holders would realize a less favorable distribution of value, if any, for their Claims or Equity Interests, than under this Plan proposed by the Debtors. See the "Liquidation Analysis" contained in Article III.A below.

        1.    Purpose

        The principal purpose of the Plan is to provide the Debtors with the liquidity necessary to stabilize the Reorganized Debtors and to allow them to continue their respective businesses. This is accomplished as follows.

        2.    Treatment of Prepetition Lenders

        As previously discussed, the Plan incorporates the terms of the Bank Lock-Up Agreements. The Bank Lock-Up Agreements require each Prepetition Lender to make knowing, voluntary, and irrevocable election to be treated under the Plan as a Debt Elector or an Equity Elector. Under the Bank Lock-Up Agreements, each Prepetition Lender will irrevocably be treated as a Debt Elector unless that Lender has made an affirmative, irrevocable election in writing to be treated as an Equity Elector under the Plan on or before August 29, 2000.

        Under the Plan (as described more fully herein) and in accordance with the Bank Lock-Up Agreements, the Equity Electors will receive, in the aggregate, on or as soon as practicable after the Effective Date, in full and complete satisfaction of its Claims under the Prepetition Bank Credit Facility, a Pro Rata distribution of (a) approximately 20% of New UA Common Stock, (b) $57,000,000 in zero dividend perpetual New UA Convertible Preferred Stock with the right to convert to New UA Common Stock at a $6.25 strike price, and (c) Equity Elector Warrants to acquire New UA Common Stock at a $10.00 strike price for seven years. In the Bank Lock-Up Agreements, Anschutz (through ENIC) has committed itself to be United Artists' "equity sponsor" and has elected to be treated as an Equity Elector on account of all of its Claims under the Prepetition Bank Credit Facility. However, the Bank Lock-Up Agreements provide that if the aggregate amount of Prepetition Bank Credit Facility Claims of Prepetition Lenders electing to be treated as Equity Electors under the Plan (including ENIC) exceed $100,000,000, then Anschutz (and thereby ENIC) have the sole and absolute discretion to render void its obligations under the Bank Lock-Up Agreements.

        Under the Plan (as described more fully herein) and in accordance with the Lock-Up Agreements, each Debt Elector will receive Pro Rata note interests in a restructured Prepetition Bank Credit Facility with a principal amount set at the equivalent of 72.5% of the aggregate amount of Claims of the Debt Electors under the Prepetition Bank Credit Facility, with a maturity date four years from the Confirmation Date, secured by substantially all of the assets of UA, UATC, UAR, UAP I, and UAP II (with a pledge by UAPH II to use all commercially reasonable efforts to pledge the stock in all of its subsidiaries) (the "Restructured Bank Credit Facility"). The Debt Electors will also receive in the aggregate approximately 80% of the New UA Common Stock, which is subject to dilution as set forth in the Plan. Bank of America (or its assignee) will also receive certain New UA Warrants to be held in trust for the benefit of the Debt Electors (or their assignees), to be distributed as described in the Plan.

        The Restructured Bank Credit Agreement is also subject to other terms and limitations set forth in the Bank Lock-Up Agreements, as contained in the Term Sheet including, among other things: (a) maximum capital expenditure limitations of (i) $30 million for the year 2000, (ii) $50 million for each year thereafter (excluding any unused carry-over from the prior year only), and (iii) $10 million in unused carry-over from the prior year; (b) limitations on additional indebtedness exceeding (i) $5,000,000 in the aggregate for borrowed money, capital lease obligations, and related to required rate contracts, on an unsecured or secured (relating to capital expenditures only) basis and (ii) $25,000,000 for borrowed money or preferred stock from Anschutz or its affiliates, provided that, among other things, such indebtedness is subordinate to the Restructured Bank Credit Facility; and (c) the mutual release of certain parties, as set forth more fully in Article IX.B of the Disclosure Statement. The Bank Lock-Up Agreements also provide for a $1,000,000 fee to be paid in Cash to Bank of America on the Confirmation Date, to be held in trust for the benefit of the Working Group and ENIC in consideration for their efforts in the consensual restructuring of the Debtors' obligations (the "Working Group Fee").

        3.    DIP Financing and Cash Collateral

        In the Bank Lock-Up Agreements, the signatories thereto recognized that the Debtors need a debtor in possession credit facility in an amount not to exceed $25,000,000 to satisfy their liquidity needs during the Chapter 11 Cases (the "DIP Facility"). The Bank Lock-Up Agreements require each Prepetition Lender who elects to be treated as an Equity Elector to participate in and film its Pro Rata portion of the DIP Facility. The Bank Lock-Up Agreements also require a majority of those Prepetition Lenders who are parties thereto to consent to the granting of priming liens in favor of the DIP Facility lenders. The Lock-Up Agreements also require that, as a condition to the Debtors' use of the Prepetition Lenders' cash collateral and the Prepetition Lenders' consent to have their Claims under the Prepetition Bank Credit Facility primed, the Debtors shall, among other things, (a) make monthly adequate protection payments equal to the amount of non-default contract interest under the Prepetition Bank Credit Facility, and (b) grant liens on substantially all of their assets, and to the extent such liens are junior to any liens, such liens are junior only to the DIP Facility priming liens and any valid, non-avoidable prepetition liens held by third parties.

        In conjunction with the filing of this Plan, the Debtors have sought (and obtained) approval of the DIP Facility with terms consistent with the Bank Lock-Up Agreements. As set forth in more detail in the DIP Order, the DIP Lenders are entitled to the payment of certain fees and reimbursement of expenses in connection with their respective participation in the DIP Facility. The DIP Facility will provide the Debtors with the necessary liquidity between the Petition Date and the Effective Date of the Plan.

        4.    Exit Facility

        The Debtors anticipate that they will need an exit financing credit facility upon Confirmation of the Plan up to $35,000,000 (the "Exit Facility"). To that end, the signatories to the Bank Lock-Up Agreements have agreed that the Prepetition Lenders that are signatories thereto consent to the Debtors' receipt of Exit Facility financing on terms and conditions that, among other things, provide the Exit Facility lender with a first priority lien on the Reorganized Debtors' assets and/or payment on a last-in, first-out basis. On or about November l0, 2000, the Debtors filed a motion for authority to enter into the Exit Facility with Bankers Trust Company and one or more of its affiliates (collectively, "BTCo") on terms and conditions substantially in the form of the Term Sheet (the "Exit Facility Term Sheet") attached as Annex A to an Exit Facility commitment letter with BTCo (the "Exit Facility Commitment Letter," a copy of which is contained in the Plan Supplement). The Exit Facility will essentially consist of a revolving credit facility of up to $35 million, with a $10 million sub-limit for letters of credit. Deutsche Bank Securities, Inc., an affiliate of BTCo, may arrange for other banks, financial institutions, and other "accredited investors" to provide a portion of the Exit Facility, and

BTCo will act as administrative agent for such lenders under the Exit Facility. A hearing on the Debtors' motion is scheduled for December 8, 2000. If the motion is approved, the Debtors will have the authority to take certain actions, including, but not limited to (i) the execution of the Exit Facility Commitment letter, and (ii) the making of any required payments and indemnifications necessary during the course of the Chapter 11 Cases, as set forth in the Exit Facility Commitment Letter.

        5.    Treatment of Claims and Interests

        The Plan, in accordance with the terms of the Bank Lock-Up Agreements, also provides for and discusses the treatment, satisfaction and payment of other Claims against the Debtors, including but not limited to: (a) General Unsecured Claims, including but not limited to Claims of landlords, who shall receive a Pro Rata distribution of an aggregate Cash payment and certain Preference Litigation Proceeds, and a promissory note, all described more fully herein, (b) Claims of Professionals, who shall be paid in full pursuant to orders of the Bankruptcy Court and with funds set aside as appropriate "carve outs" (which includes a requirement in Article VII.J of the Plan that the Reorganized Debtors deposit Cash into a Professional Escrow Account in an amount reasonably sufficient to pay all Accrued Professional Compensation that has accrued as of the Effective Date; provided, however, that such Cash will be used to satisfy Claims of Professionals only pursuant to further order of the Bankruptcy Court); (c) the Claims of Holders of Subordinated Notes, who will receive the New UA Warrants as described in the Plan; and (d) Intercompany Claims, which shall essentially be paid in full in the ordinary course of business. The Claims of film studios and other critical trade vendors will already have been assumed and paid in full in the ordinary course of the film exhibition and distribution industry pursuant to an order of the Bankruptcy Court.

        6.    Management Equity

        The Plan, in accordance with the terms of the Bank Lock-Up Agreements, also authorizes New UA to provide for Kurt C. Hall to continue as President and Chief Executive Officer of the Reorganized Debtors along with a management team selected by Mr. Hall, subject to approval by the relevant Reorganized Debtor's board of directors, which shall consist of seven members (two nominated by the Debt Electors, four nominated by ENIC, and the Debtors' Chief Executive Offer). The Lock-Up Agreements also provide that existing management employment agreements for certain executive managers shall be assumed and modified under the Plan to provide for mutual releases between such executive managers and the Reorganized Debtors. The Lock-Up Agreements also provide that 1,780,000 shares of New UA's Common Stock will be reserved for stock option grants to existing management executives, which shall dilute existing New UA Common Stock and be vested as follows: 10% upon the Effective Date; 10% on the one-year anniversary after the Effective Date; and 20% on each of the second through fifth one-year anniversaries after the Effective Date. The Plan, in accordance with the Bank Lock-Up Agreements, also provides that a New UA's shareholder's agreement will incorporate up to 761,111 stock options to be reserved for future grants to management by New UA's board of directors, adjusted upward for the dilution effect of certain other warrants, with a strike price to be determined by New UA's board of directors.

        7.    Funding the Plan

        On the Effective Date, the Plan provides for two sources of new liquidity. First, the existing Prepetition Bank Credit Facility will be refinanced by the Restructured Bank Credit Facility, subject to the terms and conditions of the Bank Lock-Up Agreements. The Restructured Bank Credit Facility will be secured by liens on substantially all of the Reorganized Debtors' assets (other than those subject to preexisting mortgages and other liens) and will be on terms and conditions customary for a facility of this type. Second, on or after the Effective Date, the Debtors will receive the $35 million Exit Facility. The Exit Facility will be available for the working capital and general corporate purposes of the Debtors and will also be secured by liens on substantially all of the Reorganized Debtors' assets (other than those subject to preexisting mortgages and other liens held by third parties prior to the Petition

Date or created pursuant to the Plan) and will be on terms and conditions customary for a facility of this type.

        8.    No Substantive Consolidation

        The Debtors are not being substantively consolidated under the Plan. Thus, except as otherwise provided in the Plan, any Claim against one of the Debtors will be satisfied solely from the cash and assets of such Debtor. Separate Classes have been established for each of the Debtors.

        9.    Classification of Claims

        The classification of Claims and Equity Interests against the Debtors pursuant to this Plan is as follows:

UNITED ARTISTS THEATRE COMPANY

CLASS	DESCRIPTION
1A	consists of all Claims against UA accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
1B	consists of all Claims against UA arising from or relating to the Prepetition Bank Credit Agreement.
1C	consists of all Secured Claims against UA other than Bank Claims classified in Class 1B. A Secured Claim against UA is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UA or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UA or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
1D	consists of all Intercompany Claims against UA. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
1E	consists of all General Unsecured Claims against UA.
IF	consists of the Equity Interests in UA.

UNITED ARTISTS THEATRE CIRCUIT, INC.

CLASS	DESCRIPTION
2A	consists of all Claims against UATC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
2B	consists of all Claims against UATC arising from or relating to the Prepetition Bank Credit Agreement.
2C	consists of all Secured Claims against UATC other than the Bank Claims classified in Class 2B. A Secured Claim against UATC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UATC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UATC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
2D	consists of the UA Note Claim against UATC. The UA Note Claim is all Claims of UATC arising from or relating to the Intercompany Note.
2E	consists of all Intercompany Claims against UATC. An intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
2F	consists of all General Unsecured Claims against UATC.
2G	consists of all Equity Interests in UATC:

UNITED ARTISTS REALTY COMPANY

CLASS	DESCRIPTION
3A	consists of all Claims against UAR accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
3B	consists of all Claims against UAR arising from or relating to the Prepetition Bank Credit Agreement.
3C	consists of all Secured Claims against UAR other than the Bank Claims classified in Class 3B. A Secured Claim against UAR is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAR or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAR or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
3D	consists of all Intercompany Claims against UAR. An Intercompany Claim is a Claim of any Debtor or a Subsidiary against any other Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
3E	consists of all General Unsecured Claims against UAR.
3F	consists of all Equity Interests in UAR.

UNITED ARTISTS PROPERTIES I CORP.

CLASS	DESCRIPTION
4A	consists of all Claims against UAP I accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
4B	consists of all Claims against UAP I arising from or relating to the Prepetition Bank Credit Agreement.
4C	consists of all Secured Claims against UAP I other than the Bank Claims classified in Class 4B. A Secured Claim against UAP I is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAP I or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAP I or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
4D	consists of all Intercompany Claims against UAP I. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
4E	consists of all General Unsecured Claims against UAP I.
4F	consists of all Equity Interests in UAP I.

UNITED ARTISTS PROPERTIES II CORP.

CLASS	DESCRIPTION
5A	(consists of all Claims against UAP II accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority "Tax Claim or an Administrative Expense.
5B	consists of all Claims against UAP II arising from or relating to the Prepetition Bank Credit Agreement.
5C	consists of all Secured Claims against UAP II other than the Bank Claims classified in Class 5B. A Secured Claim against UAP II is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAP II or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAP II or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
5D	consists of all Intercompany Claims against UAP II. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
5E	consists of all General Unsecured Claims against UAP II.
5F	consists of all Equity Interests in UAP II.

UAB, INC.

CLASS	DESCRIPTION
6A	consists of all Claims against UAB accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
6B	consists of all Secured Claims against UAB. A Secured Claim against UAB is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAB or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAB or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
6C	consists of all Intercompany Claims against UAB. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
6D	consists of all General Unsecured Claims against UAB.
6E	consists of all Equity Interests in UAB.

UAB II, INC.

CLASS	DESCRIPTION
7A	consists of all Claims against UAB II accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
7B	consists of all Secured Claims against UAB II. A Secured Claim against UAB II is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAB II or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAB II or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
7C	consists of all Intercompany Claims against UAB II. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
7D	consists of all General Unsecured Claims against UAB II.
7E	consists of all Equity Interests in UAB II.

TALLTHE, INC.

CLASS	DESCRIPTION
8A	consists of all Claims against Tallthe accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
8B	consists of all Secured Claims against Tallthe. A Secured Claim against Tallthe is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which Tallthe or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of Tallthe or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
8C	consists of all Intercompany Claims against Tallthe. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
8D	consists of all General Unsecured Claims against Tallthe.
8E	consists of all Equity Interests in Tallthe.

UA THEATRE AMUSEMENTS, INC.

CLASS	DESCRIPTION
9A	consists of all Claims against UATA accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
9B	consists of all Secured Claims against UATA. A Secured Claim against UATA is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UATA or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UATA or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
9C	consists of all Intercompany Claims against UATA. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
9D	consists of all General Unsecured Claims against UATA.
9E	consists of all Equity Interests in UATA.

UA INTERNATIONAL PROPERTY HOLDING, INC.

CLASS	DESCRIPTION
10A	consists of all Claims against UAIPH accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
10B	consists of all Secured Claims against UAIPH. A Secured Claim against UAIPH is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAIPH or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAIPH or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
10C	consists of all Intercompany Claims against UAIPH. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
10D	consists of all General Unsecured Claims against UAIPH.
10E	consists of all Equity Interests in UAIPH.

UA PROPERTY HOLDING II, INC.

CLASS	DESCRIPTION
11A	consists of all Claims against UAPH II accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
11B	consists of all Secured Claims against UAPH II. A Secured Claim against UAPH II is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAPH II or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAPH or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
11C	consists of all Intercompany Claims against UAPH II. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
11D	consists of all General Unsecured Claims against UAPH II.
11E	consists of all Equity Interests in UAPH II.

UNITED ARTISTS INTERNATIONAL MANAGEMENT COMPANY

CLASS	DESCRIPTION
12A	consists of all Claims against UAIMC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
12B	consists of all Secured Claims against UAIMC. A Secured Claim against UAIMC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAIMC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAIMC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
12C	consists of all Intercompany Claims against UAIMC. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
12D	consists of all General Unsecured Claims against UAIMC.
12E	consists of all Equity Interests in UAIMC.

BETH PAGE THEATRE CO. INC.

CLASS	DESCRIPTION
13A	consists of all Claims against BPTC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
13B	consists of all Secured Claims against BPTC. A Secured Claim against BPTC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which BPTC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of BPTC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
13C	consists of all Intercompany Claims against BPTC. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
13D	consists of all General Unsecured Claims against BPTC.
13E	consists of all Equity Interests in BPTC.

UNITED FILM DISTRIBUTION COMPANY OF SOUTH AMERICA

CLASS	DESCRIPTION
14A	consists of all Claims against UFDC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
14B	consists of all Secured Claims against UFDC. A Secured Claim against UFDC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UFDC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UFDC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
14C	consists of all Intercompany Claims against UFDC. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
14D	consists of all General Unsecured Claims against UFDC.
14E	consists of all Equity Interests in UFDC.

U.A.P.R., INC.

CLASS	DESCRIPTION
15A	consists of all Claims against UAPR accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
15B	consists of all Secured Claims against UAPR. A Secured Claim against UAPR is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAPR or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAPR or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
15C	consists of all Intercompany Claims against UAPR. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
15D	consists of all General Unsecured Claims against UAPR.
15E	consists of all Equity Interests in UAPR.

KING REAVIS AMUSEMENT COMPANY

CLASS	DESCRIPTION
16A	consists of all Claims against KRAC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
16B	consists of all Secured Claims against KRAC. A Secured Claim against KRAC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which KRAC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of KRAC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
16C	consists of all Intercompany Claims against KRAC. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
16D	consists of all General Unsecured Claims against KRAC.
16E	consists of all Equity Interests in KRAC.

MAMARONECK PLAYHOUSE HOLDING CORPORATION

CLASS	DESCRIPTION
17A	consists of all Claims against Mamaroneck accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
17B	consists of all Secured Claims against Mamaroneck. A Secured Claim against Mamaroneck is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which Mamaroneck or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of Mamaroneck or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
17C	consists of all Intercompany Claims against Mamaroneck. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
17D	consists of all General Unsecured Claims against Mamaroneck.
17E	consists of all Preferred Stock in Mamaroneck.
17F	consists of all Common Stock in Mamaroneck.

R AND S THEATRES, INC.

CLASS	DESCRIPTION
18A	consists of all Claims against R&S accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary and benefits Claims), other than a Priority Tax Claim or an Administrative Expense.
18B	consists of all Secured Claims against R&S. A Secured Claim against R&S is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which R&S or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of R&S or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.
18C	consists of all Intercompany Claims against R&S. An Intercompany Claim is a Claim by a Debtor or a Subsidiary against a Debtor or its Estate (other than the UA Note Claim or an Equity Interest in any Debtor).
18D	consists of all General Unsecured Claims against R&S.
18E	consists of all Equity Interests in R&S.

        The Plan provides that Administrative Expenses, Priority Tax Claims, and Claims in Classes 1A, 1C, 1D, 2A, 2C, 2E, 3A, 3C, 3D, 3F, 4A, 4C, 4D, 4E, 4F, 5A, 5C, 5D, 5E, 5F, 6A, 6B, 6C, 6D, 6E, 7A, 7B, 7C, 7D, 7E, 8A, 8B, 8C, 8D, 8E, 9A, 9B, 9C, 9D, 9E, 10A, 10B, 10C, 10D, 10E, 11A, 11B, 11C, 11D, 11E, 12A, 12B, 12C, 12D, 12E, 13A, 13B, 13C, 13D, 13E, 14A, 14B, 14C, 14D, 14E, 15A, 15B, 15C, 15D, 15E, 16A, 16B, 16C, 16D, 16E, 17A, 17B, 17C, 17D, 17E, 17F, 18A, 18B, 18C, 18D, and 18E will be paid in full or retain all rights relating to such Claims.

        Class 2B consists of all Bank Claims against UATC arising from or relating to the Prepetition Bank Credit Facility. Under the Plan, each Holder of an Allowed Class 2B Claim shall irrevocably be treated as a Debt Elector unless such Holder has made an affirmative, irrevocable election in writing to be treated as an Equity Elector under the Plan on or before August 29, 2000. On or as soon as practicable after the Effective Date, in full and complete satisfaction of all Class 2B Claims and in accordance with the terms in the Lock-Up Agreements, (i) each Debt Elector shall receive a Pro Rata distribution of (A) the Restructured Bank Credit Agreement Note Interests and (B) the Debt Electors' New UA Common Stock and (ii) Bank of America shall receive the New UA Warrants, to be distributed as described in the Plan. On or as soon as practicable after the Effective Date, in full and complete satisfaction of all Class 2B Claims and in accordance with the terms in the Lock-Up Agreements, each Equity Elector shall receive a Pro Rata distribution of (i) the Equity Electors' New UA Common Stock, (ii) the New UA Convertible Preferred Stock, and (iii) the Equity Elector Warrants; provided, however, that if any Equity Elector does not fund its required portion of the DIP Facility in accordance with the terms of that Facility and the DIP Order, such Equity Elector shall be deemed a Debt Elector for all purposes under the Plan and in connection with the Chapter 11 Cases and shall have no ability to cure such failure to fund its portion of the DIP Facility. Class 2B is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Class 2B Claims is required for the Plan to be confirmed.

        Holders of Bank Claims in Classes 1B, 3B, 4B, and 5B will receive the same treatment afforded to Holders of Class 2B Claims.

        Holders of Secured Claims, including Other Secured Claims, in Classes 1C, 2C, 3C, 4C, 5C, 6B, 7B, 8B, 9B, lOB, 11B, 12B, 13B, 14B, 15B, 16B, 17B, and 18B will have their legal, equitable and contractual rights unaltered by the Plan.

        Holders of Intercompany Claims in Classes 1D, 2E, 3D, 4D, 5D, 6C, 7C, SC, 9C, 10C, 11C 12C, 13C, 14C, 15C, 16C, 17C, and 18C shall retain such Claims and all rights, interests, and obligations related thereto.

        Holders of General Unsecured Claims in Class 1E shall receive no distribution directly from the Debtors under the Plan. Holders of General Unsecured Claims in Class 2F will receive Pro Rata distributions of the Unsecured Claim Distribution Amount, Class 2F Promissory Notes, and the Preference Litigation Proceeds. Holders of General Unsecured Claims in Classes 3E, 4E, 5E, 6D, 7D, 8D, 9D, 10D, 11D, 12D, 13D, 14D, 15D, 16D, and 18D will be paid in full under the Plan in the form of a Promissory Note in the amount of such Allowed Claim,

        Holders of Equity Interests in Classes 1F and 2G shall receive no distribution from the Debtors under the Plan. Holders of Equity Interests in Classes 3F, 4F, 5F, 6E, 7E, 8E, 9E, 10E, 11E, 12E, 13E, 14E, 15E, 16E, and 18E shall retain their Interests in the relevant Reorganized Debtor. Holders of Equity Interests in Class 17E shall receive the Mamaroneck Preferred Stock Payment, and Holders of Equity Interests in Class 17F shall receive a Pro Rata distribution of all liquidated assets of Mamaroneck after Mamaroneck makes all distributions to Holders of Class 17A, 17B, 17C, 17D, and 17E.

        10.    Treatment of Classes    The following tables summarize the classification of Claims, projected aggregate amounts of such Class Claims as of the Voting Record Date that are not disputed, unliquidated, and contingent, and the projected recovery of such Classes. The assumptions made in determining such projected recoveries and the risk factors relating to the Plan are contained in Articles III and XIII in the Disclosure Statement, respectively. The treatment of Classes of Claims against the Debtors is summarized as follows:

UNITED ARTISTS THEATRE COMPANY

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 1A Claims	Other Priority Claims	$0	Paid in full
Class 1B Claims	Bank Claims	$446,442	82.4%
Class 1C Claims	Other Secured Claims	$0	Paid in full
Class 1D Claims	Intercompany Claims	$1,112	Retains all rights
Class 1E Claims	General Unsecured Claims	$295,535	1.22%
Class 1F Claims	Equity Interests	N/A	None

*
Although Holders of Class IE Claims will not receive any distribution directly from the Debtors, Bank of America, on behalf of the Debt Electors, and as described in Article VII.K. of the Plan, shall distribute the New UA Warrants to the Subordinated Note Indenture Trustee or other designated agent of the Holders of Allowed Class 1E Claims, to be distributed by said Trustee or agent on a Pro Rata basis to such Holders of Allowed Class 1E Claims,which would in effect result in the stated 1.22% projected recovery, which is not included in the projected recovery of Class1B.

UNITED ARTIST THEATRE CIRCUIT, INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses*	$8,395	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$10,537	Paid in full
Class 2A Claims	Other Priority Claims	$0	Paid in full
Class 2B Claims	Bank Claims	$446,442	82.4%
Class 2C Claims	Other Secured Claims	$2,574	Paid in full
Class 2D Claims	UA Note Claim	$446,442	1.81%
Class 2E Claims	Intercompany Claims	$26,184	Retains all rights
Class 2F Claims	General Unsecured Claims**	$96,469	5.2%***
Class 2G Claims	Equity Interests	N/A	None

*
For purposes of projected claim amounts, the Debtors are treating administrative expense claims as claims against UATC'S estate, because although such claims are incurred on behalf of all Debtors, UATC, as the operating Debtor handling the Debtors' cash management system, will most likely be the Debtor satisfying such claims.

**
Assumes that critical trade creditors and claims relating to film licensing, distribution, and advertising contracts are paid pursuant to first-day orders granted by the Bankntptcy Court. Also includes estimated lease rejection claims.

***
Subject to reduction in accordance with Articles III.C.6 and 1.B.26 of the Plan.

*UNITED ARTISTS REALTY COMPANY

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 3A Claims	Other Priority Claims	$0	Paid in full
Class 3B Claims	Bank Claims	$446,442	82.4%
Class 3C Claims	Other Secured Claims	$0	Paid in full
Class 3D Claims	Intercompany Claims	$12,037	Retains all rights
Class 3E Claims	General Unsecured Claims	$0	Paid in full
Class 3F Claims	Equity Interests	N/A	Retains all rights

UNITED ARTISTS PROPERTIES I CORP.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claim	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 4A Claims	Priority Tax Claims	$0	Paid in full
Class 4B Claims	Bank Claims	$446,442	82.4%
Class 4C Claims	Other Secured Claims	$0	Paid in full
Class 4D Claims	Intercompany Claims	$43,676	Retains all rights
Class 4E Claims	General Unsecured Claims	$47	Paid in full
Class 4F Claims	Equity Interests	N/A	Retains all rights

UNITED ARTISTS PROPERTIES II CORP.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$35	Paid in full
Class 5A Claims	Other Priority Claims	$0	Paid in full
Class 5B Claims	Bank Claims	$446,442	82.4%
Class 5C Claims	Other Secured Claims	$0	Paid in full
Class 5D Claims	Intercompany Claims	$0	Paid in full
Class 5E Claim	General Unsecured Claims	$0	Paid in full
Class 5F Claims	Equity Interests	N/A	Retains all rights

UAB, INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$23	Paid in full
Class 6A Claims	Other Priority Claims	$0	Paid in full
Class 6B Claims	Secured Claims	$0	Paid in full
Class 6C Claims	Intercompany Claims	$0	Retains all rights
Class 6D Claims	General Unsecured Claims	$0	Paid in full
Class 6E Claims	Equity Interests	N/A	Retains all rights

UAB II, INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 7A Claims	Other Priority Claims	$0	Paid in full
Class 7B Claims	Secured Claim	$0	Paid in full
Class 7C Claim	Intercompany Claims	$1,598	Retains all rights
Class 7D Claims	General Unsecured Claims	$0	Paid in full
Class 7E Claims	Equity Interests	N/A	Retains all rights

TALLTHE INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in till
Unclassified Tax Claims	Priority Tax Claims	$10	Paid in full
Class 8A Claims	Other Priority Claims	$0	Paid in full
Class 8B Claims	Secured Claims	$0	Paid in till
Class 8C Claims	Intercompany Claims	$834	Retains all rights
Class 8D Claims	General Unsecured Claims	$4	Paid in full
Class 8E Claims	Equity Interests	N/A	Retains all rights

UA THEATRE AMUSEMENTS, INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 9A Claims	Other Priority Claims	$0	Paid in full
Class 9B Claims	Secured Claims	$0	Paid in full
Class 9C Claims	Intercompany Claims	$0	Retains all rights
Class 9D Claims	General Unsecured Claims	$0	Paid in full
Class 9E Claims	Equity Interests	N/A	Retains all rights

UA INTERNATIONAL PROPERTY HOLDING, INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 10A Claims	Other Priority Claims	$0	Paid in full
Class 10B Claims	Secured Claims	$0	Paid in full
Class 10C Claims	Intercompany Claims	$0	Retains all rights
Class 10D Claims	General Unsecured Claims	$0	Paid in full
Class 11C Claims	Equity Interests	N/A	Retains all rights

UA PROPERTY HOLDING II, INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 11A Claims	Other Priority Claims	$0	Paid in full
Class 11B Claim	Secured Claims	$983	Paid in full
Class I 1 C Claims	Intercompany Claims	$0	Retains all rights
Class 11D Claims	General Unsecured Claims	$0	Paid in full
Class 11 E Claims	Equity Interests	N/A	Retains all rights

UNITED ARTISTS INTERNATIONAL MANAGEMENT COMPANY

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 12A Claims	Other Priority Claims	$0	Paid in full
Class 12B Claims	Secured Claims	$0	Paid in full
Class 12C Claims	Intercompany Claims	$55	Retains all rights
Class 12D Claims	General Unsecured Claims	$0	Paid in full

UNITED ARTISTS INTERNATIONAL MANAGEMENT COMPANY

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Class 12E Claims	Equity Interests	N/A	Retains all rights

BETH PAGE THEATRE CO., INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 13A Claims	Other Priority Claims	$0	Paid in full
Class 13B Claims	Secured Claims	$0	Paid in full
Class 13C Claims	Intercompany Claims	$0	Retains all rights
Class 13D Claims	General Unsecured Claims	$18	Paid in full
Class 13E Claims	Equity Interests	N/A	Retains all rights

UNITED FILM DISTRIBUTION COMPANY OF SOUTH AMERICA

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 14A Claims	Other Priority Claims	$0	Paid in full
Class 14B Claims	Secured Claims	$0	Paid in full
Class 14C Claims	Intercompany Claims	$0	Retains all rights
Class 14D Claims	General Unsecured Claims	$0	Paid in full
Class 14E Claims	Equity Interests	N/A	Retains all rights

U.A.P.R., INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 15A Claims	Other Priority Claims	$0	Paid in full
Class 15B Claims	Secured Claims	$0	Paid in full
Class 15C Claims	Intercompany Claims	$0	Retains all rights
Class 15D Claims	General Unsecured Claims	$0	Paid in full
Class 15E Claims	Equity Interests	N/A	Retains all rights

KING REAVIS AMUSEMENT COMPANY

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$7	Paid in full
Class 16A Claims	Other Priority Claims	$0	Paid in full
Class 16B Claims	Secured Claims	$135	Paid in full
Class 16C Claims	Intercompany Claims	$0	Retains all rights
Class 16D Claims	General Unsecured Claims	$3	Paid in full
Class 16E Claims	Equity Interests	N/A	Retains all rights

MAMARONECK PLAYHOUSE HOLDING CORPORATION

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$0	Paid in full
Class 17A Claims	Other Priority Claims	$0	Paid in full
Class 17B Claims	Secured Claims	$0	Paid in full
Class 17C Claims	Intercompany Claims	$0	Retains all rights
Class 17D Claims	General Unsecured Claims	$0	Paid in full
Class 17E Claims	Preferred Stock	$588	Paid in full
Class 17F Claims	Common Stock	N/A	Paid in full

R AND S THEATRES, INC.

Class	Description	Projected Claims ($ in 000's)	Projected Recovery
Unclassified Claims	Administrative Expenses	$0	Paid in full
Unclassified Tax Claims	Priority Tax Claims	$56	Paid in full
Class 18A Claims	Other Priority Claims	$0	Paid in full
Class 18B Claims	Secured Claims	$0	Paid in full
Class 18C Claims	Intercompany Claims	$1,204	Retains all rights
Class 18D Claims	General Unsecured Claims	$270	Paid in full
Class 18E Claims	Equity Interests	N/A	Retains all rights

        11.    Liquidation Analysis    The Debtors believe that the Plan will produce a greater recovery for Holders of Claims and Equity Interests than would be achieved in a liquidation in a Chapter 7 case. Houlihan Lokey Howard & Zukin, financial advisors to the Debtors, has prepared a liquidation analysis, set forth in Article III herein, to assist Holders of Claims and Equity Interests to reach their determination as to whether to accept or reject the Plan (the "Liquidation Analysis"). The Liquidation Analysis estimates the proceeds to be realized if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based upon projected assets and liabilities of the Debtors as of December 28, 2000 and incorporates estimates and assumptions developed by the Debtors which are subject to potentially material changes with respect to economic and business conditions, as well as uncertainties not within the Debtors' control.

        No effect to creditor recoveries has been assumed for proceeds from any causes of action, including, but not limited to, preference, fraudulent transfer and other avoidance actions, or any other litigation that the Debtors may be capable of asserting. This Liquidation Analysis does not, therefore, include any estimate of the necessary expenses to litigate such Claims.

E.    Risk Factors

        There are a variety of factors that all Impaired Holders of Claims and Equity Interests should consider prior to voting to accept or reject the Plan. Such factors, which are described in more detail in Article XII herein, consist of some of the following and in each case will likely impact any recovery under the Plan:

        1.    the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement;

        2.    although the Debtors believe the Plan complies with all applicable standards of the Bankruptcy Code, the Debtors can provide no assurance that the Plan will comply with Section 1129 of the Bankruptcy Code and that the Plan will be confirmed by the Bankruptcy Court;

        3.    the Debtors will be required to request Confirmation of the Plan without the acceptance of all Impaired Classes entitled to vote in accordance with Section 1129(b) of the Bankruptcy Code;

        4.    the Bank Lock-Up Agreements will terminate one-year from the date of their execution and, thereafter will no longer bind signatories thereto to be bound to support the Debtors' Plan; and

        5.    any delays of either Confirmation or effectiveness of the Plan could result in, among other things, increased professional fee Claims.

The occurrence of any and all such contingencies which could affect distributions available to Holders under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any re-vote by the Impaired Classes.

F.    Reorganized Debtors and the Post-Confirmation Estates

        Except as otherwise described below, each Debtor shall continue to exist as a Reorganized Debtor after the Effective Date as a separate entity with all the powers of a corporation under the laws of the respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the Lock-Up Agreement, the Restructured Bank Credit Agreement, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property in each Estate (including, but not limited to, any Debtor's equity, partnership, membership or other interest in any Debtor or non-Debtor business entity, and the Causes of Action) and any property acquired by each of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances and Equity Interests. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Condfirmation Order. In accordance with Section 1109(b) of the Bankruptcy Code, nothing herein or in the Plan shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

G.    Prepetition Committees

        As previously stated, the Bank of America and certain of the Prepetition Lenders formed an ad hoc Working Group prior to the Petition Date. The Working Group consisted of Bank of America, Morgens, Waterfall and Van Kampen. The Working Group was advised by Pillsbury Madison & Sutro, LLP, legal advisors to Bank of America, as Agent under the Prepetition Bank Credit Facility. E&Y Restructuring LLC was also retained by Pillsbury Madison to be Bank of America's financial advisors. Subsequently, when ENIC, a subsidiary of Anschutz, became a Holder of Claims under the Prepetition

Bank Credit Facility, ENIC and Anschutz also began participating in the negotiations with the Debtors concerning a consensual restructuring of that Facility. ENIC and Anschutz retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP as their legal advisors.

        Certain of the Holders of the Subordinated Notes formed the Prepetition Subordinated Noteholder Committee prior to the Petition Date. The members of the Prepetition Noteholder Committee who as of the Petition Date have executed a confidentiality agreement with the Debtors are Apollo Advisors, Trentex Capital Management, Goldentree Asset Management, Putnam Investments, and IDS. Prior to Petition Date, the Prepetition Noteholder Committee retained Milbank as its counsel and Chanin as its financial advisor. As discussed previously, the Debtors have had contact and negotiations with the Prepetition Noteholder Committee concerning the terms of the Plan.

H.    Relationship Between the Debtors

        As stated previously, UATC and UAR are wholly-owned subsidiaries of UA. UAP I and UAP II are wholly-owned subsidiaries of UAR. The remaining Debtors are direct or indirect subsidiaries of UATC. From time to time, UA has loaned to UATC for its operations some of the loan proceeds that UA has received under the Prepetition Bank Credit Facility. UATC is obligated to pay to UA the principal amount, plus interest, of Prepetition Bank Credit Facility proceeds that it has borrowed from UA, pursuant to an Intercompany Note. The current principal outstanding indebtedness under the Intercompany Note is equivalent to the principal outstanding indebtedness under the Prepetition Bank Credit Facility. Moreover, UATC has operated a consolidated cash management system pursuant to which it administers the cash flow of all Debtors.

ARTICLE II
THE PLAN OF REORGANIZATION

A.    Introduction

        The following summary and the other descriptions in the Disclosure Statement are qualified in their entirety by reference to the provisions of the Plan and its exhibits, a copy of which is annexed hereto as Exhibit A. It is urged that each Holder of a Claim or Equity Interest carefully review the terms of the Plan.

        In general, a Chapter 11 plan of reorganization (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization of the debtor. Under the Bankruptcy Code, "claims" and "equity interests" are classified rather than "creditors" and "shareholders" because such entities may hold claims or equity interests in more than one class. For purposes of the Disclosure Statement, the term "Holder" refers to the holder of a Claim or Equity Interest, respectively, in a particular Class under the Plan.

        A Chapter 11 plan may specify that certain classes of claims or equity interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired," and because of such favorable treatment the holders in such Classes are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or equity interests in such classes. A Chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan.

        The majority (but not the entirety) of creditors receiving the Disclosure Statement and ballots to vote on the Plan (because they are entitled to vote) are classified in the following Classes:

Class	Claim
1B, 2B, 3B, 4B, and 5B	Bank Claims
2F, 3E, 4E, 5E, 6D, 7D, 8D, 9D, 10D, 11D, 12D, 13D, 14D, 15D, 16D, and 18D	General Unsecured Claims

        The following Classes are unimpaired under the Plan, and Holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code:

Class	Claim
1A, 2A, 3A, 4A, 5A, 6A, 7A, 8A, 9A, 10A, 11A, 12A, 13A, 14A, 15A, 16A, 17A, and 18A	Other Priority Claims
lC, 2C, 3C, 4C, and 5C	Secured Claims
6B, 7B, 8B, 9B, 10B, 11B, 12B, 13B, 14B, 15B, 16B, 17B, and 18B	Other Secured Claims
1D, 2E, 3D, 4D, 5D, 6C, 7C, 8C, 9C, 10C, 11C, 12C, 13C, 14C, 15C, 16C, 17C, and 18C	Intercompany Claims
3F, 4F, 5F, 6E, 7E, 8E, 9E, 10E, 11E, 12E, 13E, 14E, 15E, 16E, 17E, 17F, and 18E	Equity Interests
17D	General Unsecured Creditors

        The following Classes will receive no distribution nor retain any property under the Plan and are conclusively presumed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code:

Class	Claim
1F and 2G	Equity Interests
1E	General Unsecured Claims

        Payments to be made under the Plan will be made on the Effective Date or as soon as reasonably practicable thereafter, or at such other time or times as are specified in the Plan.

        As set forth in Article III of the Disclosure Statement, the Debtors believe that under the Plan, each Holder will obtain a recovery in an amount not less than the recovery which otherwise would be obtained if the assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

B.    Classification of Claims and Interests

        1.    Summary    The categories of Claims and Equity Interests and their treatment listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation, and distribution pursuant to the Plan and Sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

        The classification of Claims and Equity Interests against the Debtors pursuant to the Plan is as follows:

UNITED ARTISTS THEATRE COMPANY

Class	Claim	Status	Voting Rights
1A	Other Priority Claims	Unimpaired	not entitled to vote
1B	Bank Claims	Impaired	entitled to vote
1C	Other Secured Claims	Unimpaired	not entitled to vote
1D	Intercompany Claims	Unimpaired	not entitled to vote
1E	General Unsecured Claims	Impaired	not entitled to vote
1F	Equity Interests	Impaired	not entitled to vote

UNITED ARTISTS THEATRE CIRCUIT, INC.

Class	Claim	Status	Voting Rights
2A	Other Priority Claims	Unimpaired	not entitled to vote
2B	Bank Claims	Impaired	entitled to vote
2C	Other Secured Claims	Unimpaired	not entitled to vote
2D	UA Note Claim	Impaired	entitled to vote
2E	Intercompany Claims	Unimpaired	not entitled to vote
2F	General Unsecured Claims	Impaired	entitled to vote
2G	Equity Interests	Impaired	not entitled to vote

UNITED ARTISTS REALTY COMPANY

Class	Claim	Status	Voting Rights
3A	Other Priority Claims	Unimpaired	not entitled to vote
3B	Bank Claims	Impaired	entitled to vote
3C	Other Secured Claims	Unimpaired	not entitled to vote
3D	Intercompany Claims	Unimpaired	not entitled to vote
3E	General Unsecured Claims	Impaired	entitled to vote
3F	Equity Interests	Unimpaired	not entitled to vote

UNITED ARTISTS PROPERTIES I CORP.

Class	Claim	Status	Voting Rights
4A	Other Priority Claims	Unimpaired	not entitled to vote
4B	Bank Claims	Impaired	entitled to vote
4C	Other Secured Claims	Unimpaired	not entitled to vote
4D	Intercompany Claims	Unimpaired	not entitled to vote
4E	General Unsecured Claims	Impaired	entitled to vote
4F	Equity Interests	Unimpaired	not entitled to vote

UNITED ARTISTS PROPERTIES II CORP.

Class	Claim	Status	Voting Rights
5A	Other Priority Claims	Unimpaired	not entitled to vote
5B	Bank Claims	Impaired	entitled to vote
5C	Other Secured Claims	Unimpaired	not entitled to vote
5D	Intercompany Claims	Unimpaired	not entitled to vote
5E	General Unsecured Claims	Impaired	entitled to vote
5F	Equity Interests	Unimpaired	not entitled to vote

UAB, INC.

Class	Claim	Status	Voting Rights
6A	Other Priority Claims	Unimpaired	not entitled to vote
6B	Secured Claims	Unimpaired	not entitled to vote
6C	Intercompany Claims	Unimpaired	not entitled to vote
6D	General Unsecured Claims	Impaired	entitled to vote
6E	Equity Interests	Unimpaired	not entitled to vote

UAB II, INC.

Class	Claim	Status	Voting Rights
7A	Other Priority Claims	Unimpaired	not entitled to vote
7B	Secured Claims	Unimpaired	not entitled to vote
7C	Intercompany Claims	Unimpaired	not entitled to vote
7D	General Unsecured Claims	Impaired	entitled to vote
7E	Equity Interests	Unimpaired	not entitled to vote

TALLTHE INC.

Class	Claim	Status	Voting Rights
8A	Priority Claims	Unimpaired	not entitled to vote
8B	Secured Claims	Unimpaired	not entitled to vote
8C	Intercompany Claims	Unimpaired	not entitled to vote
8D	General Unsecured Claims	Impaired	entitled to vote
8E	Equity Interests	Unimpaired	not entitled to vote

UA THEATRE AMUSEMENTS, INC.

Class	Claim	Status	Voting Rights
9A	Other Priority Claims	Unimpaired	not entitled to vote
9B	Secured Claims	Unimpaired	not entitled to vote
9C	Intercompany Claims	Unimpaired	not entitled to vote
9D	General Unsecured Claims	Impaired	entitled to vote
9E	Equity Interests	Unimpaired	not entitled to vote

UA INTERNATIONAL PROPERTY HOLDING, INC.

Class	Claim	Status	Voting Rights
10A	Other Priority Claims	Unimpaired	not entitled to vote
10B	Secured Claims	Unimpaired	not entitled to vote
10C	Intercompany Claims	Unimpaired	not entitled to vote
10D	General Unsecured Claims	Impaired	entitled to vote
10E	Equity Interests	Unimpaired	not entitled to vote

UA PROPERTY HOLDING II, INC.

Class	Claim	Status	Voting Rights
11A	Other Priority Claims	Unimpaired	not entitled to vote
11B	Secured Claims	Unimpaired	not entitled to vote
11C	Intercompany Claims	Unimpaired	not entitled to vote
11D	General Unsecured Claims	Impaired	entitled to vote
11E	Equity Interests	Unimpaired	not entitled to vote

UNITED ARTISTS INTERNATIONAL MANAGEMENT COMPANY

Class	Claim	Status	Voting Rights
12A	Other Priority Claims	Unimpaired	not entitled to vote
12B	Secured Claims	Unimpaired	not entitled to vote
12C	Intercompany Claims	Unimpaired	not entitled to vote
12D	General Unsecured Claims	Impaired	entitled to vote
12E	Equity Interests	Unimpaired	not entitled to vote

BETH PAGE THEATRE CO. INC.

Class	Claim	Status	Voting Rights
13A	Other Priority Claims	Unimpaired	not entitled to vote
13B	Secured Claims	Unimpaired	not entitled to vote
13C	Intercompany Claims	Unimpaired	not entitled to vote
13D	General Unsecured Claims	Impaired	entitled to vote
13E	Equity Interests	Unimpaired	not entitled to vote

UNITED FILM DISTRIBUTION COMPANY OF SOUTH AMERICA

Class	Claim	Status	Voting Rights
14A	Other Priority Claims	Unimpaired	not entitled to vote
14B	Secured Claims	Unimpaired	not entitled to vote
14C	Intercompany Claims	Unimpaired	not entitled to vote
14D	General Unsecured Claims	Impaired	entitled to vote
14E	Equity Interests	Unimpaired	not entitled to vote

U.A.P.R., INC.

Class	Claim	Status	Voting Rights
15A	Other Priority Claims	Unimpaired	not entitled to vote
15B	Secured Claims	Unimpaired	not entitled to vote
15C	Intercompany Claims	Unimpaired	not entitled to vote
15D	General Unsecured Claims	Impaired	entitled to vote
15E	Equity Interests	Unimpaired	not entitled to vote

KING REAVIS AMUSEMENT COMPANY

Class	Claim	Status	Voting Rights
16A	Other Priority Claims	Unimpaired	not entitled to vote
16B	Secured Claims	Unimpaired	not entitled to vote
16C	Intercompany Claims	Unimpaired	not entitled to vote
16D	General Unsecured Claims	Impaired	entitled to vote
16E	Equity Interests	Unimpaired	not entitled to vote

MAMARONECK PLAYHOUSE HOLDING CORPORATION

Class	Claim	Status	Voting Rights
17A	Other Priority Claims	Unimpaired	not entitled to vote
17B	Secured Claims	Unimpaired	not entitled to vote
17C	Intercompany Claims	Unimpaired	not entitled to vote
17D	General Unsecured Claims	Impaired	entitled to vote
17E	Preferred Stock Equity Interests	Unimpaired	not entitled to vote
17F	Common Stock Equity Interests	Unimpaired	not entitled to vote

R AND S THEATRES, INC.

Class	Claim	Status	Voting Rights
18A	Other Priority Claims	Unimpaired	not entitled to vote
18B	Secured Claims	Unimpaired	not entitled to vote
18C	Intercompany Claims	Unimpaired	not entitled to vote
18D	General Unsecured Claims	Impaired	entitled to vote
18E	Equity Interests	Unimpaired	not entitled to vote

        2.    Classification and Treatment of Claims

            a.    Administrative Expense Claims

        Subject to the provisions of Section 330(a) and 33 1 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan will be assumed on the Effective Date and paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations.

            b.    Priority Tax Claims

        On the Effective Date, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtors. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy Code. In accordance with Section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

            c.    Classification and Treatment of Claims against UA

Class 1A—Other Priority Claims (Unimpaired)

        Class 1A consists of all Other Priority Claims against UA accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 1A Claims are unaltered by the Plan. Unless the Holder of such Claim and UA agree to a different treatment, each Holder of an Allowed Class 1A Claim shall receive one of the following alternative treatments, at the election of UA: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by New UA; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by New UA, or (B) will be paid in full in Cash by New UA when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 1A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 1A is not impaired, and the Holders of Class 1A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 1B—Bank Claims (Impaired)

        Class 1B consists of all Bank Claims against UA arising from or relating to the Prepetition Bank Credit Facility. Under the Plan, in full and complete satisfaction of all Claims in Class lB, each Holder of an Allowed Class 1B Claim shall receive the same treatment set forth for the Holders of Class 2B Claims. Class 1B is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Class 1B Claims is required for the Plan to be confirmed.

Class 1C—Other Secured Claims (Unimpaired)

        Class 1C consists of all Secured Claims against UA but does not include Bank Claims. A Secured Claim against UA is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UA or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UA or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 1C Claim shall receive one of the following alternative treatments, at the election of UA: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UA shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UA or New UA; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 1C Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 1C Claims are unaltered by the Plan. Because Class 1C is not impaired, the Holders of Class 1C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1C Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any claims in this Class.

Class 1D—Intercompany Claims (Unimpaired)

        Class 1D consists of all Intercompany Claims against UA. Under the Plan, on the Effective Date, each Holder of an Allowed Class 1D Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 1D is not impaired, and the Holders of Class 1D Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1D are not entitled to vote to accept or reject the Plan.

Class 1E—General Unsecured Claims (Impaired)

        Class 1E consists of all General Unsecured Claims against UA (including but not limited to Subordinated Note Claims) but does not include Bank Claims or Intercompany Claims. On the Effective Date, the Holders of Class 1E Claims shall be deemed to have neither received any distribution directly from the Debtors nor have retained any property of the Debtors under the Plan. All Subordinated Notes issued before the Petition Date will be canceled.

Class 1F—Equity Interests (Impaired)

        Class 1F consists of all Claims of Holders of Equity Interests in UA. An Equity Interest means any equity interest in UA, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, the Holders of Class 1F Equity Interests shall neither receive any distribution from the Debtors nor retain any property of the Debtors under the Plan. All Common Stock issued before the Petition Date will be canceled. Class 1F is impaired, but because no distributions will be made to Holders of Class 1F Equity Interests from the Debtors nor will such Holders retain any property of the Debtors, such Holders are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Class 1F is not entitled to vote to accept or reject the Plan.

            d.    Classification and Treatment of Claims against UATC

Class 2A—Other Priority Claims (Unimpaired)

        Class 2A consists of all Other Priority Claims against UATC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 2A Claims are unaltered by the Plan. Unless the Holder of such Claim and UATC agree to a different treatment, each Holder of an Allowed Class 2A Claim shall receive one of the following alternative treatments, at the election of UATC: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by New UATC; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by New UATC, or (B) will be paid in full in Cash by New UATC when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 2A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 2A is not impaired, and the Holders of Class 2A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 2B—Bank Claims (Impaired)

        Each Holder of an Allowed Class 2B Claim shall be treated under the Plan as a Debt Elector or an Equity Elector. On or as soon as practicable after the Effective Date, in full and complete satisfaction of all Class 2B Claims and in accordance with the terms in the Lock-Up Agreements, (i) each Debt Elector shall receive, among other things, a Pro Rata distribution of (A) the Restructured Bank Credit Agreement Note Interests and (B) the Debt Electors' New UA Common Stock, and (iii) Bank of America (or its assignee) shall receive the New UA Warrants, to be held in trust for the benefit of the Debt Electors (or their assignees) and distributed as described in Article VII.K of the Plan. On or as soon as practicable after the Effective Date, in full and complete satisfaction of all Class 2B Claims and in accordance with the terms in the Lock-Up Agreements, each Equity Elector shall receive, among other things, a Pro Rata distribution of (i) the Equity Electors' New UA Common Stock, (ii) the New UA Convertible Preferred Stock, and (iii) the Equity Elector Warrants; provided, however, that if any Equity Elector does not fund its required portion of the DIP Facility in accordance with the terms of that Facility and the DIP Order, such Equity Elector shall be deemed a Debt Elector for all purposes under the Plan and in connection with the Chapter 11 Cases and shall have no ability to cure such failure to fund its portion of the DIP Facility. On the Confirmation Date, Bank of America shall receive from the Reorganized Debtors, in accordance with the Lock-Up Agreements, a $1,000,000 Cash fee to be held in trust for the benefit of the Working Group and ENIC in consideration for their efforts in the consensual restructuring of the Debtors' obligations. Class 2B is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Class 2B Claims is required for the Plan to be confirmed.

Class 2C—Other Secured Claims (Unimpaired)

        Class 2C consists of all Secured Claims against UATC but does not include Bank Claims. A Secured Claim against UATC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UATC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UATC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 2C Claim shall receive one of the following alternative treatments, at the election of UATC: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UA shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UATC or New UATC; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 2C Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 2C Claims are unaltered by the Plan. Because Class 2C is not impaired, the Holders of Class 2C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2C Claims are not entitled to vote to accept or reject the Plan.

Class 2D—UA Note Claim (Impaired)

        Class 2D consists of the UA Note Claim against UATC. On or as soon as reasonably practicable after the Effective Date, in full and complete satisfaction of the Class 2D Claim, UA, the Holder of the Allowed Class 2D Claim, shall receive the New UATC Common Stock.

Class 2E—Intercompany Claims (Unimpaired)

        Class 2E consists of all Intercompany Claims against UATC. Under the Plan, on the Effective Date, each Holder of an Allowed Class 2E Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 2E is not impaired, and the Holders of Class 2E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2E are not entitled to vote to accept or reject the Plan.

Class 2F—General Unsecured Claims (Impaired)

        Class 2F consists of all General Unsecured Claims against UATC but does not include Bank Claims, Intercompany Claims, or the UA Note Claim. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 2F Claim shall receive, in full and complete satisfaction of such Claim, (i) a Pro Rata distribution of the Unsecured Claim Distribution Amount payable in three equal installments, (ii) a Class 2F Promissory Note, and (iii) a Pro Rata distribution of certain Preference Litigation Proceeds; provided, however, that if Class 2F does not vote to accept the Plan, then on the Effective Date, each Holder of a Class 2F Claim shall neither receive any distribution nor retain any property under the Plan. Class 2F is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 2F is required for the Plan to be confirmed.

Class 2G—Equity Interests (Impaired)

        Class 2G consists of all Claims of Holders of Equity Interests in UATC. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, the Holders of Class 2G Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Common Stock issued before the Petition Date will be canceled. Class 2G is impaired, but because no distributions will be made to Holders of Class 2G Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Class 2G is not entitled to vote to accept or reject the Plan.

            e.    Classification and Treatment of Claims against UAR

Class 3A—Other Priority Claims (Unimpaired)

        Class 3A consists of all Other Priority Claims against UAR accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 3A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAR agree to a different treatment, each Holder of an Allowed Class 3A Claim shall receive one of the following alternative treatments, at the election of UAR: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAR; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAR, or (B) will be paid in full in Cash by Reorganized UAR when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 3A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 3A is not impaired, and the Holders of Class 3A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 3B—Bank Claims (Impaired)

        Class 3B consists of all Bank Claims against UAR arising from or relating to the Prepetition Bank Credit Facility. Under the Plan, in full and complete satisfaction of all Claims in Class 3B, each Holder of an Allowed Class 3B Claim shall receive the same treatment set forth for the Holders of Class 2B Claims described above. Class 3B is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Class 3B Claims is required for the Plan to be confirmed.

Class 3C—Other Secured Claims (Unimpaired)

        Class 3C consists of all Secured Claims against UAR but does not include Bank Claims. A Secured Claim against UAR is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAR or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAR or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 3C Claim shall receive one of the following alternative treatments, at the election of UAR: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAR shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAR or Reorganized UAR; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 3C Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 3C Claims are unaltered by the Plan. Because Class 3C is not impaired, the Holders of Class 3C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 3C Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 3D—Intercompany Claims (Unimpaired)

        Class 3D consists of all Intercompany Claims against UAR. Under the Plan, on the Effective Date, each Holder of an Allowed Class 3D Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 3D is not impaired, and the Holders of Class 3D Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3D are not entitled to vote to accept or reject the Plan.

Class 3E—General Unsecured Claims (Impaired)

        Class 3E consists of all General Unsecured Claims against UAR but does not include Bank Claims or Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 3E Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 3E is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 3E is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 3F—Equity Interests (Unimpaired)

        Class 3F consists of all Claims of Holders of Equity Interests in UAR. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, each Holder of a Class 3F Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 3F is not impaired, and the Holders of Class 3F Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3F are not entitled to vote to accept or reject the Plan.

            f.    Classification and Treatment of Claims against UAP I

        Class 4A—Other Priority Claims (Unimpaired)

        Class 4A consists of all Other Priority Claims against UAP I accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 4A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAP I agree to a different treatment, each Holder of an Allowed Class 4A Claim shall receive one of the following alternative treatments, at the election of UAP I: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAP I; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAP I, or (B) will be paid in full in Cash by Reorganized UAP I when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 4A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 4A is not impaired, and the Holders of Class 4A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 4B—Bank Claims (Impaired)

        Class 4B consists of all Bank Claims against UAP I arising from or relating to the Prepetition Bank Credit Facility. Under the Plan, in full and complete satisfaction of all Claims in Class 4B, each Holder of an Allowed Class 4B Claim shall receive the same treatment set forth for the Holders of Class 2B Claims described above. Class 4B is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Class 4B Claims is required for the Plan to be confirmed.

Class 4C—Other Secured Claims (Unimpaired)

        Class 4C consists of all Secured Claims against UAP I but does not include Bank Claims. A Secured Claim against UAP I is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAP I or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAP I or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 4C Claim shall receive one of the following alternative treatments, at the election of UAP I: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAP I shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAP I or Reorganized UAP I; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 4C Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 4C Claims are unaltered by the Plan. Because Class 4C is not impaired, the Holders of Class 4C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 4C Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 4D—Intercompany Claims (Unimpaired)

        Class 4D consists of all Intercompany Claims against UAP I. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 4D Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 4D is not impaired, and the Holders of Class 4D Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4D are not entitled to vote to accept or reject the Plan.

Class 4E—General Unsecured Claims (Impaired)

        Class 4E consists of all General Unsecured Claims against UAP I but does not include Bank Claims or Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 4E Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 4E is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 4E is required for the Plan to be confirmed.

Class 4F—Equity Interests (Unimpaired)

        Class 4F consists of all Claims of Holders of Equity Interests in UAP I. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, each Holder of a Class 4F Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 4F is not impaired, and the Holders of Class 4F Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 4F Claims are not entitled to vote to accept or reject the Plan.

            g.    Classification and Treatment of Claims against UAP II

Class 5A—Other Priority Claims (Unimpaired)

        Class 5A consists of all Other Priority Claims against UAP II accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 5A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAP II agree to a different treatment, each Holder of an Allowed Class 5A Claim shall receive one of the following alternative treatments, at the election of UAP II: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAP II; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAP II, or (B) will be paid in full in Cash by the Reorganized UAP II when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 5A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 5A is not impaired, and the Holders of Class 5A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 5B—Bank Claims (Impaired)

        Class 5B consists of all Bank Claims against UAP II arising from or relating to the Prepetition Bank Credit Facility. Under the Plan, in full and complete satisfaction of all Claims in Class 5B, each Holder of an Allowed Class 5B Claim shall receive the same treatment set forth for the Holders of Class 2B Claims described above. Class 5B is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Class 5B Claims is required for the Plan to be confirmed.

Class 5C—Other Secured Claims (Unimpaired)

        Class 5C consists of all Secured Claims against UAP II but does not include Bank Claims, A Secured Claim against UAP II is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAP II or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAP II or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 5C Claim shall receive one of the following alternative treatments, at the election of UAP II: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAP II shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAP II or Reorganized UAP II; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 5C Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 5C Claims are unaltered by the Plan. Because Class 5C is not impaired, the Holders of Class 5C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 5C Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 5D—Intercompany Claims (Unimpaired)

        Class 5D consists of all Intercompany Claims against UAP II. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 5D Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 5D is not impaired, and the Holders of Class 5D Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5D are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 5E—General Unsecured Claims (Impaired)

        Class 5E consists of all General Unsecured Claims against UAP II but does not include Bank Claims or Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 5E Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 5E is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 5E is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 5F—Equity Interests (Unimpaired)

        Class 5F consists of all Claims of Holders of Equity Interests in UAP II. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, each Holder of a Class 5F Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 5F is not impaired, and the Holders of Class 5F Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 5F Claims are not entitled to vote to accept or reject the Plan.

            h.    Classification and Treatment of Claims against UAB

Class 6A—Other Priority Claims (Unimpaired)

        Class 6A consists of all Other Priority Claims against UAB accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 6A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAB agree to a different treatment, each Holder of an Allowed Class 6A Claim shall receive one of the following alternative treatments, at the election of UAB: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAB; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAB, or (B) will be paid in full in Cash by Reorganized Debtor UAB when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 6A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 6A is not impaired, and the Holders of Class 6A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 6B—Secured Claims (Unimpaired)

        Class 6B consists of all Secured Claims against UAB. A Secured Claim against UAB is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAB or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAB or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 6B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 6B Claim shall receive one of the following alternative treatments, at the election of UAB: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAB shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAB or Reorganized UAB; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 6B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 6B Claims are unaltered by the Plan. Because Class 6B is not impaired, the Holders of Class 6B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 6B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 6C—Intercompany Claims (Unimpaired)

        Class 6C consists of all Intercompany Claims against UAB. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 6C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 6C is not impaired, and the Holders of Class 6C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 6D—General Unsecured Claims (Impaired)

        Class 6D consists of all General Unsecured Claims against UAB but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 6D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 6D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 6D is required for the Plan to be confirmed.

Class 6E—Equity Interests (Unimpaired)

        Class 6E consists of all Claims of Holders of Equity Interests in UAB. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, each Holder of a Class 6E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 6E is not impaired, and the Holders of Class 6E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 6E Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

            i.    Classification and Treatment of Claims against UAB II

Class 7A—Other Priority Claims (Unimpaired)

        Class 7A consists of all Other Priority Claims against UAB II accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 7A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAB II agree to a different treatment, each Holder of an Allowed Class 7A Claim shall receive one of the following alternative treatments, at the election of UAB II: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAB II; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAB II, or (B) will be paid in full in Cash by Reorganized Debtor UAB II when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 7A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 7A is not impaired, and the Holders of Class 7A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1127(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 7A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 7B—Secured Claims (Unimpaired)

        Class 7B consists of all Secured Claims against UAB II. A Secured Claim against UAB II is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAB II or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAB II or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 7B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 7B Claim shall receive one of the following alternative treatments, at the election of UAB II: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAB II shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAB II or Reorganized UAB II; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 7B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 7B Claims are unaltered by the Plan. Because Class 7B is not impaired, the Holders of Class 7B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 7B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 7C—Intercompany Claims (Unimpaired)

        Class 7C consists of all Intercompany Claims against UAB II. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 7C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 7C is not impaired, and the Holders of Class 7C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 7C are not entitled to vote to accept or reject the Plan.

Class 7D—General Unsecured Claims (Impaired)

        Class 7D consists of all General Unsecured Claims against UAB II but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 7D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 7D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 7D is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 7E—Equity Interests (Unimpaired)

        Class 7E consists of all Claims of Holders of Equity Interests in UAB II. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, each Holder of a Class 7E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 7E is not impaired, and the Holders of Class 7E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 7E Claims are not entitled to vote to accept or reject the Plan.

            j.    Classification and Treatment of Claims against Tallthe

Class 8A—Other Priority Claims (Unimpaired)

        Class 8A consists of all Other Priority Claims against Tallthe accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 8A Claims are unaltered by the Plan. Unless the Holder of such Claim and Tallthe agree to a different treatment, each Holder of an Allowed Class 8A Claim shall receive one of the following alternative treatments, at the election of Tallthe: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Tallthe; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized Tallthe, or (B) will be paid in full in Cash by Reorganized Debtor Tallthe when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 8A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 8A is not impaired, and the Holders of Class 8A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1128(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 8A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 8B—Secured Claims (Unimpaired)

        Class 8B consists of all Secured Claims against Tallthe. A Secured Claim against Tallthe is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which Tallthe or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of Tallthe or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 8B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 8B Claim shall receive one of the following alternative treatments, at the election of Tallthe: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) Tallthe shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Tallthe or Reorganized Tallthe; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 8B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 8B Claims are unaltered by the Plan. Because Class 8B is not impaired, the Holders of Class 8B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of

Class 8B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 8C—Intercompany Claims (Unimpaired)

        Class 8C consists of all Intercompany Claims against Tallthe. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 8C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 8C is not impaired, and the Holders of Class 8C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 8C are not entitled to vote to accept or reject the Plan.

Class 8D—General Unsecured Claims (Impaired)

        Class 8D consists of all General Unsecured Claims against Tallthe but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 8D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 8D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 8D is required for the Plan to be confirmed.

Class 8E—Equity Interests (Unimpaired)

        Class 8E consists of all Claims of Holders of Equity Interests in Tallthe. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, each Holder of a Class 8E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 8E is not impaired, and the Holders of Class 8E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 8E Claims are not entitled to vote to accept or reject the Plan.

            k.    Classification and Treatment of Claims against UATA

Class 9A—Other Priority Claims (Unimpaired)

        Class 9A consists of all Other Priority Claims against UATA accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 9A Claims are unaltered by the Plan. Unless the Holder of such Claim and UATA agree to a different treatment, each Holder of an Allowed Class 9A Claim shall receive one of the following alternative treatments, at the election of UATA: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UATA; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UATA, or (B) will be paid in full in Cash by Reorganized Debtor UATA when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 9A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 9A is not impaired, and the Holders of Class 9A Claims are conclusively deemed to have accepted the Plan pursuant to

Section 1129(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 9A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 9B—Secured Claims (Unimpaired)

        Class 9B consists of all Secured Claims against UATA. A Secured Claim against UATA is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UATA or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UATA or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 9B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 9B Claim shall receive one of the following alternative treatments, at the election of UATA: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UATA shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UATA or Reorganized UATA; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 9B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 9B Claims are unaltered by the Plan. Because Class 9B is not impaired, the Holders of Class 9B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 9B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 9C—Intercompany Claims (Unimpaired)

        Class 9C consists of all Intercompany Claims against UATA. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 9C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 9C is not impaired, and the Holders of Class 9C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 9C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 9D—General Unsecured Claims (Impaired)

        Class 9D consists of all General Unsecured Claims against UATA but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 9D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 9D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 9D is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 9E—Equity Interests (Unimpaired)

        Class 9E consists of all Claims of Holders of Equity Interests in UATA. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, each Holder of a Class 9E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 9E is not impaired, and the Holders of Class 9E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 9E Claims are not entitled to vote to accept or reject the Plan.

            l.    Classification and Treatment of Claims against UAIPH

Class 10A—Other Priority Claims (Unimpaired)

        Class 10A consists of all Other Priority Claims against UAIPH accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 10A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAIPH agree to a different treatment, each Holder of an Allowed Class 10A Claim shall receive one of the following alternative treatments, at the election of UAIPH: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAIPH; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAIPH, or (B) will be paid in full in Cash by Reorganized Debtor UAIPH when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 10A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 10A is not impaired, and the Holders of Class 10A Claims are conclusively deemed to have accepted the Plan pursuant to Section 11210(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 10A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 10B—Secured Claims (Unimpaired)

        Class 10B consists of all Secured Claims against UAIPH. A Secured Claim against UAIPH is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAIPH or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAIPH or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 10B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 10B Claim shall receive one of the following alternative treatments, at the election of UAIPH: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAIPH shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAIPH or Reorganized UAIPH; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 10B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 10B Claims are unaltered by the Plan. Because Class 10B is not impaired, the Holders of Class 10B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 10B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 10C—Intercompany Claims (Unimpaired)

        Class 10C consists of all Intercompany Claims against UAIPH. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 10C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 10C is not impaired, and the Holders of Class 10C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 10C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 10D—General Unsecured Claims (Impaired)

        Class 10D consists of all General Unsecured Claims against UAIPH but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 10D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 10D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 10D is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 10E—Equity Interests (Unimpaired)

        Class 10E consists of all Claims of Holders of Equity Interests in UAIPH. An Equity Interest means any equity interest, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including Common Stock and Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time. On the Effective Date, each Holder of a Class 10E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 10E is not impaired, and the Holders of Class 10E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 10E Claims are not entitled to vote to accept or reject the Plan.

            m.    Classification and Treatment of Claims against UAPH II

Class 11A—Other Priority Claims (Unimpaired)

        Class 11A consists of all Other Priority Claims against UAPH II accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 11A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAPH II agree to a different treatment, each Holder of an Allowed Class 11A Claim shall receive one of the following alternative treatments, at the election of UAPH II: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAPH II; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAPH II, or (B) will be paid in full in Cash by Reorganized Debtor UAPH II when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the

Bankruptcy Code. Any default with respect to any Class 11A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 11A is not impaired, and the Holders of Class 11A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1121(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 11A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 11B—Secured Claims (Unimpaired)

        Class 11B consists of all Secured Claims against UAPH II. A Secured Claim against UAPH II is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAPH II or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAPH II or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 11B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 11B Claim shall receive one of the following alternative treatments, at the election of UAPH II: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAPH II shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAPH II or Reorganized UAPH II; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 11B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 11B Claims are unaltered by the Plan. Because Class 11B is not impaired, the Holders of Class 11B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 11B Claims are not entitled to vote to accept or reject the Plan.

Class 11C—Intercompany Claims (Unimpaired)

        Class 11C consists of all Intercompany Claims against UAPH II. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 11C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 11C is not impaired, and the Holders of Class 11C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 11C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 11D—General Unsecured Claims (Impaired)

        Class 11D consists of all General Unsecured Claims against UAPH II but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 11D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 11D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 11D is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 11E—Equity Interests (Unimpaired)

        Class 11E consists of all Claims of Holders of Equity Interests in UAPH II. On the Effective Date, each Holder of a Class 11E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 1lE is not impaired, and the Holders of Class 1lE Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 11E Claims are not entitled to vote to accept or reject the Plan.

            n.    Classification and Treatment of Claims against UAIMC

Class 12A—Other Priority Claims (Unimpaired)

        Class 12A consists of all Other Priority Claims against UAIMC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 12A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAIMC agree to a different treatment, each Holder of an Allowed Class 12A Claim shall receive one of the following alternative treatments, at the election of UAIMC: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAIMC; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAIMC, or (B) will be paid in full in Cash by Reorganized Debtor UAIMC when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 12A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 12A is not impaired, and the Holders of Class 12A Claims are conclusively deemed to have accepted the Plan pursuant to Section 11212(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 12A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 12B—Secured Claims (Unimpaired)

        Class 12B consists of all Secured Claims against UAIMC. A Secured Claim against UAIMC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAIMC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAIMC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 12B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 12B Claim shall receive one of the following alternative treatments, at the election of UAIMC: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAIMC shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAIMC or Reorganized UAIMC; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 12B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 12B Claims are unaltered by the Plan. Because Class 12B is not impaired, the Holders of Class 12B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 12B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 12C—Intercompany Claims (Unimpaired)

        Class 12C consists of all Intercompany Claims against UAIMC. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 12C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 12C is not impaired, and the Holders of Class 12C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 12C are not entitled to vote to accept or reject the Plan.

Class 12D—General Unsecured Claims (Impaired)

        Class 12D consists of all General Unsecured Claims against UAIMC but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 12D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 12D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 12D is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 12E—Equity Interests (Unimpaired)

        Class 12E consists of all Claims of Holders of Equity Interests in UAIMC. On the Effective Date, each Holder of a Class 12E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 12E is not impaired, and the Holders of Class 12E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 12E Claims are not entitled to vote to accept or reject the Plan.

            o.    Classification and Treatment of Claims against BPTC

Class 13A—Other Priority Claims (Unimpaired)

        Class 13A consists of all Other Priority Claims against BPTC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 13A Claims are unaltered by the Plan. Unless the Holder of such Claim and BPTC agree to a different treatment, each Holder of an Allowed Class 13A Claim shall receive one of the following alternative treatments, at the election of BPTC: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized BPTC; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized BPTC, or (B) will be paid in full in Cash by Reorganized Debtor BPTC when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 13A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 13A is not impaired, and the Holders of Class 13A Claims are conclusively deemed to have accepted the Plan pursuant to

Section 11213(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 13A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 13B—Secured Claims (Unimpaired)

        Class 13B consists of all Secured Claims against BPTC. A Secured Claim against BPTC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which BPTC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of BPTC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 13B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 13B Claim shall receive one of the following alternative treatments, at the election of BPTC: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) BPTC shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against BPTC or Reorganized BPTC; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 13B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 13B Claims are unaltered by the Plan. Because Class 13B is not impaired, the Holders of Class 13B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 13B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 13C—Intercompany Claims (Unimpaired)

        Class 13C consists of all Intercompany Claims against BPTC. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 13C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 13C is not impaired, and the Holders of Class 13C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 13C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 13D—General Unsecured Claims (Impaired)

        Class 13D consists of all General Unsecured Claims against BPTC but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 13D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 13D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 13D is required for the Plan to be confirmed.

Class 13E—Equity Interests (Unimpaired)

        Class 13E consists of all Claims of Holders of Equity Interests in BPTC. On the Effective Date, each Holder of a Class 13E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 13E is not impaired, and the Holders of Class 13E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 13E Claims are not entitled to vote to accept or reject the Plan.

            p.    Classification and Treatment of Claims against UFDC

Class 14A—Other Priority Claims (Unimpaired)

        Class 14A consists of all Other Priority Claims against UFDC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 14A Claims are unaltered by the Plan. Unless the Holder of such Claim and UFDC agree to a different treatment, each Holder of an Allowed Class 14A Claim shall receive one of the following alternative treatments, at the election of UFDC: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UFDC; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UFDC, or (B) will be paid in full in Cash by Reorganized Debtor UFDC when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 14A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 14A is not impaired, and the Holders of Class 14A Claims are conclusively deemed to have accepted the Plan pursuant to Section 11214(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 14A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 14B—Secured Claims (Unimpaired)

        Class 14B consists of all Secured Claims against UFDC. A Secured Claim against UFDC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UFDC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UFDC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 14B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 14B Claim shall receive one of the following alternative treatments, at the election of UFDC: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UFDC shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UFDC or Reorganized UFDC; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 14B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 14B Claims are unaltered by the Plan. Because Class 14B is not impaired, the Holders of Class 14B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of

Class 14B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 14C—Intercompany Claims (Unimpaired)

        Class 14C consists of all Intercompany Claims against UFDC. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 14C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 14C is not impaired, and the Holders of Class 14C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 14C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 14D—General Unsecured Claims (Impaired)

        Class 14D consists of all General Unsecured Claims against UFDC but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 14D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 14D is not impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 14D is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 14E—Equity Interests (Unimpaired)

        Class 14E consists of all Claims of Holders of Equity Interests in UFDC. On the Effective Date, each Holder of a Class 14E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 14E is not impaired, and the Holders of Class 14E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 14E Claims are not entitled to vote to accept or reject the Plan.

            q.    Classification and Treatment of Claims against UAPR

Class 15A—Other Priority Claims (Unimpaired)

        Class 15A consists of all Other Priority Claims against UAPR accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 15A Claims are unaltered by the Plan. Unless the Holder of such Claim and UAPR agree to a different treatment, each Holder of an Allowed Class 15A Claim shall receive one of the following alternative treatments, at the election of UAPR: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized UAPR, (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized UAPR, or (B) will be paid in full in Cash by Reorganized Debtor UAPR when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 15A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 15A is not impaired, and the Holders of Class 15A Claims are conclusively deemed to have accepted the Plan pursuant to Section 11215(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 15A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 15B—Secured Claims (Unimpaired)

        Class 15B consists of all Secured Claims against UAPR. A Secured Claim against UAPR is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which UAPR or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of UAPR or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 15B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 15B Claim shall receive one of the following alternative treatments, at the election of UAPR: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) UAPR shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against UAPR or Reorganized UAPR, or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 15B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 15B Claims are unaltered by the Plan. Because Class 15B is not impaired, the Holders of Class 15B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 15B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 15C—Intercompany Claims (Unimpaired)

        Class 15C consists of all Intercompany Claims against UAPR. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 15C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 15C is not impaired, and the Holders of Class 15C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 15C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 15D—General Unsecured Claims (Impaired)

        Class 15D consists of all General Unsecured Claims against UAPR but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 15D Claim shall, in full and complete satisfaction of such Claim be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 15D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 15D is required for the Plan to be confirmed. The Debtors are not aware of any Claims in this Class.

Class 15E—Equity Interests (Unimpaired)

        Class 15E consists of all Claims of Holders of Equity Interests in UAPR. On the Effective Date, each Holder of a Class 15E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 15E is not impaired, and the Holders of Class 15E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 15E Claims are not entitled to vote to accept or reject the Plan.

            r.    Classification and Treatment of Claims against KRAC

Class 16A—Other Priority Claims (Unimpaired)

        Class 16A consists of all Other Priority Claims against KRAC accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 16A Claims are unaltered by the Plan. Unless the Holder of such Claim and KRAC agree to a different treatment, each Holder of an Allowed Class 16A Claim shall receive one of the following alternative treatments, at the election of KRAC: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized KRAC; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized KRAC, or (B) will be paid in full in Cash by Reorganized Debtor KRAC when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 16A Claim that existed immediately prior to the tiling of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 16A is not impaired, and the Holders of Class 16A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 16A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 16B—Secured Claims (Unimpaired)

        Class 16B consists of all Secured Claims against KRAC. A Secured Claim against KRAC is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which KRAC or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of KRAC or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 16B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 16B Claim shall receive one of the following alternative treatments, at the election of KRAC: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) KRAC shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against KRAC or Reorganized KRAC; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 16B Claim that existed immediately prior to the filing of the Chapter 11 Cases, shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 16B Claims are unaltered by the Plan Because Class 16B is not impaired, the Holders of Class 16B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 16B Claims are not entitled to vote to accept or reject the Plan.

Class 16C—Intercompany Claims (Unimpaired)

        Class 16C consists of all Intercompany Claims against KRAC. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 16C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 16C is not impaired, and the Holders of Class 16C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 16C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 16D—General Unsecured Claims (Impaired)

        Class 16D consists of all General Unsecured Claims against KRAC but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 16D Claim shall, in full and complete satisfaction of such Claim be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 16D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 16D is required for the Plan to be confirmed.

Class 16E—Equity Interests (Unimpaired)

        Class 16E consists of all Claims of Holders of Equity Interests in KRAC. On the Effective Date, each Holder of a Class 16E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 16E is not impaired, and the Holders of Class 16E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 16E Claims are not entitled to vote to accept or reject the Plan.

            s.    Classification and Treatment of Claims against Mamaroneck

Class 17A—Other Priority Claims (Unimpaired)

        Class 17A consists of all Other Priority Claims against Mamaroneck accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 17A Claims are unaltered by the Plan. Unless the Holder of such Claim and Mamaroneck agree to a different treatment, each Holder of an Allowed Class 17A Claim shall receive one of the following alternative treatments, at the election of Mamaroneck: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Mamaroneck; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized Mamaroneck, or (B) will be paid in full in Cash by Reorganized Mamaroneck when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 17A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 17A is not impaired, and the Holders of Class 17A Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 17A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 17B—Secured Claims (Unimpaired)

        Class 17B consists of all Secured Claim against Mamaroneck. A Secured Claim against Mamaroneck is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which Mamaroneck or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of Mamaroneck or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 17B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 17B Claim shall receive one of the following alternative treatments, at the election of Mamaroneck: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) Mamaroneck shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Mamaroneck or Reorganized Mamaroneck, or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 17B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 17B Claims are unaltered by the Plan. Because Class 17B is not impaired, the Holders of Class 17B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 17B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 17C—Intercompany Claims (Unimpaired)

        Class 17C consists of all Intercompany Claims against Mamaroneck. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 17C is not impaired, and the Holders of Class 17C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code:. Therefore, the Holders of Claims in Class 17C are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 17D—General Unsecured Claims (Unimpaired)

        Class 17D consists of all General Unsecured Claims against Mamaroneck but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 17D Claim shall be paid in full. Class 17D is not impaired, and the Holders of Class 17D Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code, Therefore, fhe Holders of Claims in Class 17D are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 17E—Preferred Stock (Unimpaired)

        Class 17E consists of all Claims of Holders of preferred Stock in Mamaroneck. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 17E Preferred Stock Claim shall receive a Mamaroneck Preferred Stock Payment. All Mamaroneck Preferred Stock issued before the Petition Date will be canceled. Class 17E is not impaired, and the Holders of Class 17E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 17E are not entitled to vote to accept or reject the Plan.

Class 17F—Common Stock (Unimpaired)

        Class 17F consists of all Claims of Holders of Common Stock in Mamaroneck. On or as soon as reasonably practicable after the Effective Date, Holders of Class 17F Common Stock shall receive a Pro Rata Cash distribution of all liquidated assets of Mamaroneck after Mamaroncck makes all distributions to Holders of Class 17A, 17B, 17C, 17D, and 17E Claims. All Mamaroneck Common

Stock issued before the Petition Date will be canceled. Class 17F is not impaired, and the Holders of Class 17F Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(fl of the Bankruptcy Code. Therefore, the Holders of Claims in Class 17F are not entitled to vote to accept or reject the Plan.

            t.    Classification and Treatment of Claims against R&S

Class 18A—Other Priority Claims (Unimpaired)

        Class 18A consists of all Other Priority Claims against R&S accorded the priority and right of payment under Section 507(a) of the Bankruptcy Code (including priority employee salary and wage Claims to the extent not paid prior to Confirmation pursuant to any first-day orders authorizing payment of Prepetition wage, salary, and benefits Claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 18A Claims are unaltered by the Plan. Unless the Holder of such Claim and R&S agree to a different treatment, each Holder of an Allowed Class 18A Claim shall receive one of the following alternative treatments, at the election of R&S: (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized R&S; (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized R&S, or (B) will be paid in full in Cash by Reorganized Debtor R&S when and as such Claim becomes due and owing in the ordinary course of business; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 18A Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 18A is not impaired, and the Holders of Class 18A Claims are conclusively deemed to have accepted the Plan pursuant to Section 11218(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 18A are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 18B—Secured Claims (Unimpaired)

        Class 18B consists of all Secured Claims against R&S. A Secured Claim against R&S is: (i) a Claim held by any person or entity, including a judgment creditor, secured by a lien on any property in which R&S or its Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of (A) the value of such Secured Claim Holder's interest in any interest of R&S or its Estate in such property securing such Claim or (B) the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code; or (ii) a Claim Allowed under the Plan as a Secured Claim. The Debtors are not aware of any Holders of Class 18B Claims.

        Under the Plan, on the Effective Date, each Holder of an Allowed Class 18B Claim shall receive one of fhe following alternative treatments, at the election of R&S: (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (ii) R&S shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against R&S or Reorganized R&S; or (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code. Any default with respect to any Class 18B Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        The legal, equitable and contractual rights of the Holders of Class 18B Claims are unaltered by the Plan. Because Class 18B is not impaired, the Holders of Class 18B Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 18B Claims are not entitled to vote to accept or reject the Plan. The Debtors are not aware of any Claims in this Class.

Class 18C—Intercompany Claims (Unimpaired)

        Class 18C consists of all Intercompany Claims against R&S. Under the Plan, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 18C Claim shall retain such Claim and the rights, interests, and obligations related thereto. Class 18C is not impaired, and the Holders of Class 18C Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 18C are not entitled to vote to accept or reject the Plan,

Class 18D—General Unsecured Claims (Impaired)

        Class 18D consists of all General Unsecured Claims against R&S but does not include Intercompany Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 18D Claim shall, in full and complete satisfaction of such Claim, be paid in full in the form of a Promissory Note in the amount of such Allowed Claim. Class 18D is impaired, and approval of the Plan by Holders of at least two-thirds in amount and more than one-half in number of Holders in Class 18D is required for the Plan to be confiied.

Class 18E—Equity Interests (Unimpaired)

        Class 18E consists of all Claims of Holders of Equity Interests in R&S. On the Effective Date, each Holder of a Class 18E Equity Interest shall retain its Common Stock and all rights, interests, and obligations related thereto. Class 18E is not impaired, and the Holders of Class 18E Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 18E Claims are not entitled to vote to accept or reject the Plan.

ARTICLE III
FINANCIAL ANALYSIS

A.    Liquidation Analysis

        Pursuant to Section 1129(a)(7) of the Bankruptcy Code (sometimes called the "best interests" test) the Bankruptcy Code requires that each Holder of an Impaired claim or Equity Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the hypothetical liquidation of the Debtors' assets and properties in the context of a liquidation in a Chapter 7 case. The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the Cash held by the Debtor at the time of the commencement of the Chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority Claims that may result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of a hypothetical liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code.

        A general summary of the assumptions used by the Debtors' management in preparing the liquidation analysis follows. The more specific assumptions are discussed below.

            1.    Estimate of Net Proceeds    Estimates were made of the Cash proceeds that might be realized from the liquidation of the Debtors' assets. The Chapter 7 liquidation period is assumed to commence on December 28, 2000 and to average six months following the appointment of a Chapter 7 trustee. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months; this time would allow for the collection of receivables, sale of assets and wind-down of daily operations. Based on current market conditions and other theatre exhibitors' liquidity situations, it is assumed that the Debtors will be able to dispose of their business and other assets in multiple transactions, rather than dispose of their business operations as an entirety.

        Wholly-owned real estate, leased theatre properties, leasehold improvements, and theatre fixtures and furniture account for a substantial portion of the Debtors' assets. The Chapter 7 liquidation value of the Debtors' theatre assets was assessed for each property individually based on an evaluation of historical cash flow performance, remaining lease terms and payment obligations, available real estate appraisals, and the overall marketability of the asset. Theatre assets with declining historical and projected future cash flow performance near a break-even or unprofitable level were assumed to generate no value in a Chapter 7 liquidation, For other non-theatre assets, liquidation values were assessed for general Classes by estimating the percentage recoveries that the Debtors might achieve through their disposition.

        The estimation of net proceeds available from the liquidation of the Debtors' theatre assets assumes that (a) there is a ready market for theatre properties located in strategic geographic regions, (b) a willing buyer exists for the Debtors' performing theatres, and (c) the Debtors are successful in completing the sale of targeted Project Clean-Up properties at estimated "pricepoints." It is important to note, however, that the theatre industry as a whole is over-leveraged and over-saturated with movie theatre screens, thus severely limiting potential sale opportunities for the Debtors' theatre properties. With respect to the Debtors' leased properties, the Liquidation Analysis assumes that cash-flow positive theatres with favorable lease terms are either sold or reverted back to landlords. Leased theatre properties with minimal or negative cash flow and/or unfavorable lease terms are assumed to generate no value in a Chapter 7 liquidation while at the same time generating incremental lease rejection Claims. The treatment of leased theatre properties in the liquidation analysis similarly assumes that there is a ready market for theatre properties with favorable lease terms and cash flow prospects.

            2.    Estimate of Costs    The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those that might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtors during the Chapter 11 Cases and allowed in the Chapter 7 case, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code and any other committee so appointed.

            3.    Distribution of Net Proceeds Under the Absolute Priority Rule    The foregoing postpetition claims, costs, expenses, fees and such other Claims that may arise in a Chapter 7 liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured Claims. Under the absolute priority rule, no junior creditor may receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. The Debtors believe that in a Chapter 7 case, Holders of Allowed Unsecured Claims against, and Equity Interests in, UA and UATC would receive no distributions of any liquidation proceeds.

        After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors as compared to a Chapter 11 case, including (a) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a bankruptcy trustee and the trustee's professional advisors, (b) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, and (c) substantially ,increased Claims which would be satisfied on a priority basis, the Debtors have determined, as summarized on the following chart, that Confirmation of the Plan will provide each creditor and equity holder with a recovery that is equal to or greater than it would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

SUMMARY OF RECOVERIES

Claims	Classes	Chapter 7	Under the Plan
Priority and Administrative Claims	Unclassified	100%	100%
Other Priority Claims	lA, 2A, 3A, 4A, 5A, 6A, 7A, 8A, 9A, lOA, 1 lA, 12A, 13A, 14A, 15A, 16A, 17A, and 18A	100%	100%

SUMMARY OF RECOVERIES

Bank Claims	1B, 2B, 3B, 4B and 5B	47.6%	82.4	%*
Other Secured Claims	1C, 2C, 3C, 4C and 5C	100%	100%
Secured Claims	6B, 7B, 8B, 9B, 10B, 11B, 12B, 13B, 14B, 15B, 16B, 17B and 18B	100%	100%
Intercompany Claims	1D, 2E, 3D, 4D, 5D, 6C, 7C, 8C, 9C, 10C, 11C, 12C, 13C, 14C, 15C, 16C, 17C and 18C	100%	100%
UA Note Claim	2D	0%	1.81%
General Unsecured Claims (Against UATC)	2F	0%	5.2	%**
General Unsecured Claims (Against UA)	1E	0%	1.22	%***
General Unsecured Claims (Against all other Debtors)	3E, 4E, 5E, 6D, 7D, 8D, 9D, 10D, 11D, 12D, 13D, 14D, 15D, 16D, 17D and 18D	100%	100%
Equity Interests (in UA and UATC)	1F and 2G	0%	0%
Equity Interests (in all other Debtors)	3F, 4F, 5F, 6E, 7E, 8E, 9E, 10E, 11E, 12E, 13E, 14E, 15E, 16E, 17E, 17F and 18E	100%	100%

*
The estimated recovery assumes par value for the Restructured Bank Credit Facility, however, that assumption should not be considered an indication of the trading value for the Restructured Bank Credit Facility in the secondary market, which would be based upon a number of factors including the level of interest rates, general economic conditions, and actual financial performance of the Debtors compared to projected results.

**
Assumes that critical trade creditors and claims relating to film licensing, distribution, and advertising contracts are paid pursuant to first-day orders granted by the Bankruptcy Court. Also includes estimated lease rejection claims. Subject to reduction in accordance with Articles III.C.6 and 1.B.26 of the Plan.

***
Although Holders of Class 1E Claims will not receive any distribution directly from the Debtors, Bank of America, on behalf of the Debt Electors, and as described in Article VII.K. of the Plan, shall distribute the New UA Warrants to the Subordinated Note Indenture Trustee or other designated agent of the Holders of Allowed Class 1E Claims, to be distributed by said Trustee or agent on a Pro Rata basis to such Holders of Allowed Class 1E Claims, which would in effect result in the stated 1.22% projected recovery, which is not included in the projected recovery of Class 1B.

        Moreover, the Debtors believe that the value of the distributions from the liquidation proceeds to each Class of Allowed Claims in a Chapter 7 case would be the same or less than the value of distributions under the Plan because (1) such distributions in a Chapter 7 case may not occur for a substantial period of time and (2) the amount of landlord lease rejection claims would be significantly higher in a Chapter 7 liquidation. In this regard, it is possible that a distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the Chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered

4.    Liquidation Analysis

        The Debtors' Liquidation Analysis is an estimate of the proceeds that may be generated as a result of a hypothetical liquidation of the Debtors' assets under Chapter 7 of the Bankruptcy Code. Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in an accurate estimate of the proceeds that would be realized were United Artists to undergo an actual liquidation. The Liquidation Analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, landlord lease rejection Claims, employee severance Claims, or other potential Claims. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. The Liquidation Analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein. The Liquidation Analysis set forth below was based on the estimated values of United Artists' assets as of December 28, 2000. These values have not been subject to any review, compilation or audit by any independent accounting firm.

UNITED ARTISTS THEATRE COMPANY LIQUIDATION ANALYSIS
($ in 000's)

	12/28/00 Estimated Balance (before fresh start)	Estimated Recovery	Estimated Liquidation Proceeds
PROCEEDS FROM LIQUIDATION
Cash & Investments	$18,894	100.0%	$18,894
Accounts and Notes Receivable	9,640	80.0%	7,712
Inventories	5,942	60.0%	3,565
Prepaid Expense	13,864	0.0%	—
Equity Investment in Affiliates	3,091	20.0%	618
Net PP&E and Lease Acquisition Costs (including capital leases)	391,726	53.7%	210,459
Other Assets	16,978	0.0%	—

Total Proceeds from the Liquidation of Assets	$460,134	52.4%	$241,248
Plus: Cash Flow Generated During the Liquidation Period			—
Total Proceeds Available for Distribution			$241,248

	Estimated Claim	% Recovery	Estimated recovery
ALLOCATION OF PROCEEDS
Priority & Administrative Claims:
Trustee & Professional Fees	$10,237	100.0%	$10,237
Priority Tax Claims	10,668	100.0%	10,668
Wind-Down Costs	7,356	100.0%	7,356

Total Priority & Administrative Claims	$28,261		$28,261
Value Available for Payment of Secured Claims			$212,986
Secured Claims:
DIP Facility	$0	100.0%	$0
Revolver	97,000	47.6%	46,141
Letters of Credit	2,738	47.6%	1,303
Term Loan	340,056	47.6%	161,757
Other Secured Debt	7,959	47.6%	3,786

Total Secured Claims	$447,753		$212,986
Proceeds Available for Payment of General Unsecured Claims			$0
Proceeds Available for Distribution to Equity			$0

5.    Notes to Liquidation Analysis

  a.
  Cash and Cash Equivalents. Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

  b.
  Accounts and Notes Receivable. Accounts and notes receivable consist of receivables from United Artists' Satellite Theatre Network business customers and other miscellaneous receivables related to the sale of the Debtors' interests in the Far East and real estate held by the Staten Theatre Group partnership. The recovery of accounts and notes receivable is based on management's estimate of collection, given such factors as the aging and historical collection patterns of the receivable and the effect of the liquidation on the Debtors' ability to collect outstanding accounts and notes receivable.

  c.
  Inventories. Inventories are comprised of concessions products, carpeting, SDDS units, and other uninstalled theatre-related equipment. The overall inventory recovery is net of costs incurred to liquidate the inventories.

  d.
  Prepaid Expenses. Prepaid expenses and other current assets consist primarily of miscellaneous prepaid expenses such as rent and other occupancy costs, insurance, taxes and deposits. The liquidation value of these prepaid expenses assumes that trade vendors and landlords offset the prepaid amounts against the amounts payable to the Debtors.

  e.
  Equity Investment in Affiliates. Equity investment in affiliates includes the Debtors' ownership interest in non-Debtor affiliated entities. The recovery of 20% of the Debtors' equity investment in these affiliates is based on management's estimate of realizable value in conjunction with a sale of the Debtors' ownership interests in the context of a liquidation.

  f.
  Net Property, Plant and Equipment and Lease Acquisition Costs. Property Plant and Equipment includes owned land, buildings, machinery and equipment, and leasehold improvements related primarily to existing theatre properties. For all assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that the Debtors might achieve through their disposition. There is a recovery on leasehold improvements only to the extent that management estimated that an interested third-party purchaser would be willing to pay some premium in conjunction with the assumption of the underlying lease. There is no recovery of leasehold improvements to other leased properties because such improvements will revert to the lessor upon the discontinuation of the leases, or, in the case of an assignable lease, will inure to the benefit of the assignees of the leases. These estimated liquidation values could vary dramatically from the amounts that might be recovered in an actual Chapter 7 bankruptcy liquidation.

  g.
  Other Assets. Other assets primarily include non-current assets, which are deferred financing costs and other miscellaneous assets. These assets are assumed to have no value in a liquidation. Although the liquidation of United Artists' tradename and other intangible assets may have value in a liquidation, no liquidation proceeds were assumed from the sale of goodwill or other intangible assets due to the uncertainty of realizable value.

  h.
  Trustee and Professional Fees. Trustee fees are estimated at 3% of gross liquidation proceeds. Professional fees represent the costs of a Chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management review of the nature of these costs and the outcomes of similar liquidations, fees were estimated to average approximately $1 million per month for six months during the liquidation period. No Priority Claims other than trustee and Professional fees are assumed.

  i.
  Wind-Down Costs. Wind-down costs consist of corporate overhead, severance, stay bonuses, and other related costs to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a nine-month period and that such expenses, costs and overhead would decrease over time.

  j.
  Revolver, Term Loan, and Letters of Credit. The Revolver, Term Loan, and Letters of Credit, which are part of the Prepetition Bank Credit Facility, are secured by, among other things, a pledge of 100% of the capital stock of the following direct or indirect subsidiaries of United Artists; UAR; UAP I; UAP II; UAR; UATC; UAB; UAB II; Tallthe; UAIPH; UAPH II; UAIMC; BPTC; UPDC; UATA; and UAPR. The Revolver, Term Loan, and Letters of Credit are also secured by mortgages on approximately thirty-one theatres owned by UATC, UAR, and UAP I, and by substantially all of the personal property of UA, UATC, UAR, UAP I, and UAP II. The obligations under the Revolver, Term Loan, and Letters of Credit are guaranteed by the following direct or indirect subsidiaries of United Artists: UATC; UAR, UAP I; and UAP II. The claims securing the Revolver and Term Loan include prepetition interest.

  k.
  Other Secured Debt. Other secured debt consists of various term loans, mortgage notes, capital leases, seller notes and other borrowings secured by specific assets, equipment and properties.

  l.
  Consolidated Liquidation Analysis. The Debtors have prepared a liquidation analysis of the Debtors on a consolidated basis. The Debtors do not believe or imply that their bankruptcy estates would be substantively consolidated in a liquidation under Chapter 7 of the Bankruptcy Code and expressly reserve all rights with respect thereto. In any event, the Debtors also do not believe that substantive consolidation of the Debtors' estates would significantly affect the distribution to Holders of Allowed Claims. Other than Intercompany Claims and Bank Claims, virtually all of the Claims against any of the Debtors are Claims against UA or UATC, UA's wholly-owned subsidiary.

6.    Valuation Methodology

        In order to comply with the "best interests" test as well as to determine the relative distributions to parties in interest under the Plan, an estimated reorganization value (the "Reorganization Value") has been prepared by Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey"), financial advisors to the Debtors. Houlihan Lokey has determined the Reorganization Value based on an assumed Effective Date of December 28, 2000 giving effect to the implementation of the Plan.

        In reaching its conclusions on Reorganization Value, Houlihan Lokey analyzed the Debtors' current operations and projections, as well as the industry in which the Debtors compete. Among other analyses, Houlihan Lokey (a) reviewed certain historical financial information of the Debtors, (b) reviewed certain internal operating reports, including management-prepared financial projections and analyses, (c) assisted in the creation of updated financial projections, (d) discussed historical and projected financial performance with senior management, (e) reviewed industry trends and operating statistics, (f) analyzed the capital structures, financial performance, and market valuations of other competitors in the theatre industry, (g) analyzed the capital structures and betas of companies in industries with operational dynamics similar to those of the Debtors, and (h) prepared such other analyses as Houlihan Lokey deemed necessary and appropriate.

        Houlihan Lokey relied on the accuracy and reasonableness of the historical financial information and projection assumptions provided by the Debtors' management. Houlihan Lokey's valuation is based on the assumption that the operating results anticipated by management can be achieved in all material respects, including attendance levels, revenue growth, and improvements in operating margins, earnings, and cash flow. To the extent that the valuation is dependent upon the Debtors' achievement of the projections contained in the Disclosure Statement, the valuation should be considered speculative.

        In addition to relying on management's projection assumptions, Houlihan Lokey's valuation analysis is based on a number of assumptions including, but not limited to: (a) a successful and timely reorganization of the Debtors' capital structure; (b) an improvement in current market conditions through the Effective Date as well as the forecast period for the operating projections; (c) the Plan becoming effective in accordance with its proposed terms; and (d) the continuity of present operating management of the Debtors following consummation of the Plan. Houlihan Lokey's valuation analysis further assumes that the Debtors (i) are successful in disposing of its Project Clean-Up theatres in accordance with the time line reflected in the operating projections and (ii) have the financial flexibility to invest capital in upgrading its existing theatre base to remain competitive.

        Two methodologies were used to derive the value of Reorganized Debtors based on the projections: (a) a comparison of the company and its current and historical operating performance to the public market values of companies deemed comparable to the Debtors; and (b) a calculation of the present value of free cash flows (including a terminal value, defined herein) based on a set of projections (the "Projections") created by the Debtors' senior management and Houlihan Lokey.

        The market-based approach involves: (a) identifying a group of publicly traded companies whose businesses are comparable to those of the Debtors (the "Comparable Companies"); (b) calculating capitalization multiples, which are ratios based on (i) the enterprise value (calculated as Total Market Value of Equity plus Total Debt less Cash) of the Comparable Companies and (ii) the financial results of these companies; and (c) applying a range of capitalization multiples to the Debtors' recent financial results to arrive at an implied value range for the Debtors.

        The discounted cash flow approach involves the analysis of the unleveraged free cash flows that the Debtors are expected to generate based on the Projections. These cash flows, in conjunction with an estimated value of the Company at the end of the projected period (the "Terminal Value"), are discounted to the Effective Date at the Debtors' post-restructuring weighted average cost of capital in order to determine the Debtors' enterprise value.

        In calculating the Debtors' weighted average cost of capital, Houlihan Lokey applied a beta that it believed was appropriate given the Debtors' risk profile. The betas of other theatre exhibitors were deemed meaningless as a result of the over leveraged nature of the exhibitor industry; thus, the betas of Comparable Companies were not considered when Houlihan Lokey determined an appropriate beta for the Debtors. Consequently, Houlihan Lokey utilized betas from companies that, although not in the exhibitor industry, shared key operating characteristics with the Debtors. These characteristics include: (a) the generation of most revenues on a cash-basis rather than a receivables-basis; (b) peak sales occurring during a particular season, holidays, and/or weekends; (c) the service-oriented rather than manufacturing-oriented business; (d) much of the fixed assets are not owned; and (e) an entertainment sector business.

        Based on the analysis performed, Houlihan Lokey estimates the Reorganization Value as of December 28, 2000 to be from $360 million to $400 million, with a mid-point of $380 million. Based on this range and the total level of indebtedness outlined in the Plan ($260 million), Houlihan Lokey estimates an equity value range (including convertible preferred stock) of approximately $100 million to $140 million with a mid-point value of $120 million.

        The Reorganization Value represents the going concern value of the Debtors on a deleveraged basis, giving effect to the implementation of the Plan. As such, the Reorganization Value is not a prediction of the future trading prices of securities of the Reorganized Debtors. The Reorganization Value does not represent a liquidation value of the Debtors or their assets; a Liquidation Analysis has been prepared and provided separately in Article III.A.4 of the Disclosure Statement. This valuation also does not represent an appraisal of the Debtors' assets.

        B.    Projections

1.    Responsibility for and Purpose of the Projections

        As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that the plan is "feasible," i.e., that Confirmation is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of financial projections (the "Projections"), analyzed the ability of the Debtors to meet their obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each Holder of a Claim entitled to vote under the Plan (see Article III of the Disclosure Statement) in determining whether to accept or reject the Plan.

        The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in UA's and UATC's Annual Reports on Form 10-K for the fiscal year ended 1999, and UA's and UATC's Quarterly Reports on Form 10-Q for the periods ended March 30, 2000 and June 29, 2000 respectively. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the business after the assumed Effective Date which are utilized in the Projections were prepared in August, 2000 and were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Debtors to achieve the Projections.

        THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

        THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

        THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

        FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF THE REORGANIZED DEBTORS, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. THE REORGANIZED DEBTORS WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH

COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

2.    Summary of Significant Assumptions

        The Debtors have developed the Projections (summarized below) to assist both creditors and equity holders in their evaluation of the Plan and to analyze its feasibility. The Projections are based upon a number of significant assumptions described below. Actual operating results and values may and will vary from those projected.

  a.
  Fiscal Years. The Debtors' fiscal year ends on the Thursday closest to December 31 of each year. Any reference to "Fiscal" immediately followed by a specific year means the 52 or 53 week period ending on the Thursday closest to December 31 of such year.

  b.
  Plan Terms and Consummation. The Projections assume an Effective Date of December 28, 2000 with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Equity Interests. If consummation of the Plan does not occur prior to December 31, 2000, there is no guarantee that, among other things, trade creditors (e.g., the film studios) will support the Debtors as projected. A material reduction in the Debtors' access to film or trade credit, or a complete cessation of film shipment to the Debtors, would materially impact the Debtors' ability to achieve the projected results. Further, if the Effective Date does not occur prior to December 31, 2000, additional bankruptcy-related expenses will be incurred until such time as a new plan of reorganization is confirmed. These expenses could significantly impact the Debtors' results of operations and cash flows.

  c.
  Assumptions Preceding the Effective Date. As a basis for the Projections, management has estimated the operating results for the period of time leading up to the Effective Date. Specifically, it has been assumed that during the Chapter 11 Cases, film studios and distributors will continue to provide the Debtors with films and trade creditors will continue to provide the Debtors with goods on customary terms and credit.

  d.
  Theatre Divestiture Program. The Debtors have been implementing Project Clean-Up, a theatre divestiture program, whereby the Debtors have sold or closed, or intend to sell or close, 199 theatres containing 960 screens (of which 181 theatres and 855 screens have been closed or sold as of the Petition Date). Sales and closures are expected to improve EBITDA going forward. In addition, during the course of the Chapter 11 Cases, the Debtors plan to evaluate the closure, sale, and/or lease renegotiation of additional underperforming theatres and properties not currently encompassed by first-day motions to reject certain leases.

  e.
  Screens per Theatre. The Debtors intend to improve both their profitability and the value of their asset base by increasing the average number of movie screens per theatre. The Debtors expect to achieve this goal by divesting smaller theatres and investing capital, in the form of screen expansions and upgrades, into several of its profitable theatres. The Debtors predict that they will have an average of 8.0 screens per theatre by 2004 (1,583 screens across 197 theatres) relative to 6.9 screens per theatre at the end of fiscal 1999 (2,108 screens across 304 theatres).

  f.
  General Economic Conditions. The Projections were prepared assuming that economic conditions in the markets served by the Debtors do not differ significantly over the next four years from current economic conditions. Inflation in revenues and costs are assumed to remain relatively low.

  g.
  Revenues. Total net revenues can be broken down into (i) net box office receipts (admissions less film expenses), (ii) net concession proceeds (concession sales less cost of goods sold), and

    (iii) other net revenues (net slide advertising proceeds, net satellite theatre proceeds, and miscellaneous revenues). The Debtors' ability to achieve its projected revenue levels assumes that (a) the Debtors complete the targeted disposal/sale of Project Clean-Up theatres prior to the Effective Date, (b) the Debtors have the financial flexibility to make strategic capital investments in upgrading its existing theatre base, and (c) there will be no significant after-effect on the Debtors from the Chapter 11 reorganization process with respect to film studios and trade creditors.

    (i)
    Net Box Office Receipts. Admissions are expected to decrease by 9.5% and 8.2% in fiscal years ("FY") 2000 and 2001, respectively, and are expected to grow at an annual rate of 3.5% from FY 2001 to FY 2004. Although projected increases in average ticket prices during FY 2000 and FY 2001 should serve to increase admissions, a meaningful decline in attendance (12.6% in FY 2000 and 10.0% in FY 2001) associated with the Debtors' declining theatre base (primarily resulting from Project Clean-Up and other scheduled divestitures) is driving the overall decline in admissions. Annual ticket price increases of 2.0% and annual attendance growth of 1.5% from FY 2002 to FY 2004 provide for admissions growth during those periods. Film licensing and advertising expenses are assumed to remain constant at 55.4% of admissions. Given the overall increase in admissions from FY 2001 to FY 2004 and the constancy of film expenses, net box office receipts are projected to grow at a compound annual growth rate ("CAGR") of approximately 3.5%.

    (ii)
    Net Concession Proceeds. Concession sales are expected to decrease by 7.2% and 6.4% in FY 2000 and FY 2001, respectively, but are expected to grow by 4.5% annually from FY 2002 to FY 2004. Although average concessions per capita is expected to increase during FY 2000 and FY 2001, the aforementioned decline in attendance levels is expected to result in an overall decline in concession sales. Concession per capita growth of 3.0% annually and an annual increase in attendance levels of 1.5% from FY2002 to FY2004 provide for concession sales growth during those periods. Cost of goods sold ("COGS"), stated as a percentage of concession sales, are projected to increase 0.4% annually (as a percentage of revenues) from FY 2001 to FY 2004.

    (iii)
    Other Net Revenues. Net slide advertising revenues and net satellite theatre revenues are expected to grow 5.0% per year through FY 2004. Miscellaneous revenues are assumed to grow at a 1.0% annual rate through FY 2004.
  h.
  Operating Expenses. Operating expenses are comprised of the following key categories: (i) salaries and personnel expenses; (ii) advertising expenses; (iii) repairs, supplies and utilities; (iv) other operating expenses (travel & entertainment, pre-opening costs, insurance, and miscellaneous operating expenses); and (v) rent (rent, escalating rent, percentage rent and common area maintenance charges). Operating expenses in categories (i) through (iv) are expected to increase at an annual rate of 2.0% (as a percentage of admissions) rate through FY 2004. Total rent expenses are expected to decline in FY 2000 and 2001 as the Debtors dispose of underperforming properties as part of Project Clean-Up, thus decreasing the Debtors' overall rent/lease obligations. Rent is assumed to remain constant after the Effective Date.

  i.
  General and Administrative Expenses. General and administrative expenses are projected to decline in FY 2000 and FY 2001 as a percentage of total revenue due primarily to the impact of (i) the closure of unprofitable theatres and (ii) reductions in corporate overhead. General and administrative expenses are assumed to remain constant at 3.8% of total revenue from FY2002 to FY2004.

  j.
  Income Taxes. The Projections assume that, upon consummation, the Reorganized Debtors will not have the benefit of any net operating loss carry-forwards. The Projections also assume a reduction in much of the tax basis of the Debtors' long-term assets as a result of debt forgiveness. The combined federal, state and local income tax rate is estimated at 40%.

  k.
  Capital Expenditures. Capital expenditures consist of investments in (i) the renovation/upgrade of targeted existing theatres (e.g., screen expansion and installation of stadium theatre seating), (ii) the replacement of old theatres with new stadium seating theatres, and (iii) standard maintenance. The Projections assume a level of capital expenditures which, consistent with management's business plan, can be supported by the capital structure and forecasted operating results of the Reorganized Debtors.

  l.
  EBITDA. EBITDA is defined, for purposes of the Projections, as earnings before interest expense, income tax provision, depreciation and amortization, non-cash escalating rent, non-cash pre-opening expenses, unusual items, reorganization items, and extraordinary items.

  m.
  Interest Expense. Interest expense reflects interest on the Restructured Bank Credit Facility, and interest on obligations under capital leases and real estate mortgages. The Restructured Bank Credit Facility is assumed to require monthly Cash interest payments commencing in January, 2001.

  n.
  Fresh Start Accounting. The Projections have been prepared using the basic principles of "fresh start" accounting for periods after December 31, 2000. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, the Debtors will determine the reorganization value of the reorganized company at the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets, and the Debtors will record an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable assets. The Projections assume that the reorganization value in excess of amounts allocable to identifiable assets will be amortized over the four years ($6.8 million per year) following the Effective Date. The Debtors are in the process of evaluating further how the reorganization value will be allocated to their various assets. It is likely that the final allocation, and therefore the amount of reorganization value in excess of book, the amortization of reorganization value in excess of book as well as depreciation and amortization expense, will differ from the amounts presented herein.

  o.
  Reorganization Value. For purposes of this Disclosure Statement and in order to prepare the Projections, management has utilized a reorganization value of the Reorganized Debtors of $380 million as of December 28, 2000, which represents the mid-point of the valuation range, as referenced in Article III.A.6 of the Disclosure Statement.

  p.
  Working Capital. Components of working capital are projected primarily on the basis of historic patterns applied to projected levels of operation. It has been assumed that vendor trade terms return to normal levels in the post-Effective Date period.

  q.
  Restructured Bank Credit Facility. The Reorganized Debtors are assumed to enter into the four-year term Restructured Bank Credit Facility. The Projections make certain assumptions regarding the terms of the Restructured Bank Credit Facility including, among other things, the amortization requirements thereunder. While the assumptions regarding the minimum amortization requirements may be different from the actual amortization included in the final agreement, any differences will not have a material impact on the overall liquidity of the Reorganized Debtors.

3.    Special Note Regarding Forward-Looking Statements

        Except for the historical information, statements contained in this Disclosure Statement and incorporated herein by reference, including the projections in this section, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which the Debtors operate and will operate, the success or failure of the Debtors in implementing their current business and operational strategies, the level of trade creditor support, the availability, location and terms of sites for theatre development, the ability of the Debtors to dispose of their unprofitable theatres, the ability of the Debtors to maintain and improve their attendance levels and operating margins, and the liquidity of the Debtors on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund the Debtors' capital expenditure program). For additional information about the Debtors and relevant risk factors, see Article XII of the Disclosure Statement.

4.    Financial Projections

        The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

  a.
  Reorganized United Artists Unaudited Pro-Forma Balance Sheets Reflecting Reorganization Adjustments;

  b.
  Reorganized United Artists Unaudited Balance Sheets for Fiscal Years Ending in 2000 Through 2004;

  c.
  Reorganized United Artists Unaudited Income Statements for Fiscal Years 2000 Through 2004; and

  d.
  Reorganized United Artists Unaudited Statement of Cash Flows For Fiscal Years 2000 Through 2004.

        All captions in the attached projections do not correspond exactly to the Debtors' historical external reporting; some captions have been combined for presentation purposes.

REORGANIZED UNITED ARTISTS UNAUDITED PRO-FORMA BALANCE SHEETS
REFLECTING REORGANIZATION ADJUSTMENTS ($ in 000s)

	Estimated 12/28/00	Fresh Start Adjustments	Restated 12/28/00
ASSETS
Current Assets:
Cash (a),(b)	$18,894	$(7,000)	$11,894
Net Receivables	9,640	—	9,640
Merchandise Inventory &Prepaid Expenses	19,805	—	19.805

Total Current Assets	$48,339	$(7,000)	s 41,339
Investments	3,091	—	3,091
Total Property, Plant & Equipment	636,313	—	636,313
Less: Accumulated Depreciation	(286,137)	—	(286,137)

Net PP&E	350,176	—	350,176
Net Intangible Assets	41,550	—	41,550
Other Assets (Net)(c)	16,978	(14,831)	2,147
Reorganization Value in Excess of Book (d)	—	27,170	27,170

TOTAL ASSETS	$460,134	$5,340	$465,473
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable (b)	$72,929	$(10,000)	$62,929
Accounts & Other Liabilities (b)	55,564	(33,020)	22,545

Total Current Liabilities	$128,493	$(43,020)	$85,473
New Secured Credit Facility (a)	$0	$0	$0
Senior Secured Debt (b)	437,055	(187,001)	250,054
Senior Subordinated Notes (c)	275,000	(275,000)	—
Other Debt	6,976	—	6,976
Other Liabilities (b)	94.196	42,260	51,936

TOTAL LIABILITIES	$941,720	$(547,281)	$394,440
Minority Interest	$5,884	—	$5,884
Convertible Preferred Stock(c)	—	57,000	57,000
Common Stock &Additional Paid-in Capital (d)	49,286	(41,137)	8,149
Dividends	—	—	—
Foreign Currency Translation (d)	13	(13)	—
Retained Earnings (d)	{536,770)	536,770	—

TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$460,134	$5,340	$465,473

        5.    Notes to Pro-Forma Reorganized Balance Sheet

          a. Adjustments result from the refinancing of obligations under the DIP Facility with the Post-Confirmation Restructured Bank Credit Facility. While as of the date of the Disclosure Statement the Debtors estimate that there will be no outstanding indebtedness under the DIP Facility as of December 28, 2000, the amount of actual indebtedness under the DIP Facility as of the Effective Date could differ materially as a result of, among other things, changes in business and general economic conditions, the competitive environment in which the Debtors operate, and the terms of the Debtors' film licensing arrangement with film studios. The Debtors estimate a $2 million cash charge associated with the refinancing of the DIP Facility upon the Effective Date.

          b. The Plan provides for, among other things, the payment of $2.5 million to Holders of General Unsecured Claims.

          c. The Plan provides for, among other things, a deleveraging of the Debtors through the "exchange" of all Bank Claims for approximately $252.2 million of Restructured Bank Credit Note Interests, $57,000,000 in New UA Convertible Preferred Stock, 10,000,000 shares of New UA Common Stock, 3,750,000 Equity Elector Warrants, and the New UA Warrants (to be distributed as described in the Plan). The Adjustments reflect the cancellation of the Bank Claims and the Subordinated Notes and the issuance of new securities in accordance with the Plan. "Other Assets" has been adjusted to "write-off' all remaining deferred financing fees related to the issuance of the Prepetition Bank Credit Facility and the Subordinated Notes.

          d. The Debtors propose to account for the reorganization and the related transactions using the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). The Debtors have estimated a range of reorganization value, between $360 million and $400 million. For purposes of determining reorganization value, the Debtors have used the midpoint of that range ($380 million), $65 million of which value is attributable to shareholder's equity (including but not limited to the New UA Common Stock). In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. The unallocated portion of the reorganization value is classified as Reorganization Value in Excess of Book and is amortized over four years. For the purposes of the Balance Sheet, book values have been assumed to equal fair values except for specific items for which quantifiable data is currently available. The Debtors are currently evaluating the value of various assets, including certain of their fixed assets and leased theatre properties, which may lead to additional pro forma adjustments to book values and result in a different Reorganization Value in Excess of Book as of the Effective Date. The value of shareholders' equity in the fresh start balance sheet is not an estimate of and does not necessary reflect the public market trading value after Confirmation of the New UA Common Stock, Equity Elector Warrants, the New UA Convertible Preferred Warrants, or the New UA Warrants, which value is subject to many uncertainties and cannot be reasonably estimated at this time. The Debtors do not make any representation as to the public market trading value of any securities to be issued pursuant to the Plan.

REORGANIZED UNITED ARTISTS UNAUDITED BALANCE SHEETS
FOR FISCAL YEARS ENDING IN 2000 THROUGH 2004 ($ in 000s)

	As of Fiscal Year Ending
ASSETS	12/28/00	1/3/02	1/2/03	1/1104	12/30/04
Current Assets:
Cash	$11,894	$10,000	$10,000	$10,000	$10,000
Net Receivables	9,640	10,365	10,819	11,294	11,790
Merchandise Inventory & Prepaid Expenses	19,805	18,235	19.318	20,054	20.819

Total Current Assets	$41,339	$38,599	$40,137	$41,348	$42,609
Investments	3,091	3,091	3,091	3,091	3,091
Total Property, Plant & Equipment	636,313	674,563	716,563	761,313	789,813
Less: Accumulated Depreciation	(286,137)	(318,280)	(350.724)	(382,687)	(413.980:

Net PP&E	350,176	356,282	365,839	378,626	375,832
Net Intangible Assets	41,550	37,693	33,837	29,980	26,123
Deferred Tax Asset	—	1,629	3,297	4,966	6,635
Other Assets (net)	2,147	1,647	1,147	647	147
Reorganization Value in Excess of Book	27,170	20,378	13,585	6,793	—

TOTAL ASSETS	$465,473	$459,320	$460,934	$465,541	$454,438
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$62,929	$62,804	$64,787	$66,854	$68,887
Accrued & Other Liabilities	22,545	21,268	22,078	22,919	23,793

Total Current Liabilities	$85,473	$84,072	$86,865	$89,773	$92,679
New Secured Credit Facility	$0	$7,163	$9,184	$10,519	$14,094
Senior Secured Debt	250,054	242,464	239,936	237,408	212,129
Senior Subordinated Notes	—	—	—	—	—
Other Debt	6,976	6,226	5,476	4,726	3,976
Other Liabilities	51,936	56.108	60.280	64.451	68,623

TOTAL LIABILITIES	$394,440	$396,033	$401,740	$406,877	$391,501
Minority Interest	5,884	5,884	5,884	5,884	5,884
Convertible Preferred Stock	57,000	57,000	57,000	57,000	57,000
Common Stock & Additional Paid-in Capital	8,149	8,149	8,149	8,149	8,149
Dividends	—	—	—	—	—
Foreign Currency Translation	—	—	—	—	—
Retained Earnings	—	(7,747)	(11,840)	(12,460)	(8,097)

Total Liabilities and Shareholders' equity	$465,473	$459,320	$460,934	$465,451	$454,438

REORGANIZED UNITED ARTISTS UNAUDITED
INCOME STATEMENTS FOR FISCAL YEARS 2000 THROUGH 2004 ($ in 000s)

	Fiscal Year Ending
	12/28/00	1/3/02	1/2/03	1/1/04	12/30/04
Revenues:
Admissions	$391,883	$359,748	$372,447	$385,595	$399,206
Concession Sales	161,871	151,511	158,397	165,596	173,123
Net Other Revenues	19,822	20,446	21,098	21,778	22,488

Total Revenues	$573,576	$531,706	$551,942	$572,969	$594,817
Costs & Expenses:
Film Rental & Advertising Expenses	$216,363	$198,938	$206,263	$213,862	$221,748
Direct Concession Costs	19,564	19,646	21,172	22,791	24,525
Occupancy Expense	119,320	106,967	107,741	108,535	109,350
Other Operating Expenses	133,703	120,368	124,968	130,160	134,683
General & Administrative	21,781	20,146	20,485	21,208	21,956
Depreciation & Amortization	45,774	43,293	43,593	43,113	42,443
No-Recurring Restructuring Charges	13,528	—	—	—	—

Operation Expenses	$570,033	$509,357	$524,221	$539,674	$554,705
Operating Income	$3,543	$22,349	$27,722	$33,295	$40,112
Interest Expense (Net)	78,354	29,069	28,669	28,453	26,966
Other Expenses/(Income)	(2,274)	—	—	—	—
Gains/Loss on Sale of Assets	18,288	—	—	—	—
Equity Loss/(Income)	(1)	—	—	—	—
Minority Interest	1,013	1.013	1,013	1,013	1,013

Earnings Before Taxes	(91,836)	(7,733)	(1,960)	3,828	12,133
Income Tax Expense	—	14	2,133	4,448	7.770

NET INCOME	$(91,836)	$(7,747)	$(4,093)	$(620)	$4,363
Adjusted EBITDA.	$68,111	$70,188	$75,486	$80,579	$86,727
% EBITDA Margin	11.9%	13.2%	13.7%	14.1%	14.6%
Net Income Before Amortization of Reorganization Value in Excess of Book Value	(591.836)	$(954)	$2,700	$6,713	$11,156

REORGANIZED UNITED ARTISTS UNAUDITED STATEMENT OF
CASH FLOWS FOR FISCAL YEARS 2000 THROUGH 2004 ($ in 000s)

	Fiscal Year Ending
OPERATING ACTIVITIES	12/28/00	1/3/02	1/2/03	1/1/04	12/30/04
Net income (Loss)	$(91,836)	$(7,747)	$(4,093)	$(620)	$4,363
Adjustments to Reconcile net (loss) income to net cash provided by (used for) operating activities:
Non-Cash Escalating Rent	4,628	4,172	4,172	4,172	4,172
Depreciation & Amortization	45,774	43,293	43,593	43,113	42,443
Provisions for Impairments and Lease Exit Costs	28,585	—	—	—	—
Gain on Disposition of Assets	(10,297)	—	—	—	—
Deferred Tax Asset	—	(1,629)	(1,669)	(1,669)	(1,669)
Minority Interest in Earnings	2,105	1,013	1,013	1,013	1,013
Change in Assets & Liabilities:
Receivables	(318)	(725)	(454)	(475)	(496)
Inventory & Prepaids	688	1,571	(1,083)	(736)	(765)
Other Assets	172	—	—	—	—
Accounts Payable	5,947	(125)	1,983	2,067	2,032
Accrued & Other Current Liabilities	22,337	(1,276)	809	841	874

NET CASH PROVIDED BY OPERATING ACTIVITIES	$7,785	$38,547	$44,271	$47,706	$51,967
INVESTING ACTIVITIES
Capital Expenditures	$(18,801)	$(48,000)	$(42,000)	$(44,750)	$(28,500)
Early Lease Termination Payments	(575)	—	—	—	—
Other	(1,077)	(1,013)	(1,013)	(1,013)	(1,013)
Proceeds from Asset Sales	21,601	9,750	—	—	—

NET CASH
PROVIDED (USED) BY INVESTING ACTIVITIES	51,148	$(39,263)	$(43,013)	$(45,763)	$(29,513)
FINANCING ACTIVITIES
Debt Borrowings/(Repayments)	$(1,855)	$(1,177)	$(1,258)	$(1,943)	$(22,454)
Increase/(Decrease) in Cash Overdraft	(11,153)	—	—	—	—

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	$(13,009)	$(1,177)	$(1,258)	$(1,943)	$(22,454)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(4,076)	$(1,894)	$0	$0	$0
CASH AND EQUIVALENTS AT BEGINNING OF YEAR	$15,970	$11,894	$10,000	$10,000	$10,000
CASH AND EQUIVALENTS AT END OF YEAR	$11,894	$10,000	$10,000	$10,000	$10,000

ARTICLE IV
PROCEDURES FOR TREATMENT OF DISPUTED,
CONTINGENT AND UNLIQUIDATED CLAIMS

A.    Prosecution of Objections to Claims

        After the ConfirmationDate, the Debtors andthe ReorganizedDebtors shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment, any objections to Claims. From and after the Confirmation Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors also reserve the right to resolve any Disputed Claims outside the Bankruptcy Court under applicable governing law.

B.    Estimation of Claims

        The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claimpursuant to Section 502(c) ofthe Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximumlimitation on such Claim, the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C.    Payments and Distributions on Disputed Claims

        Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Debtors or the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such dispute by settlement or Final Order. In accordance with Article VI.A.1 of the Plan , as soon as reasonably practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Debtors or the Reorganized Debtors in their sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order. In the event there are Disputed Claims requiring adjudication and resolution, the Debtors reserve the right, or upon order of the Court, to establish appropriate reserves for potential payment of such Claims.

D.    Allowance of Claims and Interests

        Except as expressly provided in the Plan (including, but not limited to, the treatment ofBank Claims and Intercompany Claims as deemed Allowed Claims) or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or by the Debtors or the Reorganized Debtors, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Equity Interest as of the date the appropriate Debtor Filed its petition for relief under the Bankruptcy Code, including the Causes of Action referenced in Article X.D of the Plan. All Claims of any entity that owes money to the Debtors shall be disallowed unless and until such entity pays the amount it owes the Debtors in full. Any objection to an Administrative Claim, Priority Claim or Secured Claim must be Filed and served within one hundred and twenty (120) days of the Effective Date.

E.    Controversy Concerning Impairment

        If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Confirmation Date.

ARTICLE V
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

A.    Assumption of Executory Contracts and Unexpired Leases

        1.    Generally    The Debtors will determine which of their executory contracts should be assumed, assumed and assigned, or rejected by analyzing all information pertinent to that determination including, but not limited to, the costs associated with continuing or rejecting their executory contracts and the benefits to the Estates against which such costs must be compared. The Debtors have sought authority from the Bankruptcy Court to assume film studio and related advertising contracts in a motion to assume such contracts Filed on the Petition Date.

        On or before the Confirmation Date, the Debtors will File a List of Contracts and Leases listing certain of the Debtors' executory contracts and unexpired leases that the Debtors wish to assume, assume and assign, or reject, and on the Effective Date: (1) each executory contract or unexpired lease ofthe Debtors on such List (except those: executory contracts and unexpired leases that (a) previously have been rejected by order of the Bankruptcy Court, (b) are the subject of a motion to reject pending on the Effective Date, or(c) are otherwise rejected pursuant to the terms of the Plan) will be deemed assumed, assumed and assigned, or rejected, as indicated, inaccordance withtheprovisions and requirements of Sections 365 and 1123 ofthe Bankruptcy Code; (2) all other executory contracts or unexpired leases of the Debtors (except those executory contracts and unexpired leases that (x) previously have been rejected by order of the Bankruptcy Court, (y) are the subject of a motion to reject pending on the Effective Date, or (z) are otherwise rejected pursuant to the terms of the Plan) will be deemed assumed in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code; and (3) the terms of any such executory contract or unexpired lease assumed or assumed and assigned pursuant to clause (1) or (2) of this sentence shall be modified to include any amendments thereto, if any, that were agreed to by the relevant and appropriate parties on or before the Confirmation Date. Notwithstanding the foregoing and unless otherwise agreed by the relevant parties, the Debtors and the Reorganized Debtors reserve the right, at any time prior to fifteen (15) days after the Effective Date, to amend the List of Contra.cts and Leases to: (1) amend the treatment to any executory contract or unexpired lease listed therein, thus providing for its assumption, assumption and assignment, or rejection, as indicated, pursuant to Article V1.A.1 of the Plan; and (2) add any executory contract or unexpired lease to such List and provide for its assumption, assumption and assignment, or rejection, as indicated, pursuant to Article VI of the Plan, all in accordance with Sections 365 and 1123 ofthe Bankruptcy Code. The Reorganized Debtors shall provide notice of the List of Contracts and Leases (and any amendments thereto) to the parties to the executory contracts or unexpired leases affected thereby. Each contract or lease listed on the List of Contracts and Leases shall be assumed, assumed and assigned, or rejected only to the extent that such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the List of Contracts and Leases shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements) is in fact an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. The assumption pursuant to the Plan of an executory contract or unexpired lease, and all of the obligations thereunder, by a Reorganized Debtor shall constitute the Reorganized Debtor's adequate assurance that it will perform under such executory contract or unexpired lease in the future under 11 USC. § 365(b)(l)(C).

        2.    Notice of Intent to Assume and of Proposed Cure Amount    The Debtors shall indicate in the List of Contracts and Leases the amounts of the Debtors' proposed cure payments to the parties to the executory contracts and unexpired leases listed therein. Any party to an executory contract or unexpired lease subject to a cure amount must File a written objection to such cure amount within twenty (20) days after receipt of such notice of such cure amount or thereafter be forever prohibited and barred from objecting to such cure amount.

        3.    Consent to Mortgage, Security Interest, or Other Lien Upon Unexpired Leases of Real Property    The Debtors shall indicate in the List of Contracts and Leases those unexpired leases of real property to be assumed pursuant to Article VI.A. 1 of the Plan in which the Debtors propose to grant (and have perfected) a security interest, mortgage, or other lien. Any party to any such unexpired lease proposed to be so encumbered, who believes that such unexpired lease prohibits such an encumbrance, must File a written objection to such encumbrance within twenty (20) days after receipt of such notice of such proposed encumbrance. Any party to such a lease that fails to File a written objection to such proposed encumbrance shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien in such lease and(b) the recording or other act to perfect such security interest, mortgage, or other lien, or thereafter be forever prohibited and barred from objecting to such encumbrance.

        4.    Cure of Defaults for Executory Contracts and Unexpired Leases Assumed    Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Article VI.A.1 ofthe Plan is in default, shall be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, at the option ofthe Reorganized Debtor assuming such executory contract or unexpired lease: (a) by payment of the default amount in Cash on or before thirty (30) days after the Effective Date; (b) by payment of the remaining 50% of the default amount in Cash on or before June 15, 2001. A Reorganized Debtor's obligation pursuant to the Plan to make such above payments of the default amount shall be deemed to be adequate assurance that the Reorganized Debtor will promptly cure such default under 11 U.S.C. § 365(b)(l)(A). Any payments made pursuant to and in accordance with Article VI.A.4 ofthe Plan will be deemed made on the Effective Date. In the event of a dispute regarding (1) the amount of any cure payments, (2) the ability of the Retorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption; provided, however, that based on the Bankruptcy Court's resolution of any such dispute, the applicable Debtor or Reorganized Debtor shall have the right, within (30) days of the entry of such Final Order and subject to approval by the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code, to reject the applicable executory contract or unexpired lease. Notwithstanding the foregoing, neither the grant by the Debtors or Reorganized Debtors of a security interest, mortgage, or other lien in any unexpired lease or executory contract assumed pursuant to Article VI of the Plan, nor the recording or other act required for the perfection thereof, shall constitute a breach or other default under such lease or other applicable law.

        5.    Notice    The Disclosure Statement and the Plan shall constitute due and sufficient notice of the intention of the Debtors and the Reorganized Debtors to assume all executory contracts and unexpired leases in accordance with Article VI of the Plan.

        6.    Approval of Assumptions and Assignments    Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assumptions and assignments, and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

B.    Assumption of Documents Supplementary to Executory Contracts or Unexpired Leases

        Each executory contract or unexpired lease of the Debtors and Reorganized Debtors shall include: (a) modifications, amendments, supplements restatements, or other agreements made directly or indirectly by any agreement & instrument, or other document that in any manner affects such executory contract or unexpired lease, irrespective of whether such agreement, instrument, or other document is listed in the List of Contracts and Leases or in the Schedules; and (ii) executory contracts or unexpired leases appurtenant to the premises listed on such List, Schedule, or other document, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interest in real estate or rights in rem to such premises, unless any of the foregoing agreements are rejected in accordance with Article VI of the Plan.

C.    Assignments Pursuant to the Plan

        As of the effective time of any restructuring transaction, if any, consummated pursuant to Article V of the Plan, any executory contract or unexpired lease to be held by a surviving, resulting, or acquiring entity in such restructuring transaction, shall be deemed assigned to the applicable entity pursuant to Section 365 of the Bankruptcy Code, and any party to such lease shall be deemed to have consented affirmatively and unconditionally tlo such assignment. Notwithstanding anything in an unexpired lease or executory contract, an assignment pursuant to Article V1.C ofthe Plan shall not constitute a breach or other default under the executory contract, unexpired lease, or other applicable law.

D.    Claims Based on Rejection of Executory Contracts or Unexpired Leases

        If the rejection of an executory contract or unexpired lease pursuant to Article VI of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors, estates, and property, unless (1) a proof of Claim is Filed with the Bankruptcy Court and actually received by the respective Reorganized Debtors on or before the later of: (a) thirty (30) days after the Effective Date; (b) thirty (30) days after the entry of a Final Order approving such rejection; or (c) solely with respect to Claims of non-Debtor parties to such contracts or leases affected thereby, thirty (30) days after the date of any amendment to the List of Contracts and Leases that results in such rejection; or (2) otherwise ordered by the Bankruptcy Court or otherwise provided for in the Plan. Claims arising from the rejection of executory contracts or unexpired leases for which proofs of Claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII of the Plan.

E.    Indemnification of Directors, Officers and Employees

        Notwithstanding any other provision ofthe Plan, the obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers, or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer, or employee of any other corporation or legal entity, to the extent provided in any certificate of incorporation, by-law, or other similar constituent document or by statutory law or written agreement with the Debtors, shall be deemed and treated as executory contracts (and entitled to any benefit afforded under applicable legal authority resulting therefrom) that are assumed by the Debtors pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date, and irrespective ofwhether a proof of Claim based on such indemnification obligations is Filed. The Debtors or the Reorganized Debtors, as the case may be, may modify such indemnification obligations, to the extent that they are authorized to do so, pursuant to the Plan or Sections 365 and 1123 of the Bankruptcy Code. It is the Debtors' position that such indemnification obligations are one of many obligations assumed as part of the overall assumption of such executory contracts with such officers, directors, and employees.

F.    Compensation and Benefit Programs

        Except as otherwise expressly provided in the Plan, all employment contracts, all employment and severance policies, and all compensation and benefit Plan, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors, and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, are treated as executory contracts under the Plan and on the me Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy: Code.

ARTICLE VI
MEANS FOR IMPLEMENTATION OF THE PLAN

A.    Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors

        Except as otherwise provided in the Plan, each Debtor shall continue to exist as a Reorganized Debtor after the Effective Date as a separate entity with all the powers of a corporation under the laws of the respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the Lock-Up Agreements, the Restructured Bank Credit Agreement, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property in each Estate and any property acquired by each of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as othetise provided in the Plan). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose ofproperty and compromise or settle any Claims or Equity Interests without supervision or approval by the Bankruptcy Court and free of any restrictions ofthe Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with Section 1109(b) of the Bankruptcy Code, nothing in Article V.A of the Plan shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

B.    Cancellation of Notes, Instruments, Common Stock, Preferred Stock and StockOptions

        On the Effective Date, except as otherwise provided in the Plan, (i) all notes, instmments, certificates, and other documents of the Debtors evidencing the Bank Claims and the UA Note Claim, (ii) the Subordinated Notes, (iii) all Equity Interests in Mamaroneck, and (iv) all Equity Interests in UA and UATC shall be canceled, and the obligations of the Debtors thereunder shall be discharged.

On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Subordinated Note Indentures, shall be deemed to be canceled, and the obligations of the debtors thereunder shall be discharged, except for the obligation to indemnify the Subordinated Note Indenture Trustee; provided, however, that the Subordinated Note Indentures shall continue in effect solely for the purposes of(i) allowing the Subordinated Note Indenture Trustee, its agent, or its servicer to make distributions on account of the SubordinatedNote Claims pursuant to the Plan and (ii) permitting such SubordinatedNote Indenture Trustee, its agent, or its servicer to maintain any rights or liens it or they may have for fees, costs, and expenses under such Indentures or other agreement. Upon payment in full of the fees and expenses of the Subordinated Note Indenture Trustee pursuant to Article V11.B of the Plan, the liens (if any) of the Subordinated Note Indenture Trustee shall automatically be deemed released and terminated.

C.    Issuance of New Securities; Execution of Related Documents

        On or as soon as reasonably practicable after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, warrants, and other documents to be i.ssued in accordance with the Plan, including, but not limited to, the Restructured Bank Credit Agreement, the Esquity Elector Warrants, theNew UA Common Stock, the New UA Convertible Preferred Stock, the New UA Warrants, the New UATC Common Stock and the Management Equity, each of which shall be distributed as referenced in the Plan. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments as are required to be executed in accordance with the terms of the Plan and/or the Lock-Up Agreements.

D.    Transactions Required by the Plan

        Any transaction required by the Plan shall be implemented in accordance with Article V of the Plan and Article VI ofthe Disclosure Statement. The description in Article V of the Plan of the organizational and ownership structures, governance, and assets and liabilities of the Reorganized Debtors assumes that any transactions required to implement the Plan have been completed. Any corporate transactions to be taken to implement the Plan are described more fully in the Transactions to Implement the Plan, contained in the Plan Supplement.

        THE ESTATES OF THE DEBTORS HAVE NOT BEEN CONSOLIDATED, SUBSTANTIVELY OR OTHERWISE. THE CLAIMS HELD AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NOTHING IN THE PLAN OR THE DISCLOSURE STATEMENT, SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ANY ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST ANY OTHER DEBTOR. THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST ALL OR MORE THAN ONE OF THE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECTTOEACHDEBTOR'SESTATEFORALLPURPOSES(INCLUDING,BUTNOTLIMITED TO, DISTRIBUTIONS AND VOTING), AND SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED IN THE PLAN.

        1.    New UA

          (a) Organization. On or as soon as reasonably practicable after the Effective Date, the following classes of rights and interests in New UA's equity shall be created: New UA Common Stock, New UA Convertible Preferred Stock, Equity Elector Warrants, and New UA Warrants. On or as soon as reasonably practicable after the Effective Date, the New UA Common Stock, New UA Convertible Preferred Stock, Equity Elector Warrants, and New UA Warrants shall be distributed in accordance with the terms of the Plan.

          (b) Assets and Liabilities of New UA. On the Effective Date, New UA will own its own assets (including the New UATC Common Stock in consideration for, among other things, the satisfaction of the UA Note Claim of UA), free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (c) Governance of New UA. On and after the Effective Date, the business and affairs of New UA will be managed by and under the direction of New UA's board of directors as set forth in Article V.E of the Plan.

          (d) Exit Financing Facility. To finance the Cash requirements to consummate the Plan and to provide the Reorganized Debtors with working capital on a going-forward basis, on the Effective Date New UA shall enter into the Exit Facility, which may be guaranteed and/or secured by certain assets of the one or more of the Reorganized Debtors.

        2.    New UATC{fm (a) Organization. On the Effective Date, New UA will receive and own all of the New UATC Common Stock, free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (b) Assets and Liabilities of New UATC. On the Effective Date, New UATC will own its own assets (including, but not limited to, its equity, partnership, or membership interests in certain Debtor and non-Debtor entities), all free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (c) Governance of New UATC. On and after the Effective Date, the business and affairs of New UATC will be managed by and under the direction of New UATC's board of directors as set forth in Article V.E of the Plan.

          (d) Exit Financing Facility. To finance the Cash requirements to consummate the Plan and to provide the Reorganized Debtors with working capital on a going-forward basis, on the Effective Date, New UATC shall enter into the Exit Facility, which may be guaranteed and/or secured by certain assets of the Reorganized Debtors.

        3.    Reorganized UAR

          (a) Organization. On the Effective Date, New UA will retain and own all of the Reorganized UAR Common Stock, free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (b) Assets and Liabilities of Reorganized UAR. On the Effective Date, Reorganized UAR will own its own assets (including, but not limited to, UAR's Equity Interests in UAP I and UAP II), all free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (c) Governance of Reorganized UAR. On and after the Effective Date, the business and affairs of Reorganized UAR will be managed by and under the direction of Reorganized UAR's board of directors as set forth in Article V.E of the Plan.

          (d) Exit Financing Facility. To finance the Cash requirements to consummate the Plan and to provide the Reorganized Debtors with working capital on a going-forward basis, on the Effective Date, Reorganized UAR shall enter into the Exit Facility, which may be guaranteed and/or secured by certain assets of the Reorganized Debtors.

        4.    Reorganized UAP I

          (a) Organization. On the Effective Date, Reorganized UAR will retain and own all of the Reorganized UAP I Common Stock, free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (b) Assets and Liabilities of Reorganized UAP I. On the Effective Date, Reorganized LJAP 1 will own its own assets all free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (c) Governance of Reorganized UAP I. On and after the Effective Date, the business and affairs of Reorganized UAP I will be managed by and under the direction of Reorganized UAP I's board of directors as set forth in Article V.E of the Plan.

          (d) Exit Financing Facility. To finance the Cash requirements to consummate the Plan and to provide the Reorganized Debtors with working capital on a going-forward basis, on the Effective Date, Reorganized UA.P I shall enter into the Exit Facility, which may be guaranteed and/or secured by certain assets of the Reorganized Debtors.

        5.    Reorganized UAP II

          (a) Organization. On the Effective Date, Reorganized UAR will retain and own all of the Reorganized UAP II Common Stock, free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (b) Assets and Liabilities of Reorganized UAP II. Onthe Effective Date, Reorganized UAP II will own its own assets all free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (c) Governance of Reorganized UAP II. On and after the Effective Date, the business and affairs of Reorganized UAP II will be managed by and under the direction of Reorgsltied UAP II's board of directors as set forth in Article V.E of the Plan.

          (d) Exit Financing Facility. To financing the Cash requirements to consummate the Plan and to provide the Reorganized Debtors with working capital on a going-forward basis, on the Effective Date, Reorganized UAP II shall enter into the Exit Facility, which may be guaranteed and/or secured by certain assets of the Reorganized Debtors.

        6.    Reorganized UAIPH

          (a) Organization. On the Effective Date, New UATC will retain and own all of the UAIPH Common Stock, free and clear of liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (b) Assets and Liabilities of Reorganized UAIPH. Onthe Effective Date, Reorganized UAIPH will own its own assets (including, but not limited to, UAIPH's equity interest in UATC Europe B.V.), free and clear ofany liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (c) Governance of Reorganized UAIPH. On and after the Effective Date, the business and affairs of Reorganized UAIPH will be managed by and under the direction of Reorganized UAIPH's board of directors as set forth in Article V.E of the Plan.

        7.    Reorganized UAPH II

          (a) Organization. On the Effective Date, New UATC will retain and own all of the UAPH II Common Stock, all free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (b) Assets and Liabilities of Reorganized UAPH II. On the Effective Date, Reorganized UAPH II will retain and own its own assets (including, but not limited to, its Equity Interests in R&S, KRAC, and Mamaroneck and its equity interests in certain non-Debtor entities), all free and clear of any liens, Claims, and encumbrances (except for liens, if any, granted to secure the Restructured Bank Credit Agreement, Claims under the DIP Facility that by their terms survive termination of that Facility, the Exit Facility, or as otherwise provided in the Plan).

          (c) Governance of Reorganized UAPH II. On and after the Effective Date, the business and affairs of Reorganized UAPH II will be managed by and under the direction of Reorganized UAPH II's board of directors as set forth in Article V.E of the Plan.

        8.    Reorganized R&S

          (a) Organization. On the Effective Date, Reorganized UAPH II and Royal will retain and own all of the R&S Common Stock (in proportion to their respective percentage ownership interests prior to the Petition Date), free and clear of any liens, Claims, and encumbrances (except as otherwise provided in the Plan).

          (b) Assets and Liabilities of Reorganized R&S. On the Effective Date, Reorganized R&S will retain and own its own assets free and clear of any liens, Claims, and encumbrances (except as otherwise provided in the Plan).

          (c) Governance of Reorganized R&S. On and after the Effective Date, the business and affairs of Reorganized R&S will be managed by and under the direction of Reorganized R&S's board of directors as set forth in Article V.E of the Plan.

        9.    Mamaroneck    (a) Organization. On the Effective Date, all Preferred and Common Mamaroneck Stock shall be canceled, and Mamaroneck shall be dissolved and shall cease to do business pursuant to the Confirmation Order. On or as soon as reasonably practicable after the Effective Date, all Holders of such Preferred Stock and Common Stock shall be paid in accordance with the Plan. In the event that applicable state law requires additional acts to be taken or performed in order to dissolve the affairs of Mamaroneck, Reorganized UAPH II shall be authorized to take all necessary steps and perform all requisite acts in order to dissolve Mamaroneck in accordance with applicable state law (other than provisions of such state law relating to distributions to Holders of Claims against, and Equity Interests in, Mamaroneck). Reorganized UAPH II shall be granted power of attorney on behalf of Mamaroneck to perform any and all acts and/or execute such documentation as is necessary or appropriate in furtherance of the dissolution of Mamaroneck.

        (b) Assets and Liabilities of Reorganized Mamaroneck. On or as soon as reasonably practicable after the Effective Date, Reorganized Mamaroneck shall distribute its assets, free and clear of any liens, Claims, and encumbrances (except as otherwise provided in the Plan) to Holders of Allowed Claims against Mamaroneck.

        (c) Governance of Reorganized Mamaroneck. On and after the Effective Date, the business and affairs of Reorganized Mamaroneck will be managed by and under the direction of Reorganized UAPH II pursuant to the power of attorney granted in Article V.D.

E.    New UA Common Stock Dilution

        The following charts illustrates the dilution of New UA Common Stock upon the conversion of the New UA Convertible Preferred Stock and the exercise of the Equity Elector Warrants, the New UA Warrants, and Management Equity.

UNITED ARTISTS THEATRE COMPANY EQUITY OWNERSHIP DILUTION ANALYSIS*
STAGE I—ISSUANCE OF NEW COMMON STOCK

	Total	Anschutz	Debt Electors	Management	UA Unsecured Creditors
Initial Number of Shares Outstanding	—	—	—	—	—
New Common Shares Allocated	10,000,000	2,000,000	8,000,000	—	—
Subtotal	10,000,000	2,000,000	8,000,000	—	—
Percentage Held	100.0%	20.0%	80.0%	0.0%	0.0%

STAGE II—EXERCISE OF $5.00 (STRIKE PRICE) OPTIONS

	Total	Anschutz	Debt Electors	Management	UA Unsecured Creditors
Common Stock Shares Allocated	2,464,333	—	—	2,464,333	—
Total Diluted Shares Outstanding after Exercise	12,464,333	2,000,000	8,000,000	2,464,333	—
Percentage Held	100.0%	16.0%	64.2%	19.8%	0.0%

STAGE III—NEW UA CONVERTIBLE PREFERRED STOCK CONVERSION ($6.25 STRIKE PRICE)

	Total	Anschutz	Debt Electors	Management	UA Unsecured Creditors
Shares Outstanding	12,464,333	2,000,000	8,000,000	2,464,333	—
Common Stock Shares Allocated	9,120,000	9,120,000	—	—	—
Total Diluted Shares Outstanding after Exercise	21,584,333	11,120,000	8,000,000	2,464,333	—
Percentage Held	100.0%	51.5%	37.1%	11.4%	0.0%

STAGE IV—EXERCISE OF $10.00 (STRIKE PRICE) OPTIONS

	Total	Anschutz	Debt Electors	Management	UA Unsecured Creditors
Shares Outstanding	21,584,333	11,120,000	8,000,000	2,464,333	—
Common Stock Shares Allocated	3,826,778	3,750,000	—	76,778	—
Total Diluted Shares Outstanding after Exercise	25,411,111	14,870,000	8,000,000	2,541,111	—
Percentage Held	100.0%	58.5%	31.5%	10.0%	0.0%

STAGE V—EXERCISE OF NEW UA WARRANTS
AND MANAGEMENT ANTI-DILUTION PROTECTION

	Total	Anschutz	Debt Electors	Management	UA Unsecured Creditors
Shares Outstanding	25,411,111	14,870,000	8,000,000	2,541,111	—
Common Stock Shares Allocated	2,055,556	—	—	205,556	1,850,000
Total Diluted Shares Outstanding after Exercise	27,446,667	14,870,000	8,000,000	2,746,667	1,850,000
Percentage Held	100.0%	54.1%	29.1%	10.0%	6.7%

F.    Corporate Governance, Corporate Action, and Directors and Officers

        1.    New Certificates of Incorporation and Formation    On or as soon as reasonably practicable after the Effective Date, each of the Reorganized Debtors shall file New Certificates of Incorporation with the secretary of state (or equivalent state officer or entity) of the state under which each such Reorganized Debtor is or is to be incorporated. Such New Certificates of Incorporation shall, among other things: (a) prohibit the issuance of nonvoting equity securities to the extent required by Section 1123(a) of the Bankruptcy Code; and (b) in the case of New UA (i) change the number of authorized shares of New UA Common Stock to 10,000,000 (subject to dilution in accordance with the Plan and the Lock-Up Agreements), (ii) reflect the appropriate number of authorized shares of New UA Convertible Preferred Stock, and (iii) provide for the issuance of Equity Elector Warrants, New UA Warrants, and Management Equity. After the Effective Date, each Reorganized Debtor may amend and restate its New Certificate of Incorporation and other constituent documents as permitted by the relevant state corporate law.

        2.    Corporate Action    On the Effective Date, the adoption of New Certificates of Incorporation or similar constituent documents, the amendment of by-laws, the selection of directors and officers of any of the Reorganized Debtors, and all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

        3.    Directors and Officers of the Reorganized Debtors    Subject to any requirement of Bankruptcy Court approval, pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial boards of directors of the Reorganized Debtors in the Statement of Officers and Directors. To the extent any such Person is an Insider, the nature of any compensation for such Person will also be disclosed. The classification and composition of the boards of directors shall be consistent with each Reorganized Debtor's New Certificate of Incorporation and as set forth in, and in accordance with the terms of, the Lock-Up Agreements. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of each Reorganized Debtor's New Certificate of Incorporation, other constituent documents, the applicable state corporation law and as set forth and in accordance with the terms of the Lock-Up Agreements. New UA will have a seven-person board of directors consisting of the following designations: one director shall be New UA's chief executive officer; two directors shall be nominated by the Debt Electors with an initial term of two years; and four directors shall be nominated by ENIC.

        The following table sets forth certain information with respect to the current officers and directors of the Debtors:

UNITED ARTISTS THEATRE COMPANY

Name	Position
Kurt C. Hall	President, CEO
Michael F. Pade	Executive Vice President
Ralph E. Hardy	Executive Vice President, General Counsel, Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President

UNITED ARTISTS THEATRE COMPANY

Name	Position
Robert A McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
John W. Boyle	Director
Albert J. Fitzgibbons, III	Director
James J. Burke, Jr.	Director
Scott M. Shaw	Director
Robert F. End	Director
Kurt C. Hall	Director
Michael L. Pade	Director

UNITED ARTISTS THEATRE CIRCUIT, INC.

Name	Position
Kurt C. Hall	President, CEO
Michael F. Pade	Executive Vice President
Ralph E. Hardy	Executive Vice President, General Counsel, Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
John W. Boyle	Director
Albert J. Fitzgibbons, III	Director
James J. Burke, Jr.	Director
Scott M. Shaw	Director
Robert F. End	Director
Kurt C. Hall	Director
Michael L. Pade	Director

UNITED ARTISTS REALTY COMPANY

Name	Position
Kurt C. Hall	President, CEO
Michael F. Pade	Executive Vice President
Ralph E. Hardy	Executive Vice President, General Counsel, Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
John W. Boyle	Director
Albert J. Fitzgibbons, III	Director
James J. Burke, Jr.	Director
Scott M. Shaw	Director
Robert F. End	Director
Kurt C. Hall	Director
Michael L. Pade	Director

UNITED ARTISTS PROPERTIES I CORP.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

UNITED ARTISTS PROPERTIES II CORP.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

UAB, INC.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

UAB II, INC.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

TALLTHE, INC.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, Genera1 Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

UA THEATRE AMUSEMENTS, INC.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

UA INTERNATIONAL PROPERTY HOLDING, INC.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

UA PROPERTY HOLDING II. INC.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

UNITED ARTISTS INTERNATIONAL. MANAGEMENT COMPANY

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

BETH PAGE THEATRE CO. INC.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

UNITED FILM DISTRIBUTION COMPANY OF SOUTH AMERICA

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Wallace R. Helton	Vice President
Robert McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

U.A.P.R., INC.

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

KING REAVIS AMUSEMENT COMPANY

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

MAMARONECK PLAYHOUSE HOLDING CORPORATION

Name	Position
Kurt C. Hall	President and CEO
Ralph E. Hardy	Executive Vice President, General Counsel and Secretary
David Giesler	Executive Vice President, Chief Financial Officer
Michael F. Pade	Executive Vice President
Raymond C. Nutt	Executive Vice President
Neal Pinsker	Executive Vice President
Bruce Taffet	Executive Vice President
Steven J. Koets	Senior Vice President
Edward Cooper	Vice President
Charles Fogel	Vice President
Vince M. Fusco	Vice President
Gerald M. Grewe	Vice President
Wallace R. Helton	Vice President
Robert A. McCormick	Vice President
Rebecca A. Sanders	Vice President
Darrell C. Taylor	Vice President
Douglas A. Wolkin	Vice President
Scott M. Shaw	Director
Kurt C. Hall	Director
Ralph E. Hardy	Director

R AND S THEATRES, INC.

Name	Position
G. Monte Royal	President
Constance B. Royal	Secretary
Darrell C. Taylor	Vice President
David Giesler	Treasurer
G. Monte Royal	Director
Constance B. Royal	Director
Darrell C. Taylor	Director

G.    Sources of Cash for Plan Distribution

        All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, or post-Confirmation borrowing under other available facilities of the Debtors or Reorganized Debtors, including, but not limited to, the DIP Facility and the Exit Facility. The Reorganized Debtors may also make such payments using Cash received from its direct and indirect subsidiaries through the Reorganized Debtors' consolidated cash management operated by New UATC and from advances or dividends from such subsidiaries in the ordinary course of business.

H.    Securities Distributed in Accordance with Plan and Applicability of Securities Laws

        The New UA Common Stock, the New UA Convertible Preferred Stock, the Equity Elector Warrants, the New UA Warrants, Management Stock Options, and the New UATC Common Stock (sometimes collectively referred to herein as the "Securities") will be created and issued in accordance with the Plan. Such Securities are described generally below, and such descriptions are subject to, and are qualified in their entirety by reference to, all of the provisions (including definitions of certain terms therein) contained in New UA's and New UATC's New Certificate of Incorporation and by-laws, the Certificate of Designations of the New UA Convertible Preferred Stock, the Equity Elector Warrants, the New UA Warrants, the Management Stock Options, and a New UA Common Stock stockholders' agreement, the final negotiation and execution of which are not yet complete.

  1. New UA Common Stock.

        The holders of New UA Common Stock of UATC will be entitled to one vote per share for each share of record on all matters submitted to a vote of shareholders. Subject to preferential rights with respect to any series of preferred stock, holders of New UA Common Stock will be entitled to receive ratably such dividends as may be declared by New UA's board of directors on the New UA Common Stock out of funds legally available therefor. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of New UA, the holders of New UA Common Stock, subject to preferential rights with respect to any series of preferred stock, will be entitled to share equally and ratably in all remaining assets and funds of New UA. The holders of New UA Common Stock will have no preemptive, subscription, conversion or cumulative voting rights and will not be subject to future calls or assessments by New UA. All shares of New UA Common Stock to be issued under the Plan will be fully paid and nonassessable.

  2. New UA Convertible Preferred Stock.

          (a) Conversion. The New UA Convertible Preferred Stock will be convertible into New UA Common Stock at any time or from time to time, at the option of the holder of such Preferred

  Stock; provided, however, each outstanding share of New UA Convertible Preferred Stock will automatically be converted into New UA Common Stock at the conversion price then in effect upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offering and sale of the New UA Common Stock for the account of New UA in which the aggregate gross proceeds received by New UA equals or exceeds an amount yet to be determined and in which the public offering price per share equals or exceeds the conversion price in effect immediately prior to the closing of such public offering.

          (b) Dividends. The holders of New UA Convertible Preferred Stock will not be entitled to receive cash dividends.

          (c) Distributions upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of New UA, subject to the prior preferences and other rights of any senior stock, but before any distribution or payment is made to the holders of junior stock, the holders of New UA Convertible Preferred Stock will be entitled to be paid an amount equal to $6.25 (as may be adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) in respect of each outstanding share of such Preferred Stock as of the date of such liquidation or dissolution or such other winding up.

          (d) Adjustments. Each share of New UA Convertible Preferred Stock will be converted into a number of shares of New UA Common Stock determined by dividing (i) $6.25, by (ii) the conversion price in effect on the conversion date (the "Conversion Price"). The Conversion Price at which shares of New UA Common Stock will initially be issuable upon conversion of the shares of New UA Convertible Preferred Stock will be $6.25. The Conversion Price will be subject to adjustment as follows:

            (i) If New UA issues any New UA Common Stock other than excluded stock (e.g., shares of New UA Common Stock issued to employees) without consideration or for a consideration per share less than the Conversion Price then in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance will immediately (except as otherwise provided for in the Certificate of Designations of the New UA Convertible Preferred Stock) be reduced to the price determined by dividing (A) an amount equal to the sum of (1) the number of shares of New UA Common Stock outstanding immediately prior to such issuance and (2) the consideration, if any, received by New UA upon such issuance, by (B) the total of shares of New UA Common Stock outstanding immediately after such issuance.

            (ii) If New UA (A) declares a dividend or makes a distribution on its New UA Common Stock in shares of its New UA Common Stock, (B) subdivides or reclassifies the outstanding shares of New UA Common Stock into a greater number of shares, or(C) combines or reclassifies the outstanding New UA Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that the holder of any shares of New UA Convertible Preferred Stock surrendered for conversion after such date will be entitled to receive the number of shares of New UA Common Stock which such holder would have owned or been entitled to receive had such New UA Convertible Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price will be made whenever any event specified above occurs.

            (iii) In the event New UA fixes a record date for the making of a distribution to all holders of shares of its New UA Common Stock (A) of shares of any class other than its New UA Common Stock, (B) of evidence of indebtedness of New UA or any subsidiary of New UA, (C) of assets (excluding cash dividends or distributions, and certain other dividends or distributions), or (D) of rights or warrants (excluding those referred to in Article V.G.2.(a) of the Plan), then and in each such case, the holders of New UA Convertible Preferred Stock will receive, at the time of distribution, the same distribution that they would have received had their New UA Convertible Preferred Stock been converted into New UA Common Stock immediately prior to the date of such event.

            (iv) In the event of any consolidation with or merger of New UA with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of New UA as an entirety or substantially as an entirety, each share of New UA Convertible Preferred Stock will, after the date of such consolidation, merger, sale, lease or conveyance, be convertible into the number of shares of stock or other securities or property (including cash) to which the New UA Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of New UA Convertible Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the rights and interests of the holders of the shares of New UA Convertible Preferred Stock will be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of New UA Convertible Preferred Stock.

          (e) Voting Rights. In addition to any special voting rights provided in the New UA Convertible Preferred Stock's Certificate of Designations and by applicable law, the holders of shares of New UA Convertible Preferred Stock will be entitled to vote upon all matters upon which holders of the New UA Common Stock have the right to vote, and will be entitled to vote the number of shares equal to the largest number of full shares of New UA Common Stock into which such shares of New UA Convertible Preferred Stock could be converted at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. In all cases where the holders of shares of New UA Convertible Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively. Without the consent of the holders of at least a majority of the shares of New UA Convertible Preferred Stock then outstanding, New UA may not: (i) increase the authorized amount of New UA Convertible Preferred Stock; (ii) create any other class of parity stock or senior stock or increase the authorized amount of any such other class; (iii) amend, alter or repeal any provision of New UA's New Certificate of Incorporation or bylaw's or the New UA Convertible Preferred Stock's Certificate Of Designations so as to adversely affect the rights, preferences or privileges of the New UA Convertible Preferred Stock; or (iv) merge or consolidate with or into any other person, or sell substantially all of its assets or business to any other person, except that New UA may engage in a transaction under (iv) if the stockholders of New UA immediately prior to such transaction hold at least 50% of the voting power of the surviving corporation in such transaction.

          (f) Covenants. In addition to Article V.G.2(e) of the Plan, so long as any New UA Convertible Preferred Stock is outstanding, New UA, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of New UA Convertible Preferred Stock, will not: (i) authorize or issue shares of stock of any class or any obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of New UA having any preference or priority as to dividends, assets or other rights superior to or on parity with any such preference or priority of the New UA Convertible Preferred Stock; (ii) reclassify any class or series of any junior stock into parity stock or senior stock or reclassify any series of parity stock into senior stock; (iii) pay or declare any dividend on any junior stock (with certain exceptions) while the New UA Convertible Preferred Stock remains outstanding, or apply any of its assets (with certain exceptions) to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any junior stock; or (iv) materially change the principal business of New UA.

  2. Equity Elector Warrants and New UA Warrants

          (a) Purchase Price. The holders of Equity Elector Warrants and New UA Warrants (collectively, the "Warrants") will be entitled to purchase from New UA at any time after the date of issuance of such Warrants (the "Date of Issuance") and on or before the seventh anniversary of the Date of Issuance, a certain number of shares of New UA Common Stock at a purchase price per share of $10.00 (the "Purchase Price"). The Purchase Price will be adjusted from time to time.

            (i) Exercise. A Warrant may be exercised by the holder in whole or in part by surrendering such Warrant to New UA. An exercise of such Warrant will be deemed to have been effected immediately prior to the close of business on the day on which such Warrant is surrendered to New UA and the Purchase Price is paid.

            (ii) Adjustments. If the New UA Common Stock is subdivided into a greater number of shares or a dividend in New UA Common Stock is paid in respect of New UA Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend will simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the outstanding New UA Common Stock is combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination will, simultaneously with the effectiveness of such combination, be proportionately increased. When an adjustment to the Purchase Price is required to be made, the number of New UA Common Stock purchasable upon exercise of Warrant (the "Warrant Shares") will be adjusted to the number determined by dividing (A) an amount equal to the number of shares issuable upon the exercise of such a Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (B) the Purchase Price in effect immediately after such adjustment. In case of any reclassification or change of the outstanding securities of New UA or of any reorganization of New UA (or any other corporation the stock or securities of which are at the time receivable upon the exercise of a Warrant) or any similar corporate reorganization on or after the Date of Issuance, then and in each such case, the holder of a Warrant, at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, will be entitled to receive, in lieu of the shares or other securities and property receivable upon the exercise of such a Warrant prior to such consummation, the shares or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised such Warrant immediately prior to such consummation.

  3. Management Stock Options.

        1,780,000 shares of New UA's Common Stock will be reserved for Management Stock Option grants to existing and/or future management executives of the Debtors and/or Reorganized Debtors ("Management"), which shall dilute existing New UA Common Stock and be vested as follows: 10% upon the Effective Date; 10% on the one-year anniversary after the Effective Date; and 20% on each of the second through fifth one-year anniversaries after the Effective Date. The strike price for the Management Stock Options will be $5 per share (with certain limited exceptions). New UA Common Stock issued to Management on account of the Management Stock Options will dilute on a Pro Rata basis the existing New UA Common Stock. The Plan, in accordance with the Bar & Lock-Up Agreements, also provides that a New UA's stockholders' agreement will incorporate up to 76 1,111 stock options to be reserved for future grants to Management by New UA's board of directors, adjusted upward for the dilution effect of other Warrants, with a strike price to be determined by New UA's board of directors.

  4. New UA Stockholders' Agreement.

        In connection with the Plan, the holders of the New UA Common Stock, New UA Convertible Preferred Stock, the Equity Elector Warrants, and the Debt Elector Warrants will enter into a stockholders agreement which will provide for, among other things, registration rights and restrictions on transfer (including a right of first refusal for Anschutz and "drag-along" rights).

  5. New UATC Common Stock.

        Under the Plan, the Holder of the Allowed Class 2D Claim shall receive the New IJA Common Stock, with rights and terms substantially similar to the UA Common Stock.

  6. Exemptions From Registration Under the Securities Act.

          (a) Section 1145 Exemption. The offer and sale by New UA of the New UA Common Stock, the New UA Convertible Preferred Stock, the Equity Elector Warrants, the Debt Elector Warrants, Management Stock Options, and New UATC Common Stock to the holders of Claims against, and Interests in, the Debtors, and the offer and sale of New UA Common Stock upon the exercise of the conversion privilege or any other right under such Securities (collectively, the "Underlying New UA Common Stock"), under and in accordance with the Plan and on account of and with respect to such Claims and Interests, are and will be exempt from registration under the Securities Act pursuant to Section 1145(a)(l) and (2) of the Bankruptcy Code. Section 1145(a) of the Bankruptcy Code provides, in part:

  Except with respect to an entity that is an underwriter, as defined in subsection (b) of this section, section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security do not apply to—

    (1) the offer or sale under a plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan—

      (A) in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; or

      (B) principally in exchange and partly for cash or property;

    (2) the offer of a security through any warrant, option, right to subscribe or conversion privilege that was sold in the manner specified in paragraph (1) of this subsection, or the sale of a security upon the exercise of such a warrant, option, right or privilege.

  11 U.S.C. 5 1145. Specifically, New UA Common Stock will be offered and sold under the Plan in exchange for Class 2B Claim against the Debtors, and accordingly, the distribution of such securities are exempt under Section 1145(a)(1) of the Bankruptcy Code from the registration and prospectus delivery requirements of Section 5 of the Securities Act. Moreover, New UATC Common Stock will be offered and sold under the Plan in exchange for Class 2D Claims against the Debtors, and accordingly, the distribution of such securities are exempt under Section 1145(a)(1) of the Bankruptcy Code from the registration and prospectus delivery requirements of Section 5 of the Securities Act. Underlying New UA Common Stock will also be issued by New UA upon exercise of a conversion privilege, or other right under the Securities, as the case may be, that was sold or exchanged in the manner specified in Section 1145(a)(1);

  accordingly, Section 1145(a)(2) of the Bankruptcy Code will exempt such Underlying New UA Common Stock from the registration and prospectus delivery requirements of !Section 5 of the Securities Act.

          (b) Subsequent Resales. The exemption provided by Section 1145(a) of the Bankruptcy Code only applies to the offer and sale of the Securities or any other securities under the Plan and does not extend to any subsequent offer or resale of such Securities, any subsequent offer or resale of other securities offered and sold under the Plan, or the Underlying New Common Stock. However, other provisions of Section 1145 of the Bankruptcy Code provide clarification with respect to the availability of the exemption afforded by Section 4(1) of the Securities Act to such offers and resales. Section 1145(c) provides that, "an offer or sale of securities of the kind and in the manner specified under subsection (a)(1) of this section is deemed to be a public offering." This prevents the characterization of such a distribution as a "private placement" which would otherwise result in any such securities being treated as "restricted securities" under Rule 144 promulgated under the Securities Act. Thus, the Securities or any other securities distributed under the Plan will not be "restricted securities" and may be resold (subject to restrictions on resale, if any, as provided in the terms of such Securities) without being subject to the restrictions on resales imposed by Rule 144 promulgated under the Securities Act, so long as the selling entity is not an "affiliate" of the issuer as defined under Rule 144(a)(1). Alternatively, any such selling entity deemed to be an "affiliate" of the issuer may resell the Securities or any other securities distributed under the Plan subject to the restrictions of Rule 144 (except for the holding period requirement).

ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS

A.    Distributions for Claims Allowed as of the Effective Date

        1. Except as otherwise provided in the Plan or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and that are entitled to receive distributions under the Plan shall be made on the Effective Date or as soon as practicable thereafter. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Articles VI1.C and VII1.C of the Plan.

        2. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, (a) the accrual of interest and rights under the Prepetition Bank Credit Facility shall no longer continue on or after the Effective Date, and (b) any security, credit document, or other financial instrument to be issued under. the Plan (including but not limited to, the Restructured Bank Credit Agreement, the New UA Common Stock, the New UA Convertible Preferred Stock, the Equity Elector Warrants, the New UA Warrants, the Management Equity, and the New UATC Common Stock) shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided, however that the Reorganized Debtors shall withhold any actual payment, if any, until such distribution is made and no interest shall accrue or otherwise be payable on any such amounts withheld.

        3. Beginning on the Effective Date, except as otherwise stated in the Plan, the Reorganized Debtors in their sole discretion shall make distributions under the Plan as frequently as is reasonably practical and efficient under the circumstances.

B.    Distributions by the Reorganized Debtors; Distributions with Respect to Debt Securities

        The Reorganized Debtors shall make all distributions required under the Plan, except as otherwise provided therein. Notwithstanding the provisions of Article V.B of the Plan regarding the cancellation of the Subordinated Note Indentures, the Subordinated Note Indentures shall continue in effect to the extent necessary to allow the Subordinated Note Indenture Trustee to receive the New UA Warrants on behalf of the Holders of the Subordinated Notes and make distributions pursuant to the Plan on account of the Subordinated Notes as agent for New UA. The Subordinated Note Indenture Trustee and its attorney and/or accountants, for providing services related to distributions to the Holders of Allowed Subordinated Note Claims and otherwise making a substantial contribution to these Chapter 11 Cases, shall be entitled to Administrative Claims against the Estate of the relevant Debtor for reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services in accordance with Section 503(b)(3)(5) of the Bankruptcy Code; provided, however, that such Trustee, attorney, and/or accountant present invoices in a timely manner to the relevant Reorganized Debtor, who must review and consent to the reasonableness of such services and expenses set forth therein. Payments on account of such Administrative Claim(s) shall be made on terms mutually acceptable to the relevant Reorganized Debtor and the Holder(s) of such Administrative Claims.

C.    Delivery and Distributions and Undeliverable or Unclaimed Distributions

  1. Delivery of Distributions in General

        Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtors. Except as otherwise provided by the Plan or the Bankruptcy Code, distributions shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement, if any, and distributions will be made to any Holders of record as of the Distribution Record Date.

  2. Undeliverable Distributions

          (a) Holding of Undeliverable Distributions. If any Allowed Claim Holder's distribution is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then-current address, such that the distribution becomes deliverable. Undeliverable distributions shall remain in the possession of the Reorganized Debtors pursuant to Article VI1.C of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

          (b) Failure to Claim Undeliverable Distributions. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors shall File with the Bankruptcy Court a listing of Holders of undeliverable distributions. This list will be maintained for as long as the Chapter 11 Cases remain open. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within five years after the Effective Date shall have his, her, or its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

          (c) Compliance with Tax Requirements. In connection with the Plan, to the extent applicable, the Reorganized Debtors shall imply with all tax withholding and reporting requirements imposed on it by any government unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

D. Distribution Record Date

        As of the close of business on the Distribution Record Date, the transfer register for any instrument, security, or other documentation canceled pursuant to Article V.B of the Plan (including, but not limited to, the Subordinated Notes and the Common Stock of certain of the Reorganized Debtors) shall be closed and there shall be no further changes in the record Holders of any such instrument, security, or documentation. Moreover, each Reorganized Debtor shall have no obligation to recognize the transfer of any such instrument, security, or other documentation occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

E. Timing and Calculation of Amounts to be Distributed

        Beginning on the Effective Date, the Reorganized Debtors, in their sole discretion and as frequently, soon, reasonably practicable, and efficient under the circumstances, shall make the distributions to Holders of Allowed Claims in accordance with the Plan. Beginning on the date that is the end of each calendar quarter following the Effective Date, the Reorganized Debtors, in their discretion and as frequently and reasonably practicable and efficient under the circumstances, shall also make the distributions to Holders of Disputed Claims whose Claims were allowed during the preceding calendar quarter, in accordance with the Plan.

F. De Minimis and Fractional Distributions

        No Cash payment of less than five dollars ($5.00) shall be made by the Reorganized Debtors on account of any Allowed Claim, unless a specific request therefor is made in writing by the Holder of such Claim. In the event a Holder of an Allowed Claim is entitled to distribution that is not a whole dollar number, the actual payment or issuance made will reflect a rounding of such fractional portion of such distribution down or up to the nearest whole dollar, but in any case not to result in a distribution that exceeds any allowable total distribution authorized by the Plan.

G. Setoffs

        Except as otherwise provided in the Plan, the Reorganized Debtors may, pursuant to Sections 502(d) or 553 of the Bankruptcy Code or applicable non-bankruptcy law, offset against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the Claims, rights, and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that (1) the failure to effect such a setoff or the allowance of any Claim hereunder shall not constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claims, rights, and Causes of Action that the Debtors or Reorganized Debtors may possess against such Holder, and (2) the Debtors' or the Reorganized Debtors' failure to institute, or express or implied waiver of, any Cause of Action referenced in Section 502(d) of the Bankruptcy Code shall not constitute a waiver or release by the Debtors or Reorganized Debtors of any right of setoff.

H. Surrender of Canceled Instruments or Securities

        Except as set forth in Article VII.1 of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim (other than a Bank Claim) evidenced by the instruments, securities or other documentation canceled pursuant to Article V.B of the Plan, the Holder of such a Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the appropriate Reorganized Debtor. Any such instruments, securities, or other documentation to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VI1.C of the Plan,

  1. Notes

        Each Holder of a Subordinated Note Claim shall tender such Notes relating to such Claim to New UA in accordance with written instructions to be provided to such Holders by New UA as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Subordinated Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Subordinated Notes with a letter of transmittal in accordance with such instructions. All such surrendered Notes shall be marked as canceled.

  2. Failure to Surrender Canceled Instruments

        Any Holder of an Allowed Claim on account of any instrument, security, or other documentation canceled pursuant to Article V.B of the Plan and required to be tendered hereunder within five years after the Effective Date (including, but not limited to, the Subordinated Notes, the UA Common Stock, and the Mamaroneck Preferred Stock and Common Stock) shall have its Claim for a distribution pursuant to the Plan on account of such canceled instrument, security, or other documentation discharged and shall be forever barred from asserting any such Claim against any Reorganized Debtor or its respective property. In such cases, any property held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth above in Article VI1.C.

I. Lost, Stolen, Mutilated or Destroyed Instruments or Securities

        Any Holder of an Allowed Claim on account of any instrument, security, or other documentation canceled pursuant to Article V.B of the Plan that has been lost, stolen, mutilated or destroyed, shall, in lieu of surrendering such instrument, security or other documentation: (i) deliver to the Reorganized Debtors (A) an affidavit of loss reasonably satisfactory to the Reorganized Debtors (or, in the case of a Subordinated Note, to the Subordinated Note Indenture Trustee) setting forth the unavailability of such instrument, security, or other document, and (B) such additional security or indemnity as may reasonably be required by the Reorganized Debtors to hold the Reorganized Debtors (or, in the case of the Subordinated Notes, the Subordinated Note Indenture Trustee) harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim; and (ii) satisfy any other requirements under the Subordinated Note Indentures, the Prepetition Bank Credit Agreement, any article of incorporation or by-law, or any other relevant document. Upon compliance with Article VII.1 of the Plan by a Holder of a Claim evidenced by such instrument, security or other documentation, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument, security or other documentation.

J. Distributions to Professional Escrow Account on the Effective Date

        On the Effective Date, the Reorganized Debtors shall deposit Cash into the Professional Escrow Account in an amount reasonably sufficient to pay all Accrued Professional Compensation that has accrued as of the Effective Date; provided, however, that such Cash will be used to satisfy Claims of Professionals only pursuant to further order of the Bankruptcy Court.

K. Distribution of New UA Warrants

        Upon Bank of America's receipt of the New UA Warrants in accordance with Article III.C.2 of the Plan, Bank of America, on behalf of the Debt Electors, shall irrevocably quitclaim and cause to be immediately distributed such New UA Warrants to the Subordinated Note Indenture Trustee or other designated agent of the Holder of Class 1E Claims, to be distributed by said Trustee or agent on a Pro

Rata basis to such Holders of Allowed Class IE Claims, in consideration for the execution of the Subordinated Noteholder Lock-Up Agreements by certain of the Subordinated Noteholders holding at least 66Ya% of the total principal amount outstanding under the Subordinated Notes and in exchange for the discharge of such Holders' Claims.

ARTICLE VIII
CONDITIONS PRECEDENT

A. Condition Precedent to Confirmation

        It shall be a condition to Confirmation of the Plan that the following condition shall have been satisfied or waived pursuant to the provisions of Article 1X.C of the Plan:

  1.
  the approval of all provisions, terms and conditions of "            le Plan in the Confirmation Order;

  2.
  the Restructured Bank Credit Agreement shall have been executed by all parties required to execute that Agreement; and

  3.
  the Exit Facility shall be available to the Debtors on the terms and conditions as set forth in the Lock-Up Agreements.

B. Conditions Precedent to Consummation

        It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article 1X.C of the Plan:

  1.
  the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor;

  2.
  the Confirmation Order shall be a Final Order; and

  3.
  the Exit Facility shall be available to the Debtors on the terms and conditions as set forth in the Lock-Up Agreements.

C. Waiver of Conditions

        Except as otherwise required by the Lock-Up Agreements, the Debtors, in their sole discretion, may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in Articles 1X.A and 1X.B of the Plan (other than the condition set forth in Article IX.A.2 of the Plan that the Restructured Bank Credit Agreement must be executed by all parties required to execute that Agreement) at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D. Effect of Non-Occurrence of Conditions to Consummation

        If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

ARTICLE IX
RELEASE. INJUNCTIVE AND RELATED PROVISIONS

A. Subordination

        The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights, if any, relating thereto, whether arising under general principles of equitable subordination, Section S 10(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to Article 1X.A of the Plan.

B. Certain Mutual Releases

        Except as otherwise specifically provided in the Plan, including but not limited to Article V1.E of the Plan, on and after the Effective Date, each of the Debtors, the Reorganized Debtors, their subsidiaries, their affiliates, and the Releasees, and the agents, officers, directors, partners, members, professionals, and agents of the foregoing (and the officers, directors, partners, members, professionals, and agents of each thereof), for good and valuable consideration, including, but not limited to, the commitment and obligation of the Prepetition Lender Releasees to vote for, support, and implement the Plan in accordance with the Tern: Sheet, the obligations and undertakings of the Prepetition Lenders Releasees set forth in the Restructured Bank credit Agreement, and the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, shall automatically be deemed to have released each other unconditionally and forever from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any of the foregoing entities would have been legally entitled to assert (in their own right, whether individually or collectively, or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, relating in any way to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, or any related agreements, instruments or other documents, except: (i) for Claims arising under the Plan; and (ii) for Claims arising after the Petition Date in the ordinary course of business. In furtherance of the foregoing, the Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any entity, whether directly, derivatively, or otherwise, of any Claim, demand, liability, obligation, debt, right, Cause of Action, interest, remedy released or to be released pursuant to the Plan against the foregoing Persons and Entities.

C. Limited Releases by Holder of Claims

        On and after the Effective Date, each Holder of a Claim who has accepted the Plan, in exchange for, among other things, a distribution under the Plan, shall automatically be deemed to have released each of the Debtors, the Reorganized Debtors, their subsidiaries, their affiliates, and the Releasees, and the agents, officers, directors, partners, members, professionals, and agents of the foregoing (and the officers, directors, partners, members, professionals, and agents of each thereof), from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmanned, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or

Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to the Debtors, the Reorganized "Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, or any related agreements, instruments or other documents, m: (i) for Claims arising under the Plan; and (ii) for Claims arising after the Petition Date in the ordinary course of business. In furtherance of the foregoing, the Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any entity, whether directly, derivatively, or otherwise, of any Claim, demand, liability, obligation, debt, right, Cause of Action, interest, remedy released or to be released pursuant to the Plan against the foregoing Persons and Entities.

D. Preservation of Rights of Action

  1. In General

        The Debtors are currently investigating whether to pursue potential Causes of Action against other parties or entities. The investigation has not been completed to date, and under the Plan, the Reorganized Debtors retain all rights on behalf of the Debtors and the Post-Confirmation Estates to commence and pursue any and all Causes of Action (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Debtors' Chapter 11 Cases) discovered in such an investigation to the extent the Reorganized Debtors deem appropriate. Potential Causes of Action currently being investigated by the Debtors, which may but need not (if at all) be pursued by the Debtors prior to the Effective Date and by the Reorganized Debtors after the Effective Date to the extent warranted: (a) include without limitation, (i) the following potential Claims and Causes of Action set forth below (the "Causes of Action Summary") and (ii) Preference Actions; and (b) are set forth in more detail in the List of Retained Causes of Action, which is contained in the Plan Supplement:

Party	Basis of Claim	Party	Basis of Claim	Party	Basis of Claim
10 Michael Drive Associates, L.P.	Lease Matters	M&J Wilkow, Ltd.	Lease Matters	Super Savers Cinema	Lease Matters
280 Metro Center	Lease Matters	MacDade Mall, Inc.	Lease Matters	1991 Heritage Plaza, L.P.	Lease Matters
300 East 64th Associates, LP	Commercial Litigation	MacDade Mall Associates, L.P.	Lease Matters	95 Fontana, LLC	Lease Matters
540 Acquisition Co. LLC	Lease Matters	Macerich Company	Lease Matters	A.M. Phelan and Katherin	Lease Matters
5615 Associates LLP	Lease Matters	Macerich Marina	Lease Matters	Allen theatres, Inc.	Lease Matters
7272 Wisconsin Building Corp.	Lease Matters	Magnolia Federal Bank for Savings	Lease Matters	AstolatReal Estate Corporation	Lease Matters
ABQ Bank	Lease Matters	Manayunk Associates, L.P.	Lease Matters	Benequity Properties, Ltd.	Lease Matters
Acklinis Associates	Lease Matters	Maplewood Mall Associates L.P.	Lease Matters	Brookhaven Village	Lease Matters
Adrian Weill	Lease Matters	Marcene Seeker	Lease Matters	CBL & Associates Mgmt, Inc.	Lease Matters
Aegis Oxford, LLC	Lease Matters	Marco Quazzo, Esq.	Lease Matters	CCC Wayne Cinema Corp.	Lease Matters
Aetna Life Insurance Company	Lease Matters	Marina Holding Corp.	Lease Matters	Cinema Entertainment Corp.	Lease Matters
AH Warner Center Properties	Lease Matters	Mary Ann Kiriakides	Lease Matters	Connecticut General Life Insurance Company	Lease Matters
Alan D. Laff Esq. Stacia Bank Delaney, Esq.	Lease Matters	Matthew K. Brown, Esq.	Lease Matters	Country Club Mall Asssociates Limited Partnership	Lease Matters

Alan B. Guttenberg, Esq.	Lease Matters	Maurice L. Burk, Esq.	Lease Matters	Dodge Investments Limited Partnership 8001	Lease Matters
Alex Kiriakides, Jr. and John Kiriakedes	Lease Matters	Mbank Dallas, N.A.	Lease Matters	Donald E. Axinn	Lease Matters
Alfred Polizzotto	Commmercial Litigation	MCAVA Real Estate, Inc.	Lease Matters	Easte Towne Mall Company	Lease Matters
Allstate Life Insurance	Lease Matters	Mellon Mortgage Co.	Lease Matters	F.E.E.V.E. Limited	Lease Matters
Alva Partnership	Lease Matters	Mellon Bank, N.A.	Lease Matters	F.S.A. Super Saver Cinemas	Lease Matters
American General Life Insurance Company	Lease Matters	Merced Mall Ltd. (Codding Enterprises)	Lease Matters	Federal Realty Investment Trust	Lease Matters
Amerishop Thornton LLC	Lease Matters	Merrie Ann Myers	Lease Matters	First International Theatres	Lease Matters
Atlantic Hylan Corp.	Lease Matters	Mesa Denver Associates	Lease Matters	Foundation Holdings LLC	Lease Matters
B&F Sonora LLC; Cinega Sonora LLC, Columbia Sonora LLC, Corteen	Lease Matters	Michael P. Ribons, Esq.	Lease Matters	Gateway Shopping Center, Inc.	Lease Matters
Bakersfield Retail Cneter, L.L.C.	Lease Matters	Michael G. Prestia, Esq.	Lease Matters	George Baxter, Jr.	Lease Matters
BancOne Capital Markets	Lease Matters	Mid Island Properties	Lease Matters	Georgia Theatre Company—II	Lease Matters
Bancroft S.F. Properties	Lease Matters	Midtown Promenade, Ltd.	Lease Matters	Groton Shoppers Mall	Lease Matters
Bank Western, a Federal Savings Bank	Lease Matters	Monarch, Inc.	Lease Matters	Gulf States Theatres, Inc.	Lease Matters
Bank of America National Trust & Savings Assoc.	Lease Matters	Mount Hope Cemetery Associates, Inc.	Lease Matters	H&P Associates	Lease Matters
Bank of the West	Lease Matters	Mowry Realty Assoc. LLC	Lease Matters	Hammond Square JV	Lease Matters
Bank One, Arizona NA	Lease Matters	Mr. L.H. Sanford Heckinger	Lease Matters	Hollywood Theatres, Inc.	Lease Matters
Bank of America	Lease Matters	Mr. W.S. Richardson, Jr.	Lease Matters	Intergalactic Trading Company	Lease Matters
Bankers Trust Company	Lease Matters	Mrs. Yvonne S. Thomas	Lease Matters	Interstate Lefont Theatres Corporation	Lease Matters
Belle Barataria Investors, LLC	Lease Matters	Lease Matters	Jack Loeks Theatres, Inc.	Lease Matters
Benesch Friedlander Copland & Aronoff	Lease Matters	Natchez Mall, LLC	Lease Matters	Janesville Mall Limited Partnership	Lease Matters
Berley Realty Corp.	Lease Matters	National City Bank, Indiana	Lease Matters	JATL Associates	Lease Matters
Binker Goes Shopping LLC	Lease Matters	Nations Bank, N.A.	Lease Matters	Julian la Craw Co.	Lease Matters
Bittmore Square Associates, J.V.	Lease Matters	Nationsbank of Texas, N.A.	Lease Matters	Kerasotes Theatres, Inc.	Lease Matters
Boatman's National Bank of St. Louis	Lease Matters	New York Life Insurance Co.	Lease Matters	Key Road Associates	Lease Matters
Bradley Real Estate, Inc.	Lease Matters	New Plan Excel Realty Trust	Lease Matters	Key Theatres, Inc.	Lease Matters
Broadmoor Hotel	Lease Matters	Nichols Dry Good Co. of Many, Inc.	Lease Matters	Kings Plaza Shopping Center	Lease Matters
Brookfield Colorado Inc.	Lease Matters	North Creek Group, Ltd.	Lease Matters	Kraus-Anderson Incorporated	Lease Matters

Brookfield Properties Colorado, Inc.	Lease Matters	O'Connor Realty Investors, L.P.	Lease Matters	Krupp Commercial Properties Limited Partnership	Lease Matters
Brookgreen Carolina Corporation	Lease Matters	Okee Square Associates, Ltd.	Lease Matters	Lebcon Associates	Lease Matters
California State Teachers' Retirement System	Lease Matters	Olympus Pointe Theatre Center Investors, LLC	Lease Matters	Leon H. Charney and Jerome Chazen	Lease Matters
California Federal Bank	Lease Matters	Opus Estates, L.L.C.	Lease Matters	Machesney Park Associates	Lease Matters
Camellia Shopping Center	Lease Matters	ORIX USA Corporation	Lease Matters	McKibbon Brothers, Inc.	Lease Matters
Canadian Imperial Bank of commerce, as agent for IBC, Inc. and Bank One, Colorado, N.A.	Lease Matters	ORIX RAM Montgomery Venture	Lease Matters	Midland Red Oak Realty, Inc.	Lease Matters
Carlos A Fierro	Lease Matters	OTR	Lease Matters	Moultrie Twin Theatre	Lease Matters
Carolina Mall Company	Lease Matters	P.F. Properties LLC	Lease Matters	Mountain Pine Timber, Inc.	Lease Matters
Carolina Mall LLC	Lease Matters	Pacific Acquisition Coporation	Lease Matters	Movies, Inc.	Lease Matters
Carpenters Pension Trust Fund	Lease Matters	Pan Pacific Development (Laguna), Inc.	Lease Matters	Mrs. Euna Hoye Love	Lease Matters
CBL & Associates Management, Inc.	Lease Matters	Pan Pacific Retail Properties	Lease Matters	Mrs. Shirley Hoye Martin	Lease Matters
CEE Retail Realty, Inc.	Lease Matters	Park Meadows Business Trust	Lease Matters	Music City Mall, LLC	Lease Matters
Center West Properties, Inc.	Lease Matters	Park Meadows Business Trust	Lease Matters	Muskegon Associates
Chestnut Theatre Associates, L.P.	Lease Matters	Paula Boyd Flynn, Mary Helen Boyd Zimmerman and Lewis Campbell Boyd, Jr.	Lease Matters	Muvico Entertainment L.L.C.	Lease Matters
Chris Town Shopping Center Co., LLC	Lease Matters	Paula Boyd Irving	Lease Matters	N. Jeanne Drown, Duane Stueckle and Oppenheimer Co., Inc.	Lease Matters
Christie Avenue Partners	Lease Matters	Peter J. Gregors, Esq.	Lease Matters	NAMYH Associates	Lease Matters
Circle Center Development Company Limited Partnership	Lease Matters	Pima Grande Development	Lease Matters	North Plains Development Company	Lease Matters
Citicorp Real Estate, Inc.	Lease Matters	Pinnacle Commercial, Inc.	Lease Matters	Parklane Shopping Center, Inc.	Lease Matters
City National Bank	Lease Matters	Plus Financial, Inc.	Lease Matters	Pickering Corporation, Inc.	Lease Matters
City National Bank and Mads B. Bjerre, Co-Trustees	Lease Matters	PNC Bank, NA	Lease Matters	Pines Mall Limited Partnership	Lease Matters
Clearview Cinemas Group, Inc.	Lease Matters	Princeton Market Fair Associates, Ltd.	Lease Matters	Plains Park Center	Lease Matters
Coastal American Corporation	Lease Matters	Princeton Market Fair Associates, Ltd.	Lease Matters	Price-Rock Springs Company	Lease Matters
Colonial Realty Limited Partnership	Lease Matters	Princeton/FS Realty Associates, Ltd.	Lease Matters	Regal Cinemas, Inc.	Lease Matters

Colonial Properties	Lease Matters	Prizm Partners	Lease Matters	Republic Properties, Inc.	Lease Matters
Columbia Savings	Lease Matters	Prudential Insurance Company of America	Litigation	Resolution Trust Corporation	Lease Matters
Column Financial, Inc.	Lease Matters	Prudential Mortgage Capital Company, LLC	Lease Matters	Resources Financial Corporation	Lease Matters
Community Centers One, L.L.C.	Lease Matters	R & S Theatres, Inc.	Lease Matters	Rio West Partners Limited Partnership	Lease Matters
Community Centers Two, LLC	Lease Matters	Ramsey D. Myatt, Esq.	Lease Matters	River Woods of Tampa, Ltd.	Lease Matters
Connecticut Mutual Life Insurance Company	Lease Matters	RCK Properties, Inc.	Lease Matters	Roaring Fork Associates, L.L.C.	Lease Matters
Connecticut General Life Insuance Co.	Lease Matters	Reed Development Assoc., Inc.	Lease Matters	Rosewell Mall Cinema, Inc.	Lease Matters
Conservative Development Co.	Lease Matters	Regency Centers L.P.	Lease Matters	Sidney Kohl	Lease Matters
Continental Bank	Lease Matters	Regions Bank of Louisiana	Lease Matters	Simon Property Group, LP	Lease Matters
Cordano Associates and Sunrise Mall Associate	Lease Matters	Related Mgmt. Co. LP	Lease Matters	Southbrook Mall Associates, L.P.	Lease Matters
Corporate Property Investors	Lease Matters	Robert J. Burr, Esq.	Lease Matters	Star Cinema NoCAL, LLC	Lease Matters
Cortlandt Town Center Limited Partnership	Lease Matters	Robert C. Muir Company	Lease Matters	StarTime Entertainment-Georgia	Litigation
CP Venture Two LLC	Lease Matters	Robert D. Almquist, Esq.	Lease Matters	Stembler Brothers Company	Lease Matters
Credit Lyonnais New York Branch	Lease Matters	Robin C. Kelly, Esq.	Lease Matters	Talisman Roswell, L.L.C.	Lease Matters
Crestar Bank	Lease Matters	Roger L. Simon, Esq.	Lease Matters	The Equitable Life Assurance Society of the United States	Lease Matters
Crown American Properties, L.P.	Lease Matters	Roslyn Savings Bank	Lease Matters	Tristran Real Estate Corporation	Lease Matters
Daiwa Financial Corp.	Lease Matters	Rouse—Moorestown, Inc.	Lease Matters	Wal-Go Associates	Lease Matters
David Rosen, Successor Trustee	Lease Matters	RPS Realty Trust	Lease Matters	Washington Square Partners, Ltd.	Lease Matters
David L. Forney, Esq.	Lease Matters	Sam & Simone Spiegel d/b/a Bayou Landing Shopping Center	Lease Matters	Wayne Preakness Associates	Lease Matters
David L. Grigg, Esq.	Lease Matters	Santa Rosa Mall, LLC	Lease Matters	Westloop Center Associates	Lease Matters
David C. Tassell, Esq.	Lease Matters	Sawmill Square Associates	Lease Matters	Wildwood Theatres, Inc.	Lease Matters
David T. Thuma, Esq.	Lease Matters	Sawmill Square Mall Office	Lease Matters	Carr-Gottstein Properties, Inc.	Lease Matters
DDRA Community Centers Five	Lease Matters	Scranton Mall Associates	Lease Matters	Wallace Theatre Corporation	Lease Matters
De Bartolo Capital Partnership	Lease Matters	SDG Macerich Properties, L.P.	Lease Matters	Victoria Doulos	Lease Matters
Demuth & Siniawa, L.P.	Lease Matters	Searstown Mall LLC	Lease Matters	Travelers Insurance Co.	Insurance Matters
Denhill Denver, L.L.C.	Lease Matters	Shefsky Froelich & Devine Ltd.	Lease Matters	Adair-Green Advertising	Accounts Receivable

Denver West Village, Inc.	Lease Matters	Sheldon M. Goldstein, Esq.	Lease Matters	Aetna US Healthcare	Accounts Receivable
Denver West Village	Lease Matters	Shore Parkway Associates	Lease Matters	American Express	Accounts Receivable
Denver Pavilions, L.P.	Lease Matters	Showcase Mall Joint Venture	Lease Matters	AMS	Accounts Receivable
Developers Diversified Realty Corporation	Lease Matters	Shows-Lassen Alexandria, a Joint Venture	Lease Matters	Advanced SmithKlineBeecham	Accounts Receivable
Developers Diversified Realty	Lease Matters	Sibling Realty Associates	Lease Matters	ARK 21	Accounts Receivable
Diamond—Abelman Inc.	Lease Matters	Sierra Vista Mall	Lease Matters	Atlantic Records	Accounts Receivable
Don Gulf Coast L.L.C.	Lease Matters	Silver Springs, Inc.	Lease Matters	Audio Visual Resource, Inc.	Accounts Receivable
Dugas Partnership	Lease Matters	Simon Property Group, L.P.	Lease Matters	Azzurro Ristorante Italiano	Accounts Receivable
Eastern Savings Bank	Lease Matters	Simon Debartolo Group	Lease Matters	Bellagio (Mirage Resorts)	Accounts Receivable
Eden Prairie Center	Lease Matters	Simon Property Group, L.P. Lease Matters	Lease Matters	Bennigans	Accounts Receivable
Ehrman Properties LLC c/o Wells Fargo Bank	Lease Matters	Singing River Mall	Lease Matters	Blue Cross Blue Shield of CA	Accounts Receivable
Endurance L.P.	Lease Matters	Siniawa Enterprises	Lease Matters	BNA	Accounts Receivable
Equitable Life Assurance Society of the United States	Lease Matters	SKW Real Estate Limited Partnership	Lease Matters	Bozell Kamstra / True North	Accounts Receivable
Eric L. Goldberg, Esq.	Lease Matters	SLK Westbury, LLC	Lease Matters	Broadmoor Hotel	Accounts Receivable
Expressway Tower	Lease Matters	Society National Bank	Lease Matters	Buddha Records	Accounts Receivable
F & M Partnership	Lease Matters	Sonoma National Bank	Lease Matters	Capitol Records	Accounts Receivable
Family Mortgage Service Corporation, No. 21	Lease Matters	Sonora Center Development	Lease Matters	CBN	Accounts Receivable
Federal Realty Investment Trust	Lease Matters	South Central Oil Co., Inc.	Lease Matters	Century Media	Accounts Receivable
FG Asset Management, Inc.	Lease Matters	Southerland Properties	Lease Matters	Century 21 HT Brown	Accounts Receivable
First National Community Bank	Lease Matters	Southhold Properties, Inc.	Lease Matters	Ceridian	Accounts Receivable
First Fidelity Bank, N.A., New Jersey	Lease Matters	Southwest Shopping Center Co.	Lease Matters	Charter Communications	Accounts Receivable
First Interstate Bank (Now Wells Fargo Bank)	Lease Matters	Sterling Oxford Mall, Limited Partnership	Lease Matters	Chris Cooper	Accounts Receivable
First Union Bank of North Carolina	Lease Matters	Street Retail Forest Hills I, LLC	Lease Matters	Cinema Concepts US Army/Ellis	Accounts Receivable
Fishing Center Realty Corp.	Lease Matters	Succession of Jacob Abdalla	Lease Matters	Cinemad/Max & Ermas	Accounts Receivable
Fleet National Bank of Connecticut	Lease Matters	Sun America Life Insurance	Lease Matters	Cinemark Corporation	Accounts Receivable
Fleet National Bank of Connecticut, as Corporate Indenture Trustee	Lease Matters	Sun America Life Insurance	Lease Matters	CNN Cinemas	Accounts Receivable

Fleet National Bank of Connecticut	Lease Matters	Sun America Life Insurance	Lease Matters	Coca-Cola USA	Accounts Receivable
Franc C. Salazar, Esq.	Lease Matters	Sun America Life Insurance	Lease Matters	Columbia Records	Accounts Receivable
FROG Co. LLC	Lease Matters	Sun America Life Insurance	Lease Matters	Crosspoint Church @ Cary	Accounts Receivable
G.R. associates L.P.	Lease Matters	Sunrise Mall	Lease Matters	Crossroads Church	Accounts Receivable
Gadco—Gardens East Plaza, Inc.	Lease Matters	Susan Shirk, Property Manager	Lease Matters	Denver Museum of Natural History	Accounts Receivable
Gardens East Plaza, Ltd.	Lease Matters	Teachers Insurance and Annuity Association of America	Lease Matters	Discovery Church	Accounts Receivable
Gary Zentmyer Development	Lease Matters	Teachers Insurance & Annuity Association of America	Lease Matters	Eastern Federal Corporation	Accounts Receivable
GE Capital Corporation	Lease Matters	Teachers Retirement System of Texas	Lease Matters	Eastside Church	Accounts Receivable
General Electric Capital Corporation	Lease Matters	Terry L. Rakow, Esq.	Lease Matters	eDelta.com	Accounts Receivable
General Growth Management, Inc.	Lease Matters	Texas Beverly co., Inc.	Lease Matters	eLabor.com	Accounts Receivable
General Growth Properties, Inc.	Lease Matters	Thacher Proffitt & Wood	Lease Matters	EMI Music	Accounts Receivable
George E. Shamis Trustee under will of George J. Shamis, deceased	Lease Matters	The CONTALP LLC	Lease Matters	Entertainment Media	Accounts Receivable
Gerald Abraham, Agent for Lily Thomas Abraham	Lease Matters	The Equitable Assurance Society of the United States	Lease Matters	Epic Records Group	Accounts Receivable
GGP/Homart Inc.	Lease Matters	The Equitable Life Assurance Society of the United States	Lease Matters	Fuddruckers	Accounts Receivable
GMAC Commercial Mortgage Corp.	Lease Matters	The Equitable Life Mortgage and Realty	Lease Matters	Fun Bubble	Accounts Receivable
Golden Triangle Mall Associates	Lease Matters	The Falls Shopping Center Associates	Lease Matters	GE Capital Fleet Services	Accounts Receivable
Goldman Sachs & Co.	Lease Matters	The Prudential Insurance Company of America	Lease Matters	GEAC	Accounts Receivable
Gordon Sign Company	Lease Matters	The Home Savings Bank	Lease Matters	General Cinema Theatres	Accounts Receivable
GPI Theatre Properties I, LP	Lease Matters	The Oaks Shopping Center, L.P.	Lease Matters	Glaxo-Wellcome	Accounts Receivable
Grant Plaza Associates	Lease Matters	The Retail Property Trust	Lease Matters	Grace Valley Community Church	Accounts Receivable
Green Valley Commercial Limited Partnership	Lease Matters	The Penn Mutual Life Insurance Company	Lease Matters	Guerra, Joseph	Accounts Receivable
Gulf South Associates, Limited Partnership	Lease Matters	The Equitable Life Assurance Society of the US	Lease Matters	Gulf Coast Wireless	Accounts Receivable
Harold Schlanger	Lease Matters	The First National Bank of Boston	Lease Matters	Home Depot	Accounts Receivable
Henderson Investment Co., Inc.	Lease Matters	The Equitable Life Assurance Society of the United States	Lease Matters	IHOP	Accounts Receivable

Henry Kibel and Anita Levinson	Lease Matters	The Chase Manhattan Bank	Lease Matters	IML	Accounts Receivable
Henry E. Kruman, Esq.	Lease Matters	The Market Place Partnership	Lease Matters	Interscope Records	Accounts Receivable
High Ridge—rand Theatres Joint	Lease Matters	The Prudential Insurance Co. of America	Lease Matters	Jackson Foundation and Family Trusts	Accounts Receivable
High Ridge Partners, Ltd.	Lease Matters	The Macerich Partnership, L.P.	Lease Matters	Jillian's	Accounts Receivable
HMF Properties Limited Partnership	Lease Matters	The Equitable Life Assurance Society of the U	Lease Matters	Juneteenth Film Festival	Accounts Receivable
Homart Development co.	Lease Matters	The Estate of James Campbell	Lease Matters	Lakeside Fellowship	Accounts Receivable
Home Federal Savings Bank	Lease Matters	The AETNA Casualty & Surety Company	Lease Matters	Lantern Entertainment	Accounts Receivable
Huber Properties Inc.	Lease Matters	The Prudential Insurance Company of America	Lease Matters	Lantern Lane Entertainment	Accounts Receivable
I-430 L.L.C. c/o Flake & Kelley	Lease Matters	The Equitable Life Assurance Society of the United States	Lease Matters	Mann Center for Performing Art	Accounts Receivable
I-430 L.L.C.	Lease Matters	The Toronto—Dominion Bank	Lease Matters	Marcus Cable	Accounts Receivable
Independence Savings Bank	Lease Matters	The Capital Company of America, LLC	Lease Matters	MDC Holdings	Accounts Receivable
Insignia Commercial Group, Inc.	Lease Matters	Thomas C. BeinLease Matters	Lease Matters	Media Power Advertising/Gowen Chrysler	Accounts Receivable
Insignia Commercial Group, Inc.	Lease Matters	Timothy W. Hasler, Esq.	Lease Matters	Media One Group	Accounts Receivable
International Bank of commerce	Lease Matters	TKL-East LLC	Lease Matters	Mind Matters Seminar	Accounts Receivable
Interstate Land Mgmt Corp.	Lease Matters	Today Northgate Mall, LP	Lease Matters	Movieland	Accounts Receivable
Jacob A. and Mary Ann Abdalla	Lease Matters	Troutman Sanders	Lease Matters	National Seminars	Accounts Receivable
Jacqueline Hoff-Sasser	Lease Matters	Turnpike Films, Inc.	Lease Matters	New Heights Christian Fellow.	Accounts Receivable
James F. Tierney IV	Lease Matters	Turtle Creek Limited Partnership	Lease Matters	Nortel Networks	Accounts Receivable
Jay F. Kamlet, Esq.	Lease Matters	Turtle Creek LP	Lease Matters	Overseas Film Goup	Accounts Receivable
Jeannine M. Thornson, Esq.	Lease Matters	Twin Peaks Mall Associates, Ltd.	Lease Matters
Jefferson Valley Mall	Lease Matters	United New Mexico at Albuquerque	Lease Matters	Palika Bazaar	Accounts Receivable
Jefferson Bank	Lease Matters	VESTAR Development Co.	Lease Matters	Park-Davis Pharmaceutical	Accounts Receivable
Jennifer A. Victor, Esq.	Lease Matters	Vice Realty Corp.	Lease Matters	Pro Motion Slides	Accounts Receivable
Jerome W. Bettman, Jr. and Marilyn Christensen Bettman	Lease Matters	Villa Linda Mall, Ltd.	Lease Matters	Professional Salon Concepts	Accounts Receivable
John Hancock Mutual Life Ins. Co.	Lease Matters	Virginia National Bank	Lease Matters	Publicis	Accounts Receivable
John F. Cahlan, Esq.	Lease Matters	Wachovia Bank of North Carolina, NA	Lease Matters	RCA	Accounts Receivable

John W. Southerland and Frankie C. Southerland Rose	Lease Matters	WACHOVIA Bank of Georgia, N.A.	Lease Matters	Research Institute of America	Accounts Receivable
John W. Southerland	Lease Matters	Wallace Theatres	Lease Matters	San Francisco State University	Accounts Receivable
John Hancock Mutual Life Insurance Association	Lease Matters	Washington Federal Savings & Loan	Lease Matters	S&A Restaurant	Accounts Receivable
John M. Nolan, Esq.	Lease Matters	Water Tower Square Associates	Lease Matters	Screenvision	Accounts Receivable
John W. Fink, Esq.	Lease Matters	Wayne K. Guessford	Lease Matters	SFSU	Accounts Receivable
Jon M. Kaufman, Esq.	Lease Matters	Weingarten Realty Investors	Lease Matters	Shivan Enterprises	Accounts Receivable
K Mart of Pennsylvania LP Trust	Lease Matters	Wells Fargo Bank, Trustee for the Lurie	Lease Matters	Showtime Enterprises	Accounts Receivable
K Mart Corp.	Lease Matters	Wells Fargo Bank	Lease Matters	Showtime Networks	Accounts Receivable
Kaye, Scholer, Fierman, Hays & Handler	Lease Matters	Wells Fargo Bank National Association	Lease Matters	SmithKline Beecham c/o (ACE)	Accounts Receivable
KB Penn Realty Associates, Inc.	Lease Matters	Wells Fargo Real Estate Group, Inc.	Lease Matters	Soloman Software	Accounts Receivable
Kravitz Properties, Inc.	Lease Matters	Wells Fargo Bank, N.A.	Lease Matters	Sprint PCS—AZ	Accounts Receivable
Kristina Lackey	Lease Matters	West America Bank	Lease Matters	Sprint PCS—CA	Accounts Receivable
L. Rodney Chamblee	Lease Matters	West Brook Plaza, a partnership comprised of Louis Mullen, Harold Samuels Sr., Prescott A. Sherman & Ragland Watkins	Lease Matters	Sprint PCS—CA2	Accounts Receivable
Lakeland Income Properties, L.L.C.	Lease Matters	West Campus Development co. Inc.	Lease Matters	Sprint PCS—CA3	Accounts Receivable
Laurel A. Hartman	Lease Matters	Westbar	Lease Matters	Sprint PCS—IN	Accounts Receivable
Lee T. Dicker, Esq.	Lease Matters	Westbar Limited Partnership	Lease Matters	Sprint PCS—NV	Accounts Receivable
Lehman Brothers Holdings, Inc. d/b/a Lehman Capital	Lease Matters	Westgate Shopping Center	Lease Matters	SRA International	Accounts Receivable
Lehman Brother, Inc.	Lease Matters	Westview Mall Associates	Lease Matters	Starship USA	Accounts Receivable
Lerner Sibling Partnership	Lease Matters	Westview Investment L.C.	Lease Matters	Synygy	Accounts Receivable
Lernr Sibling Partnership & Briar Ridge Realty, LLC	Lease Matters	William J. Wade	Lease Matters	Syntel	Accounts Receivable
Levin Properties	Lease Matters	Wilmington Trust Company	Lease Matters	The Eye Clinic	Accounts Receivable
Levin Properties	Lease Matters	Woodbury Theatre, LLC	Lease Matters	The River Church	Accounts Receivable
Lincoln Plaza Associates	Lease Matters	WRC Properties, Inc.	Lease Matters	Theatre Radio Network	Accounts Receivable
Long Beach Marketplace, LLC	Lease Matters	Yale University/Douglaston Plaza	Lease Matters	Time & Time Again Ent.	Accounts Receivable
Louis E. Silver, P.C.	Lease Matters	US Air Force Nat'l	Accounts Receivable	Rauma Records	Accounts Receivable

Amazing Space, Inc.	Bankruptcy Matters	Greenwhich Entertainment Group, Inc.	Bankruptcy Matters	University of Texas at Arlington ROTC	Accounts Receivable
Silver Cinemas International Inc.	Bankruptcy Matters	Jesse Montaya	Bankruptcy Matters	Val Morgan	Accounts Receivable
Silver Cinemas, Inc.	Bankruptcy Matters	NSB Film Corp., Inc.	Bankruptcy Matters	Virtela Communications	Accounts Receivable
Landmark Theatre Corp.	Bankruptcy Matters	Q-zar Entertainment Group, Inc.	Bankruptcy Matters	Wallcrafters	Accounts Receivable
Landmark Theatre USA, Inc.	Bankruptcy Matters	Sanctuary Woods Multimedia, Inc.	Bankruptcy Matters	Williams Conferencing	Accounts Receivable
Theatrix Interactive, Inc.	Bankruptcy Matters	Barney Skanska Construction Co.	Construction Matters	World Vision Church	Accounts Receivable
Alameda Newspapers, Inc.	Class Actions	Irwin Seat Co.	Construction Matters	Wyncom	Accounts Receivable
AT&T Corp.	Class Actions	Brintons US Axminister	Construction Matters	Yes! A Positive Network	Accounts Receivable
Hartford Accident & Indemnity Company, et al.	Class Actions	Hensel Phelps Construction	Construction Matters	Destination	Accounts Receivable
Hennepin County, MN	Class Actions	American Fixture & Design, Inc.	Construction Matters	Zany Brainy	Accounts Receivable
LASMSA Limited Partnership	Class Actions	CB Richard Ellis	Commercial Litigation	All Cinema	Accounts Receivable
MCI Communications Corporation	Class Actions	Cline Enterprise Inc	Construction Matters	Ace Audio Visual	Accounts Receivable
Motorola, Inc.	Class Actions	CTCM	Construction Matters	Life Size Entertainment	Accounts Receivable
National Council On Compensation Reinsurance Pool	Class Actions	EGL, Inc.	Construction Matters	Marvin Films	Accounts Receivable
Acadia Realty Trust	Lease Matters	Etkin Skanska Construction Co.	Construction Matters	Seventh Art Releasing	Accounts Receivable
American Nevada Corporation	Lease Matters	GMTD Corp.	Construction Matters	Wilson Safe Company	Accounts Receivable
Aranov Realty Management Inc	Lease Matters	NJ Orr Construction Company LLC	Construction Matters	LocalNet Communications, Inc.	Accounts Receivable
BF Amarillo LP	Lease Matters	OTR.	Construction Matters	First Run Features	Accounts Receivable
CBL & Associates	Lease Matters	Anthony Pepe and affiliated companies	Construction Matters	300 E. 64th St. Associates, L.P.	Litigation Matters
CIN River Bridge LP	Lease Matters	Peny Usa Inc.	Construction Matters	Academy theatres, LLP	Commercial Litigation
Galleria at Tyler	Lease Matters	Pepco Construction of New York Incorporated	Construction Matters	Amethyst, L.L.C.	Litigation Matters
Gart Properties LLC	Lease Matters	Resource Construction Company	Construction Matters	Gerald B. Anderson	Litigation Matters
LSF Bassett LP	Lease Matters	Ryall Electric Supply Co.	Construction Matters	Arcadia Coffee Company	Litigation Matters
Mile—Hi Properties	Lease Matters	Calvin Dodson	Lease Matters	Block 2647, Lot 1 Associates,	Commercial Litigation
Related Management Company LP	Lease Matters	Showcase Mall	Construction Matters	Briar Ridge Realty	Litigation Matters
Simon Property Group	Lease Matters	Tom Hogan, Esq.	Construction Matters	Joseph E. Lavin	Litigation Matters
Simon Property Group	Lease Matters	Uniforms to You & Co.	Construction Matters	Wayne S. Bullock	Litigation Matters

Spring Valley Improvements, LLC	Lease Matters	Turnpike Films, Inc. Michael Abrams	Subtenant Matters	M. Reza Eslami	Commercial Litigation
The Macerich Company	Lease Matters	Wehrenberg, Inc. John V. Louis	Subtenant Matters	Fightertown Entertainment, Inc.	Litigation Matters
The Rouse Company	Lease Matters	Unlimited Entertainment Inc. Mark Stafford, Guarantor	Subtenant Matters	Funtyme Concepts	Litigation Matters
The Rouse Company	Lease Matters	Cinema Partners Ltd. David M. Schwartz & Yimaj A. Kadir	Subtenant Matters	Heyne Industries, Inc.	Litigation Matters
The Torrance Company James Jones, V.P.	Lease Matters	Skillman Cinema, Ltd.	Subtenant Matter	Joseph E. Lavin	Litigation Matters
Westfield America	Lease Matters	Nevin Sledge & Andrea Long D/B/A Tribal Weaver	Space Tenant	National Telecommunications Consultants, Inc. ("NTCI")	Litigation Matters
Valerie Panteleo	Space Tenant	Tribal Weaver	Space Tenant	Petosa Brothers	Litigation Matters
Daniel Tomasini	Space Tenant	Carolyn Lee Epperson	Space Tenant	Efraim Shurka	Litigation Matters
Frank DiGennaro/Ron DiGennaro	Space Tenant	The Goldsmith	Space Tenant	Douglas E. Skinner	Litigation Matters
Angel Dancuart	Space Tenant	Hair Artistry	Space Tenant	SLK Westbury, LLC	Litigation Matters
Curtis Shepherd	Space Tenant	California Federal Bank	Space Tenant	Phyllis C. Spector	Commercial Litigation
Bayside Camera Jacques Adrian	Space Tenant	Peter Mungridis C/o Athen Asthethics	Space Tenant	Spector of Wisconsin	Commercial Litigation
Phillips Brokerage of Bayside	Space Tenant	Ted Yudacufski Casa Alvarado Chess Center	Space Tenant	Spector Theatres, LLC (f/k/a Cinescape Theatres)	Commercial Litigation
The Place for Posters	Space Tenant	Joseph R. Altieri	Space Tenant	Spector Theatres, LLC	Commercial Litigation
Bayside Little League, Inc.	Space Tenant	Hollywood Style Nails	Space Tenant	Ramon Alvarez Rodriquez	Employee Litigation
Brenner Travel Service	Space Tenant	Bijin Hair Studio	Space Tenant	Warrington Township, PA	Litigation Matters
Clark's Trading	Space Tenant	Hideyo Ogawa	Space Tenant	Katharine M. Watson	Litigation Matters
Andrew J. Lee	Space Tenant	California Federal Bank Mgr.	Space Tenant	Yale University	Litigation Matters
Golden Gate Christian Ref. Church Reverend Peter Yang	Space Tenant	Hedman Furniture Bill Peterson & P. Coy Miller	Space Tenant	City of Boulder	Tax Matters
DOSA	Space Tenant	Eller Media Company	Space Tenant	City of New Orleans	Tax Matters
CALA Foods, Inc. c/o Ralph's Grocery	Space Tenant	Martin's Wine Cellar	Space Tenant	Heskel Brandon Theatre, LLC	Partnership Matters
Gannett Outdoor Advertising	Space Tenant	KT Park Corporation	Space Tenant	Heskel Elias	Partnership Matters
Chico Carpet, Inc. Bahman Chehrazi	Space Tenant	Goldenberg Development Corp.	Space Tenant	Staten Theatre Group	Partnership Litigation
CCC Larchmont Cinema Corp.	Space Tenant	Colonial Parking, Inc.	Space Tenant	Staten Theatre Group II	Partnership Matters
Budget Flowers	Space Tenant	Sega Gameworks—Lakeline	Space Tenant	Meyer Ackerman	Partnership Matters
Smithtown Shoe Repair	Space Tenant	Dominic Gatto	Commercial Litigation	Brian Ackerman	Partnership Matters

Barbara Ruvio	Space Tenant	Corey Greenberg	Partnership	Montgomery Retail Realty, Inc.	Overpayment Matters
Couleur Provence, Inc.	Space Tenant	Eden Prairie Mall, LLC	Real Estate Matters	Mobiliario	Construction Matters
Louki Enterprises, Inc.	Space Tenant	General Growth Properties	Real Estate Matters	Service Port Refrigeration Co.	Billing Matters
DeBaron Enterprises	Space Tenant	Blumenfeld Development Group, Ltd.	Real Estate Matters	Curtis Shepherd	Lease Matters
Seven Islands Restaurants	Space Tenant	International Cinema	Accounts Receivable	160-06 LLC	Overpayment
Spencer Dean Funding Corp.	Space Tenant	Goldenberg Candy Company Contact: Michael O'Connell	Rebate Matters	Wehrenberg, Inc.	Lease Matters
Theatre Workshop Productions	Space Tenant	M&M/Mars Contact: John Seeberger	Rebate Matters	Orion Transportation Services, Inc.	Billing Matters
Village of Lynbrook	Space Tenant	Hershey "Movie Magic" Contact: Tina Lasfalk	Rebate Matters	IMAX	Property Damage
Westwood Parking Company	Space Tenant	Banner Candy Mfg. Corp. Contact: Libby Mauro	Rebate Matters	Theo F. Cangelosi	Overpayment
Downtown Mgmt Corp. Santa Cruz	Space Tenant	Clawson Hewett Brokers Contact: Tiffany Thompson	Rebate Matters	Cineteck, Inc.	Accounts Receivable
Santa Cruz Jewelers	Space Tenant	Nestle Food Company Contact: Mike Cino	Rebate Matters	HNQ Corporation	Accounts Receivable
		Promotion in Motion Contact Jeff Scudillo	Rebate Matters
Star Cinema NoCal—Del Mar	Space Tenant	Summit Foods Contact Leslie DeNino	Rebate Matters	Baptist Foundation of Arizona and Theatre Leasing, Inc.	Lease Matters
Atitlan Trading Co.	Space Tenant	Ricos Contact: Skip Stefansen	Rebate Matters	Valley Real Estate Opportunity, Inc.	Lease Matters
Affiliated Paper Company	Credit Claims	LSC Contact: Skip Stefansen	Rebate Matters	AFI	Overpayment
Airborne Express	Credit Claims	Aqua Source Contact: John Thomas	Rebate Matters	Hicks, Muse, Tate & Furst, Inc.	Breach of Contract
AT Systems	Credit Claims	Scribner & Associates Contact: Robert Scribner	Rebate Matters	Cartera/Trillium Construction Managers, Inc.	Construction Matters
Brinks, Inc.	Credit Claims	Baer & Associates Contact: Mike Ware	Rebate Matters	My-San Theatres	Lien Matters
Contact Paging	Credit Claims	Winpak Contact: Alfie Blain	Rebate Matters	Kojeli, Muna	Theft
Copesan	Credit Claims	Ballpark Franks/Sara Lee	Rebate Matters	Texoma Cabinets, Inc.	Lien Matters
Galleria	Credit Claims	Promotional Management Group	Rebate Matters	EagleDirect.com	Theft
IBI	Credit Claims	Screenvision	Rebate Matters	United Products	Overpayment
Loomis Fargo	Credit Claims	Theatre Lobby Network	Rebate Matters	Protocol, LLC	Accounts Receivable
MovieAd	Credit Claims	Irwin Seating & US Fire Insurance Co.	Litigation Matters	Balcor Management Services, Inc.	Overpayment
Presto X	Credit Claims	Samsonite Inc.	Litigation Matters	California Pizza Kitchen	Lease Matters
United Parcel Service	Credit Claims	Pepco Construction	Litigation Matters	Crain Atlanta	Prepayment

Waste Management	Credit Claims	Christie Avenue Partners JS, The Martin Group	Litigation Matters	Double Decker Bus Company Front Range Charter Service	Failure to Perform Services
Southwest Shopping Centers Co. II, LLC	Lease Rejections	Christopher Saxon and Bridget Champagne d/b/a The Carpet Man	Litigation Matters	Everbrite, Inc.	Inventory Matters
Berlin Scales	Lease Rejections	Irwin Seating & US Fire Insurance Co.	Litigation Matters	Evergreen Security, Inc.	Disputed Invoices
Theatre Leasing Inc.	Lease Rejections	A&H Home and Lawn Maintenance Inc.	Litigation Matters	Westbrook Development Company, Inc.	Construction Claims
Weingarten Nostat, Inc.	Lease Rejections	Pepco Construction Co., 453 Arlene Street, Staten Island NY 10314	Litigation Matters	Giorgio Shellfish Corp. d/b/a Jordan's Lobster Dock	Trespass
Old Town Val Vista, LLC	Lease Rejections	Steven Nordseth d/b/a Fun	Litigation Matters	Goertzens Lawn Service	Unwanted Services
M. C. Strauss Company dba Val Vista Crossing	Lease Rejections	Trammel Crow DFW Ltd.,	Litigation Matters	Hall Construction	Construction Claims
Excel Realty Partners, LP	Lease Rejections	Christie Avenue Partners JS, The Martin Group	Litigation Matters	Hoyts Cinema	Litigation Matters
Amado-San Vicente, Ltd.	Lease Rejections	Harvey Lindsay Commercial Real Estate	Lease Rejection	Industrial Cooling	Services Rendered
The Retail Property Trust	Lease Rejections	Valley Forge Center Associates; King of Prussia	Lease Rejection	Los Angeles County Assessor	Tax Matters
State of California Public Employees' Retirement System	Lease Rejections	Louis Law Family Trust	Lease Rejection	Penn Real Estate Group	Tax Matters
WinShip Properties Yvette DeGuero	Lease Rejections	Simon Property Group L.P.	Lease Rejection	Universal Bonding	Reimburse-ment
Thomas F. Hinds	Lease Rejections	Anderson Mall	Lease Rejection	Weisman Enterprises, Inc. D/b/a Best Vendors	Accounts Receivable
Burnham Pacific AAF BPP Retail, LLC	Lease Rejections	Holiday/Cinema, LLC	Lease Rejection	Cinema Partners Ltd.	Lease Rejection
BPP Retail, LLC. Granada	Lease Rejections	Lend Lease Real Estate Investments	Lease Rejection	Spring Valley Improvements, LLC Tarrytown	Lease Rejection
PALS Associates	Lease Rejections	BF Amarillo, L.P. d/b/a Westgate Mall Lendlease AAF Fund B/Westgate Mall	Lease Rejection	Sunrise Mall Associates	Lease Rejection
OTR	Lease Rejections	Regal Cinema, Inc.	Lease Rejection	Freedom Properties L.P.	Lease Rejection
Codding Enterprises	Lease Rejections	Roy M. Smith and W.M. Bevly	Lease Rejection	Stoltz Management of Delaware, Inc., Agent for Freedom Properties, Inc.	Lease Rejection
Glasshouse Square Shopping Center	Lease Rejection	The Estate of Charles C.Y. Cheng Deceased	Lease Rejection	Estate of Fannie E. Harrison, Deceased c/o Metropolitan Management Group	Lease Rejection

F.C. Pavilion, LLC	Lease Rejection	Jim J. Anchustegui	Lease Rejection	Bradley I. Dorn Metropolitan Management Corporation	Lease Rejection
Executive Director San Jose Redevelopment Agency	Failure to Mitigate	Advanced Entertainment Concepts, Inc.	Lease Rejection	Dondel Associates	Lease Rejection
San Jose Redevelopment Agency	Lease Rejection	MWBC, Inc. d/b/a Q-ZAR	Lease Rejection	Briarwood	Lease Rejection
Carson-Madrona Co.	Lease Rejection	Bryson Properties XII	Lease Rejection	Twelve Oaks Mall Limited Partnership	Lease Rejection
The Torrance Company	Lease Rejection	LSF Bassett LP	Lease Rejection	Oakland Mall, Ltd.	Lease Rejection
Meadows Center Association	Lease Rejection	Driftwood Village Shopping Center	Lease Rejection	Corporate Property Investors	Lease Rejection
IC Theatre Limited Liability Company	Lease Rejection	Texas Properties, Inc.	Lease Rejection	Sowashee Venture	Lease Rejection
Academy Station Limited Liability Company	Lease Rejection	60 West Corporation	Lease Rejection	Village Square Limited Partnership	Lease Rejection
Matmar Fort Collins Partnership	Lease Rejection	June B. Lecka	Lease Rejection	Betty Choate Matthews	Lease Rejection
Rouse-Park Meadows, LLC	Lease Rejection	Star Time Entertainment—Georgia, LLC	Litigation Matters	York Properties Inc.	Lease Rejection
Blackfox Real Estate Group, LLC	Lease Rejection	Star Time Cinemas, Inc.	Litigation Matters	John R. Darnavandi	Lease Rejection
Blackfox Parkway Associations, LLC	Lease Rejection	Mayer Mitchell et al d/b/a	Lease Rejection	Philip Meadow Herbert Meadow	Lease Rejection
New Plan Excel Realty Trust, Inc.	Lease Rejection	Sterik Company	Lease Rejection	Muvico Entertainment LLC Muvico Theatres, Inc.	Lease Rejection
Daniel S. Dornfield, Esq. New Plan Excel Realty Trust, Inc.	Lease Rejection	Eastlake Plaza Associates	Lease Rejection	Equity (Landing) Inc.	Lease Rejection
P & H Associates	Lease Rejection	Bernhardt C. Heebe, A. Louis Sizeler, margery Alaynick Kirshman and Victor F. Kirshman	Lease Rejection	Broward Associates	Lease Rejection
Kranzco Realty Trust	Lease Rejection	Market Place Commercial Limited Partnership	Lease Rejection	Alec P. Courtelis and Donald Smith, Jr. d/b/a Movies Inc.	Lease Rejection
Interstate Connecticut Corp.	Lease Rejection	Golden Ring Mall Company Limited Partnership	Lease Rejection	K-Mart Corporation	Lease Rejection
General Electric Capital Corporation	Lease Rejection	Jeffrey M. Clifton	Lease Rejection	CIN Riverbridge, L.P. David Siegel, Property Manager Gumberg Asset Management Corp., agent	Lease Rejection
F.S.A. Super Saver Cinemas	Lease Rejection	Talisman Roswell, LLC	Lease Rejection	Regency Centers, L.P.	Lease Rejection
Connie Arnold	ADA Claim	Jacqueline Kehl	ADA Claim	Ann Cupolo	ADA Claim
Bruce Silverstein	Commercial Litigation	Nancy Ferreya	ADA Claim	Elizabeth Twaddel	ADA Claim

Donna Taliento	Commercial Litigation	Guy Thomas	ADA Claim	Valerie Vivona	ADA Claim
Domenic Gatto	Litigation Matters	Ana Berlowitz	ADA Claim	Ralph Boemio	ADA Claim
Janet and Warren Tocci, Jr.	Commercial Litigation	Howard Ripley	ADA Claim	Cinde Soto	ADA Claim
Dallas S. Hudgens, III	Lease Rejection	680 Cinemas Corp.	Commercial Litigation	Juliana Cyril	ADA Claim
Bernbard Goldberg	Lease Matters	Capability Marble & Granite, Inc.	Commercial Litigation	Reliance National Indemnity Co.	Commercial Litigation
VAL Floors, Inc.	Commercial Litigation	Janet and Warren Tocci, Jr.	Litigation Matters	Hoboken Wood Flooring Corporation	Commercial Litigation
Lehrer McGovern Bovis	Lease Matters	Leads Painting & Decorating Corp.	Lease Matters	Stone Systems, Inc.	Litigation Matters
Par Plumbing Co., Inc.	Lease Matters	Westdeutsche Immoolienbank	Lease Matters	Martin Schlanger	Lease Matters
Harold Schlanger	Lease MattersAndre	CB Richard Ellis	Litigation Matters	Drexler Technology Corporation	Commercial Litigation
ESI Ergonomic Solutions	Commercial Litigation	General Cinema Theatres Inc.	Lease Matters	Tristar Pictures,	Lease Matters
Cinemark USA Inc.	Commercial Litigation	American Multi-Cinema Inc.	Commercial Litigation	Loews Cineplex Entertainment Corp.	Commercial Litigation
Larry McGaha	Commercial Litigation	P.A. Properties	Commercial Litigation
Budd Schwabb	Commercial Litigation	Showscan Entertainment, Inc.	Commercial Litigation	Barney Skanska USA	Commercial Litigation
First Sterling Corp	Commercial Litigation	West Realty	Commercial Litigation	14th Street Associates	Commercial Litigation
Natasi White	Commercial Litigation	Empire City Ironworks & Building Specialists, Corp.	Commercial Litigation	Cardella Trucking Co.	Lease Matters
Pro Spec Interiors	Lease Matters	Jerry Clark	Employee Litigation	Max Pedraz Rolon	Employee Litigation
Andre Rodriquez-Vasquez	Employee Litigation	1033 3rd Street Corp	Lease Matters	Aircadia Investment Corp.	Lease Matters
Philip Rapa	Lease Matters	Blackfox Parkway Associates	Lease Matters	Cinema 8	Lease Matters
John Damavandi	Lease Matters	CIN Riverbridge	Lease Matters	Debartain Capital Partnership	Lease Matters
East Lake Plaza Associates	Lease Matters	Horton Plaza LLC	Lease Matters	David Law	Lease Matters
Hermine Law	Lease Matters	Craig V. Russell	Lease Matters	Nick Studen	Lease Matters
Village Aurora	Lease Matters	G.S. York	Lease Matters	York Family Property	Lease Matters
BFI Waste System	Overbilling	Angela Mangam	Litigation Matters	Carribean Cinemas	Employee Matters
John DePietro	Lease Matters	Terek Fermantez	Employee Matters	Green Associates	Employee Matters
Nichols Sanitation	Overbilling	Julie Reisken	Employee Matters	Robin Stephens	Employee Matters
Laura Hershey	Lease Matters	Brent Ellingson	Employee Matters	Tommy English	Employee Matters
Steven Gowdy	Lease Matters	Aimee Guzmsarn-Maldanado	Employee Matters	Glenda Johnson	Employee Matters
Kevin King	Lease Matters

        In addition, potential Causes of Action which may be pursued by the Debtors prior to the Effective Date and by the Reorganized Debtors after the Effective Date, also include, without limitation the following:

    Any other Causes of Action, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtor's businesses or operations, including, without limitation, the following: possible claims against vendors, landlords, subleasees, assignees, customers or suppliers for warranty, indemnity, back charge/set-off issues, overpayment or duplicate payment issues and collections/accounts receivables matters; deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, sublease, assignee, or other entity; employee, management or operational matters, claims, against landlords, subleasees and assignees arising from the various leases, subleases and assignment agreements relating thereto, including, without limitation, claims for overcharges relating to taxes, common area maintenance and other similar charges; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations; contract or tort claims which may exist or subsequently arise; and

  Except for certain Debtors who have expressly waived certain claims, any and all avoidance claims (including, without limitation, Preference Actions) pursuant to any applicable section ofthe Bankruptcy Code, including, without limitation Sections 544, 545, 547, 548, 549, 550, 551, 553(b) and/or 724(a) of the Bankruptcy Code, arising from any transaction involving or concerning the Debtors.

        In addition, there may be numerous other Causes of Action which currently exist or may subsequently arise that are not set forth herein, in the Cause of Action Summary or in the List of Retained Causes of Action, because the facts upon which such Causes of Action are based are not currently or fully known by the Debtors and, as a result, can not be raised during the pendency of the Chapter 11 Cases (collectively, the "Unknown Causes of Action"). The failure to list any such Unknown Cause of Action herein, or in the Cause of Action Summary or the List of Retained Causes of Action, is not intended to limit the rights of the Reorganized Debtors to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action subsequently become fully known to the Debtors.

        The potential net proceeds from the Causes of Action identified herein, in the Causes of Action Summary and the List of Retained Causes of Action, or which may subsequently arise or be pursued, are speculative and uncertain and therefore no value has been assigned to such recoveries. The Debtors and the Reorganized Debtors do not intend, and it should not be assumed that because any existing or potential Causes of Action have not yet been pursued by the Debtors or are not set forth herein, whether in the Causes of Action Summary or the List of Retained Causes of Action, that any such Causes of Action have been waived.

        Unless Causes of Action against a Person or entity are expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtors expressly reserve all Causes of Action and Unknown Causes of Action, including the Causes of Action described herein and in the Causes of Action Summary and the List of Retained Causes of Action, as well as any other Causes of Action or Unknown Causes ofAction, for later adjudication and therefore, no preclusion doctrine, including, without limitation, the doctrines ofres judicata, collateral estoppel, issue preclusion, claimpreclusion, estoppel (judicial, equitable or otherwise) or lathes shall apply to such Causes of Action upon or after the confirmation or consumma tion of the Plan. In addition, the Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, including the lawsuits described in Article XI1.D of the Disclosure

Statement, against any Person, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

        Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b)(3) of the Bankruptcy Code, any Claims, rights, and Causes of Action that the respective Debtors, Estates, or Post-Confirmation Estates may hold against any Person or Entity, including but not limited to those Causes of Action listed in Article 1X.D of the Disclosure Statement, shall vest in the Reorganized Debtors, and the Reorganized Debtors shall retain and may exclusively enforce, as the authorized representatives of the respective Estates and Post-Confirmation Estates, any and all such Claims, rights, or Causes ofAction. Except as otherwise provided in the Trade Subcommittee Term Sheet (including, without limitation, the carveouts for potential Preference Actions against certain entities described in such Term Sheet), the Reorganized Debtors (a) may pursue any and all such Claims rights, or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, and (b) shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such Claims, rights, and Causes of Action without the consent or approval of any third party and without any further order of court.

2.    Intercompany Claims

        On the Effective Date, and to the extent not otherwise modified pursuant to a corporate transaction set forth in Article V of the Plan, each Reorganized Debtor shall retain all rights and obligations relating to all Intercompany Claims that it may have against any direct or indirect wholly-

owned or less than wholly owned subsidiary of UA as follows, Such Intercompany Claims, as of the Petition Date, are approximately as follows:

INTERCOMPANY CLAIMS OWED TO OR FROM UATC AS OF PETITION DATE
UA Direct/Indirect Subsidiary	Claim Owed to UATC	Claim Owed by UATC
United Artists Theatre Company	$1,111,744.60
Tallthe, Inc.	$833,823.15
R and S Theatres, Inc.	$1,204,267.52
United Film Distribution Company of South America	$94.35
United Artists Properties I Corp.	$43,675,626.32
United Artists Realty Company	$12,037,255.05
UAB II, Inc.	$1,597,879.44
United Artists International Management Company	$54,745.51
Stalen Theatre Group II	$523,966.94
United Stonestown Corporation	$6,503.93
Staten Theme Group	$1,431,930.55
UATC/Heskel Brandon Theatre LLC	$658,453.77
UAGG Theatres Operatina Corp.	$85,823.46
Magnolia Amusement Company	$34,218.46
RAM-UA/KOP, LLC	$13,509.28
Olympus Pointe Theatre Centre Investors, LLC	$12,763.97
Multimatic Displays, Inc.	$9,879.95
Showscan/United Artists Theatres Joint Venture	$669.25
TOTAL INTERCOMPANY CLAIMS OWED TO UATC	$63,293,164.96
Beth Page Theatre Company		$170,507.45
King Reavis Amusement Company		$234,091.98
Mamaroneck Playhouse Holding Company		$3,588,259.47
San Francisco Theatres, Inc.		$1,943,278.74
U.A.P.R., Inc.		$1,747,455.63
UA International Property Holding, Inc.		$359,843.82
United Artists Properties II Corp.		$1,080.494.35
UAB, Inc.		$698,240.97
UA Property Holding II, Inc.		$7,280,451.81
Trumball Theatre Corp.		$20,255.28
UA Intematmnal Hong Kong		$8,299,440.79
UATC Europe BV		$17,355.73
Vogue Realy Company		$738,510.19
Rio Rich Theatres		$5,460.83
TOTAL CLAIMS OWED BY UATC		$25,183,647.04
NET TOTAL CLAIMS OWED TO UATC	$37,109,517.92

        The Debtors have been informed that the Working Group, ENIC, and Holders of Equity Interests in UA have agreed that, pursuant and subject to the specific terms of definitive documentation to be delivered on or before the Effective Date, on the Effective Date Bank of America will pay the $l,OOO,OOO Working Group Fee that it previously had been holding in trust for the benefit of the Working Group and ENIC as referenced in Article I.D.2 ofthe Disclosure Statement to a designated agent for the Holders of Allowed Class 1F Equity Interests to be distributed by said agent on a Pro Rata basis in exchange for a covenant not to sue certain third parties on certain causes of action related to the Debtors' business activities prior to the Petition Date.

  E. Exculpation

        The Debtors, the Reorganized Debtors, their subsidiaries, the Releasees, the Committee(s), and their members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Lock-Up Agreements, or any other act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provisions of Article X.E of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

  F. Injunction

        From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest, remedy released or to be released pursuant to Article X of the Plan.

ARTICLE X
RETENTION OF JURISDICTION

        Notwithstanding the entry ofthe Confirmation Order and the occurrence ofthe Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

        A.    allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

        B.    grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confiition Date;

        C.    resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including all matters related to amendments to the Statement of Contracts and Leases after the Effective Date pursuant to Article VI of the Plan to add or remove any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

        D.    ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including without limitation ruling on any motion Filed pursuant to Article VII of the Plan and resolving any disputes concerning any distributions contemplated in or relating to Article VI1.K ofthe Plan;

        E.    decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

        F.    enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

        G.    resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan (other than a case, controversy, suit or dispute relating solely to the interpretation or enforcement of Restructured Bank Credit Agreement and not in any way relating to the Plan).

        H.    issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

        I.    resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

        J.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

        K.    determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

        L.    enter an order and/or final decree concluding the Chapter 11 Cases

ARTICLE Xl
PROCESS OF VOTING AND CONFIRMATION

        The following is a brief summary regarding the acceptance and Confirmation of the Plan. Holders of Claims and Equity Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys. Additional information regarding voting procedures is set forth in the Notice accompanying this Disclosure Statement.

A. Voting Instructions

        This Disclosure Statement, accompanied by a Ballot to be used for voting on the Plan, is being distributed to Holders of Claims in Classes lB, 2B, 2D, 2F, 3B, 3E, 4B, 4E, 5B, 5E, 6D, 7D, 8D, 9D, lOD, 11D, 12D, 13D, 14D, I5D, 16D, and 18D. Only such Holders are entitled to vote to accept or reject the Plan and may do so by completing the Ballot and returning it to the Information Agent. In light of the benefits to be attained by the Plan on behalf of each Class of Claims, the Debtors recommend that Holders of Claims in each of the Impaired Classes vote to accept the Plan and return the Ballot.

        BALLOTS MUST BE RECEIVED BY THE INFORMATION AGENT, BANKRUPTCY SERVICES, LLC ("BSI"), HERON TOWER, 70 EAST 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK 10022, ATTENTION: DIANE ROCANO, ON OR BEFORE 4:00 P.M., PREVAILING EASTERN TIME, ON JANUARY 12, 2001 (THE "VOTING DEADLINE"). ANY BALLOT RECEIVED AFTER THAT TIME MAY NOT BE COUNTED. ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED AN ACCEPTANCE OF THE PLAN.

B. Voting Tabulation

        In tabulating votes, the following hierarchy shall be used to determine the Claim amount associated with a creditors vote: (1) the Claim amount established by Court order; (2) the Claim amount contained on an unobjected to proof of Claim, (3) the Claim amount contained on an unobjected to Ballot; (4) the Claim amount listed in the Debtors' schedules; and (5) in the absence of any of the foregoing, zero. The Claim amount established through this process controls for voting purposes only and does not constitute the Allowed amount of any Claim. Further, the designation of a Claim as disputed, contingent or unliquidated on the Debtors' schedules will not be used to disqualify any vote.

        To ensure that a vote is counted, a Claim Holder must (i) complete a Ballot, (ii) indicate the Holder's decision either to accept or reject the Plan in the boxes provided in Item No. 3 of the Ballot, and (iii) sign and return the Ballot to the address set forth on the enclosed prepaid envelope.

        The Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Plan and to determine the alleged amount of a beneficial Holder's Claim. Accordingly, at the time the Ballot is transmitted, creditors should not surrender certificates, instruments, or other documents representing or evidencing their Claims, and neither the Debtors nor the Solicitation Agent will accept delivery of such certificates or instruments surrendered together with a Ballot. The remittance of notes or other evidence of Claims for exchange pursuant to the Plan may only be made by a Holder and will not be accepted if certificates or instruments representing Claims (in proper form for transfer) are delivered together with a letter of transmittal thai will be furnished to as provided under the Plan or as notified following Confirmation of the Plan by the Bankruptcy Court.

        The Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or Equity Interest or an assertion or admission of a Claim or Equity Interest. If a creditor casts a Ballot and (a) the creditor has not timely filed a proof of Claim (or has otherwise had such a proof of Claim deemed timely filed by the Court under applicable law) and is listed on the Debtors' schedules of liabilities as holding a Claim that is contingent, unliquidated or disputed or (b) the creditor has filed a proof of Claim and the entirety of the creditor's Claim is the subject of an objection to said Claim filed before the commencement of the Confirmation hearing, said creditor's Ballot shall not be counted in accordance with Bankruptcy Rule 3018, unless temporarily allowed by the Court for voting purposes, pursuant to Bankruptcy Rule 3018(a), after notice and a hearing prior to the Voting Deadline. Ballots cast by creditors whose Claims are not listed on the Debtors' schedules of liabilities, but who timely file proofs of Claim in unliquidated or unknown amounts that are not the subject of an objection filed before the commencement of the Confirmation hearing, will count for satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code, but will not count toward satisfying the aggregate dollar amount provisions of that section. If the Debtors file an objection to a proof of Claim after the Voting Deadline, such Claim shall not count for voting purposes, unless temporarily allowed by the Court for voting purposes pursuant to Bankruptcy Rule 3018(a) after notice and a hearing.

        If a Holder holds Claims in more than one Class under the Plan, the Holder may receive more than one Ballot coded for each Ballot received.

        Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots received after the Voting Deadline will not be accepted or counted by the Debtors in connection with the Debtors' request for Confirmation of the Plan. The method of delivery of Ballots to be sent to the Solicitation Agent is at the election and risk of each Holder of a Claim. Except as otherwise provided herein, such delivery will be deemed made only when the original executed Ballot is actually received by the Solicitation Agent. Instead of effecting delivery by mail, it is recommended, though not required, that such Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to any of the Debtors, any indenture trustee, or the Debtors' financial or legal advisors. The Debtors expressly reserve the right to amend, at any time and from time to time, the terms of the Plan (subject to compliance with the requirements of Section 1127 of the Bankruptcy Code). If the Debtors make a material change in the terms of the Plan or if the Debtors waive a material condition, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent required by law.

        If multiple Ballots are received from an individual Holder of Claims with respect to the same Claims prior to the Expiration Date, the last Ballot timely received will supersede and revoke any earlier received Ballot. Creditors must vote all of their Claims or equity interests within a particular Plan class either to accept or reject the Plan and may not split their vote. Accordingly, a ballot that partially rejects and partially accepts the Plan will not be counted.

        If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors to so act on behalf of a beneficial interest Holder.

        In the event a designation is requested under Section 1126(e)of the Bankruptcy Code, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

        Any Holder of an Impaired Claim who has delivered a valid Ballot voting on the Plan may withdraw such vote solely in accordance with Rule 3018(a) of the Federal Rules of Bankruptcy Procedure.

        Subject to any contrary order of the Bankruptcy Court, the Debtors reserve the absolute right to reject any and all Ballots not proper in form the acceptance of which would, in the opinion of the Debtors or their counsel, not be in accordance with the provisions of the Bankruptcy Code. Subject to contrary order of the Bankruptcy Court, the Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot unless otherwise directed by the Bankruptcy Court. The Debtors' interpretation of the terms and conditions of the Plan (including the Ballot and the Voting Instructions), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived or as ordered by the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

C. Confirmation Hearing

        Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to Confirmation of the Plan. The Bankruptcy Court has scheduled the Confirmation Hearing for January 22, 2001, before the Honorable Sue L. Robinson, United States Bankruptcy Judge, in the room normally occupied by the Bankruptcy Judge in the United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

        Objections to Confirmation of the Plan must be Filed and served on(i) the Debtors (c/o James H.M. Sprayregen and James W. Kapp III at Kirkhand &Ellis, 200 East Randolph, Chicago, Illinois 60601), (ii) Bank of America (c/o Robert Morrison at Pillsbury Madison & Sutro LLP, 725 S. Figueroa Street, Suite 1200, Los Angeles, California 90017 and Scott D. Cousins at Greenberg Traurig, LLP, One Commerce Center, 1201 North Orange Street, Wilmington, Delaware 1980 l), (iii) Van Kampen (c/o Richard Smolev at Hopkins & Sutter, Three First National Plaza, Chicago, Illinois 60602, (iv) Morgens, Waterfall (c/o Brian Trust at Duval & Stachenfeld LLP, 300 East 42nd Street, New York, New York 10017), and(v) the United States Securities and Exchange Commission (c/o Jolene M. Wise, Esq., Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661), or before January 12,2001, in accordance with the Notice accompanying this Disclosure Statement. Unless objections to Confirmation are timely served and filed in compliance with the Bankruptcy Court's order approving the Disclosure Statement, they will not be considered by the Bankruptcy Court.

D. Statutory Requirements for Confirmation of the Plan

  1. Generally

        At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of Section 1129 of the Bankruptcy Court have been satisfied. If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:

          a. The Plan complies with the applicable provisions of the Bankruptcy Code.

          b. The Debtors, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

          c. The Plan has been proposed in good faith and not by any means forbidden by law.

          d. Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, this Bankruptcy Case, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment made before the Confirmation of the Plan is reasonable, or if such payment is to be fixed after the Confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

          e. With respect to each Class of Impaired Claims or Equity Interests, either each Holder of a Claim or Equity Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the:Bankruptcy Code.

          f. Each Class of Claims or Equity Interests that is entitled to vote on the Plan has either accepted the Plan or is not impaired under the Plan.

          g. Except to the extent that the Holder of a particular Claim will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative, Allowed Priority Tax Claims and Allowed Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

          h. At least one Class of Impaired Claims or Equity Interests will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class.

          i. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

          j. All fees of the type described in 28 USC. 5 1930, including the fees of the United States Trustee will be paid as of the Effective Date.

        The Debtors believe that (a) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code; (b) it has complied or will have complied with all of the requirements of Chapter 11; and (c) the Plan has been proposed in good faith

  2. Best Interests of Creditors Test/Liquidation Analysis

        Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each Holder of a Claim or Equity Interest in such Class either (a) has accepted the Plan or(b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if the Debtors liquidated under Chapter 7 of the Bankruptcy Code.

        In Chapter 7 cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments until all amounts due to senior classes have been paid fully or payment provided for: (a) secured creditors (to the extent of the value of their collateral); (b) priority creditors; (c) unsecured creditors; (d) debt expressly subordinated by its terms or by order of the bankruptcy court; and (e) equity interest holders.

        As described in more detail in the Liquidation Analysis in Article 1II.A of the Disclosure Statement, the Debtors believe that the value of any distributions in a Chapter 7 case would be equal or less than the going-concern value of distributions under the Plan. In addition, such distributions in a Chapter 7 case may not occur for a longer period of time thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a Chapter 7 trustee and its professionals to become knowledgeable about the Bankruptcy Case and the Claims against the Debtors, In addition, the fees and expenses of a Chapter 7 trustee would likely exceed those of the Debtors in Possession, thereby further reducing cash available for distribution.

  3. Financial Feasibility

        The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to Confirmation, that Confirmation is not likely to be followed by the liquidation of the Debtors or the need for further financial reorganization, unless such liquidation is contemplated by the Plan. Pursuant to the terms of the Plan, the Debtors will possess sufficient Cash to satisfy postpetition obligations under the Plan.

  4. Acceptance by Impaired Class

        The Bankruptcy Code requires, as a condition to Confirmation, that each class of claims or equity interests that is impaired under a plan accept the plan, with the exception described in the following Section, A class that is not "impaired" under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is "impaired" unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that on the consummation date, the holder of the claim or interest receives cash equal to the allowed amount of such claim or, with respect to any interest, any fixed liquidation preference to which the interest holder is entitled or any fixed price at which the debtor may redeem the security.

  5. Confirmation Without Acceptance by All Impaired Classes

        Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if the plan has not been accepted by all impaired classes entitled to vote on the plan, provided that the plan has been accepted by at least one impaired class. Holders of Claims and Equity Interests in Classes 1F and 2G are impaired and will receive no distribution from the Debtors under the Plan and therefore are deemed to have rejected the Plan. Thus, the Debtors will seek the application of the statutory requirements set forth in Section 1129(b) of the Bankruptcy Code for Confirmation of the Plan despite lack of acceptance by all Impaired Classes.

        Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly" and is "fair and equitable" with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

        The condition that a plan be "fair and equitable" with respect to a non-accepting class of secured claims includes the requirements that: (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject "to the liens.

        The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured claims includes the following requirement that either: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

        The condition that a plan be "fair and equitable" with respect to a non-accepting class of equity interests includes the requirements that either: (a) the plan provide that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the effective date of the plan, equal to the greater of(i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled, or (iii) the value of such interest; or (b) if the class does not receive such an amount as required under (a), no class of equity interests junior to the non-accepting class may receive a distribution under the plan.

ARTICLE XII
RISK FACTORS

        All Holders of Impaired Claims should read and carefully consider the factors set forth below, as well as the other information set forth or otherwise referenced in this Disclosure Statement, prior to voting to accept or reject the Plan.

A. Financial Information; Disclaimer

        Although the Debtors have used their best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement. While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

B. Certain Federal Income Tax Consequences

        The following is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors, Holders of Claims and Equity Interests, and Holders of subordinated Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date hereof and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the Internal Revenue Service (the "IRS') as to any of such tax consequences, and there can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

        This summary does not apply to Holders of Claims and Equity Interests that are not United States persons (as defined in the Code) or that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, and regulated investment companies). Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors, Holders of Claims and Equity Interests, and Holders of Subordinated Notes based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under state, local, or foreign tax law.

        The following summary is not a substitute for careful tax planning and advice based on the particular circumstances of each Holder of Claims and Equity Interests and Subordinated Notes. Each such Holder is urged to consult his, her, or its own tax advisor as to the federal income tax consequences, as well as any applicable state, local, and foreign consequences of the Plan.

  1. Certain U.S. Federal Income Tax Consequences to the Holders of Claims and Equity Interests

      a. Consequences to Holders of the Subordinated Notes

          (i) In General

        Whether the Holders of Subordinated Notes will recognize gain or loss upon the receipt of such Notes in exchange for, among other things, the discharge of their Claims, depends on (a) whether the exchange qualifies as a tax-free reorganization and (b) whether the Subordinated Notes are treated as "securities" for purposes of the reorganization provisions of the Code. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years of more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

        The Fixed Rate Notes (issued April 28,199s and maturing in April 15,2008) have a term of approximately ten years and thus should be treated as securities for federal income tax purposes. The Floating Rate Notes (issued in April 21, 1998 and maturing in October 15,2007) have a term of approximately nine and a half years and thus should also be treated as securities for federal income tax purposes. The term of a debt instrument is not necessarily determinative, however, and there can be no assurance that the IRS or the court will agree that the Subordinated Notes constitute securities for federal income tax purposes.

        Assuming that the Subordinated Notes are treated as securities, the receipt of Subordinated Notes should be treated as a recapitalization (and therefore, a tax-free reorganization), and Holders of Subordinated Notes should not recognize any gain or loss, except that a Holder will recognize gain, but not loss, to the extent that the New UA Warrants are treated as received in satisfaction of accrued interest on the Subordinated Notes. Such Holder should obtain a tax basis in the New UA Warrants equal to the tax basis of the Subordinated Notes surrendered thereof and should have a holding period for the New UA Warrants that includes the holding period for the Subordinated Notes; provided. however, that the tax basis of any New UA Warrant treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such New UA Warrant should not include the holding period of the Subordinated Notes.

          (ii) Accrued Interest

        To the extent that any amount received by a Holder of a Subordinated Note under the Plan is attributable to accrued but unpaid interest, such amount may be taxable to the Holder as interest income, if such accrued interest has not been previously included in the Holder's gross income for U.S. federal income tax purposes. Conversely, a Holder of a Subordinated Note may be able to recognize a deductible loss (or, possibly a write-off against a reserve for bad debts) for such purposes to the extent that any accrued interest was previously included in the Holder's gross income but was not paid in full by the Debtors.

      b. Consequences to the Prepetition Lenders

        Pursuant to the Plan, the Restructured Bank Credit Facility will in essence replace the Prepetition Bank Credit Facility. In general, the entire amount of gain or loss is recognized for federal income tax purposes on a sale, exchange, or other disposition of property, unless specific provisions of the Code provide for nonrecognition treatment. Under Treasury regulations, a significant modification of a debt instrument, including a modification evidenced by an amendment of the instrument, is deemed to result in an exchange of the original instrument for a modified instrument. Under such Treasury regulations, a significant modification of a debt instrument includes, among other things, a change in the annual yield of the instrument (including a change resulting from a reduction of the principal of a debt instrument) by more than the greater of (a) 25 basis points or (b) five percent of the annual yield of the unmodified instrument. Because the principal amount of the Restructured Bank Credit Facility is 72.5% of the Prepetition Bank Credit Facility, the "replacement" of the Prepetition Bank Credit Facility should be treated as substantial modification. As a result, the Debt Electors should recognize gain or loss on the deemed exchange of the Bank Claims with the Restructured Bank Credit Note Interests to the extent of the difference between (a) the "amount realized" with respect to such exchange and (b) the Debt Electors' tax basis in the Restructured Bank Credit Facility (other than accrued interest). To the extent that any amount received by the Debt Electors under the Plan is attributable to accrued but unpaid interest, such amount may be taxable to the Debt Electors as interest income (as described in "Accrued Interest" Article XI1.B. 1.a.(ii)).

      c. Consequences to Holders of Other Claims

        In general, Holders of Allowed Claims (other than Holders of Subordinated Notes) should recognize taxable gain or loss for U.S. federal income tax purposes to the extent that their Allowed Claims are surrendered in exchange for Cash, a promissory note, or any other distribution. The amount of taxable gain or loss would be based upon the difference between the tax basis of such Allowed Claims and the fair market value of such distributions received by such Holder. The tax basis of such Holder's Allowed Claim would equal the fair market value of such Claim at the time of the distribution, and the holding period for such new distributions, if any, would begin on the day following the exchange.

        The U.S. federal income tax treatment of any taxable gain or loss recognized by a Holder regarding any Allowed Claims (as long-term or short-term capital gain or loss or as ordinary income or loss) will be determined by a number of factors, including (a) the U.S. tax status of the Holder, (b) whether the obligation from which the Allowed Claim arose constitutes a capital asset of the Holder, (c) whether the obligation from which the Allowed Claim arose has been held for more than one year or was purchased at a discount, and (d) whether and to what extent the Holder has previously claimed a bad debt deduction in respect of the obligation from which the Allowed Claim arose.

      d. Consequences to Holders of Equity Interests in the Company

        A Holder of any Equity Interest that is cancelled under the Plan will be allowed a "worthless stock deduction" in an amount equal to the Holder's adjusted basis in such Equity Interest. A "worthless stock deduction" is a deduction allowed to a holder of a corporation's stock for the taxable year in which such stock becomes worthless. If the Holder held the Equity Interest as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset.

  2. Certain U.S. Federal Income Tax Consequences to the Debtors

      a. cancelation of Debt

        The aggregate outstanding indebtedness of each of the Debtors will be substantially reduced pursuant to the Plan. In general, for U.S. federal income tax purposes, a debtor recognizes cancellation of indebtedness ("COD") income upon satisfaction of its outstanding indebtedness for less than its adjusted issue price. The amount of COD income is, in general, the excess of(i) the adjusted issue price of the indebtedness satisfied, over (ii) the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash paid and the fair market value of any other consideration (including the stock of the taxpayer) given in satisfaction of indebtedness.

        A debtor is not required to include COD income in gross income if the debt discharge occurs in case under the Bankruptcy Code. However, the debtor must, as of the first day of the next taxable year, reduce its tax attributes (in general, first its net operating loss ("NOL") carryover and then tax credits and capital loss carryovers, and the tax basis of its assets) by the amount of COD income excluded from gross income by this exception. Under the Plan, the Debtors may realize COD income attributable to the cancellation of the Subordinated Notes. Because COD income will be realized in a case filed under the Bankruptcy Code, the Debtors will not be required to recognize the COD income in taxable income, but will be required to reduce their NOL carryover and certain other tax attributes by the amount of COD income.

        The IRS has ruled informally that the attribute reduction rules apply on a separate company basis to corporations that are members of a consolidated group of corporations. As previously stated, the Debtors anticipate that they will reduce the amount of their NOL carryforward (and then, although highly unlikely, reduce their other tax attributes and the tax basis of their assets), and this will be done on a separate company basis so that each entity that is a member of the consolidated group will reduce its share of NOL carryforward (and then its other tax attributes and then the tax basis of its assets) by the amount of COD income attributable to such member.

  3. Limitation on Net Operating Loss Carryovers and Other Tax Attributes

        Code Section 382 generally limits a corporation's use of its net operating losses (and may limit a corporation's use of certain built-in losses, recognized within a five-year period) if a corporation undergoes an "ownership change" (hereinafter the limitation under Code Section 382 is referred to as the "Section 382 Limitation"). Section 382 Limitation on the use of pre-change losses in any post-change year is equal to the product of the fair market value of the corporation's outstanding stock immediately before the ownership change and the long-term tax-exempt rate (which is published monthly by the Treasury Department and is intended to represent current interest rates on long-term tax-exempt debt obligations) in effect for the month in which the ownership change occurs. Code Section 383 applies similar limitations to capital loss carryovers and tax credits. In general, an ownership change occurs when the percentage of the corporation's stock owned by certain "5 percent shareholders" increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable "testing period" (generally, the shorter of(i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). A "5 percent shareholder" for these purposes includes, generally, an individual or entity that directly or indirectly owns 5 percent or more of the corporation's stock during the relevant period, and may include one or more groups of shareholders that in the aggregate own less than 5 percent of the value of the corporation's stock. Under applicable Treasury regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOL's is generally measured by changes in stock ownership of the parent corporation of the group (e.g., UA). The Debtors expect that the exchanges anticipated to occur pursuant to the Plan should cause an ownership change with respect to UA.

        When an "ownership change" occurs pursuant to the implementation of a plan of reorganization under the Bankruptcy Code, the general Section 382 Limitation may not apply if certain requirements are satisfied. Under Section 382(l)(5) of the Code, the Section 382 Limitation does not apply to an ownership change of a loss corporation if the corporation was under the jurisdiction of a bankruptcy court immediately before the change and those persons who were shareholders and creditors of the loss corporation immediately before the ownership change own at least 50 percent of the loss corporation's stock by value and voting power after the ownership change (the "Bankruptcy Exception"). Stock held by a creditor that was converted from indebtedness is considered in determining whether the 50 percent requirement is satisfied only if (a) the creditor held (or is treated as holding) the debt at least 18 months before the case was tiled or (b) the debt arose in the ordinary course of the loss corporation's trade or business and has been held by the person who has at all times held the beneficial interest in the claim. If an exchange of debt for stock in a bankruptcy case does not qualify for the Bankruptcy Exception, the value of the loss corporation for purposes of calculating its Section 382 Limitation shall reflect the increase, if any, in value of the loss corporation resulting form any surrender or cancellation of creditor's claims in the transaction.

        Thus, under Code Section 382(l)(5), Debtors would avoid entirely the application of Section 382 Limitation to the NOLs and recognized built-in losses, if any, but would be required to reduce their NOLs and possibly other tax attributes by any deduction for interest claimed by the Reorganized Debtors with respect to any indebtedness converted into stock for (a) the three-year period preceding the taxable year of the "ownership change" and (b) the portion of the year of the "ownership change" prior to the consummation of the Plan. In addition, under Section 382(1)(5)(D) of the Code, if a second "ownership change" with respect to the Reorganized Debtors occurs within the two-year period following the consummation of the Plan, the Section 382(l)(5) exception will not apply and any NOLs and other pre-change losses remaining after the second "ownership change" will be eliminated. If the

Debtors were to determine that either(i) the risk of the occurrence of a second "ownership change," or (ii) the NOL reduction under Section 382(l)(5) of the Code is too substantial, the Debtors could elect out of the application of Code Section 382(l)(5).

        If the Debtors elect not to utilize Section 382(l)(5) or if the exchanges do not qualify for the tax treatment under Section 382(l)(5), the Debtors' use of their NOL carryover to offset taxable income earned after the ownership change will be subject to the Section 382 Limitation. Since the Debtors are in bankruptcy, however, Code section 382(l)(6) will apply. Under Code Section 382(l)(6), the Section 382 Limitation will be calculated by reference to the net equity value of the Debtors' stock immediately after the ownership change (rather than immediately before the ownership change, as is the case for non-bankruptcy ownership changes). In such case, because it is difficult to predict the Debtors' net equity value immediately after the "exchanges" contemplated by the Plan, the Debtors use of their NOL carryover may be substantially limited after the ownership change.

  4. Backup Withholding

        The Debtors will withhold all amount required by law to be withheld from payments of interest and dividends. The Debtors will comply with ail applicable reporting requirements of the Code.

C. Certain Bankruptcy Considerations

  1. Risk of Non-Confirmation of the Plan

        Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor of the Debtors might challenge the solicitation procedures and results or the terms of the Plan as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if found that any statutory conditions to Confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for Confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting Classes and that the Confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting Classes of Impaired Claims and Equity Interests will not be less than the value of distributions such Classes of Impaired Claims and Equity Interests would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a liquidation or the need for further financial reorganization and that non-accepting Holders of Impaired Claims and Equity Interests will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code. The Debtors believe that Holders of Unsecured Claims against UA and UATC, the Subordinated Note Holders, and Holders of Equity Interests in UA and UATC would not receive any distribution under a liquidation pursuant to Chapter 7 or Chapter 11.

        Article III.C.6 of the Plan provides that if Class 2F does not vote to accept the Plan, then on the Effective Date:, each Holder of a Class 2F Claim shall neither receive any distribution nor retain any property under the Plan. While the Debtor believes that this provision is permissible under the Bankruptcy Code, arguments exist that certain case law would permit a contrary conclusion which, if accepted by the Bankruptcy Court, may result in the Plan not being confirmed.

        Article X.C. of the Plan provides that each Holder of a Claim who has accepted the Plan in exchange for, among other things, a distribution under the Plan, shall be deemed to have released unconditionally each of the Debtors, the Reorganized Debtors, their subsidiaries, their affiliates, and the Releases, and the agents, officers, directors, partners, members, professionals, and agents of the foregoing (and the officers, directors, partners, members, professionals, and agents of each thereof), from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, or any related agreements, instruments or other documents, except: (i) for Claims arising under the Plan; and (ii) for Claims arising after the Petition Date in the ordinary course of business. In furtherance of the foregoing, the Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any entity, whether directly, derivatively, or otherwise, of any Claim, demand, liability, obligation, debt, right, Cause of Action, interest, remedy released or to be released pursuant to the Plan against the foregoing Persons and Entities. Although the Debtors believe that this provision is permissible under the Bankruptcy Code, the staff of the Securities and Exchange Commission ("SEC") disputes the enforceability of the release contained in Article X.C. of the Plan, on the ground that the release is unenforceable under Section 524(e) of the Bankruptcy Code. The SEC has reserved its right to oppose confirmation of the Plan based on such objection.

  2. Nonconsensual Confirmation

        Pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, the Bankruptcy Count can confirm Plan at the Debtors' request if at least or; other Impaired Class has accepted the Plan (with such acceptance being determined without including the acceptance of any "insider"in such Class) and, as to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to Impaired Classes. In accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtors may be required to request Confirmation of the Plan without the acceptance of all Impaired Classes entitled to vote in accordance with Section 1129(b) of the Bankruptcy Code.

        The Debtors, except as provided for in the Lock-Up Agreements, reserve the right to modify the terms of the Plan as necessary for the Confirmation of the Plan without the acceptance of all Impaired Classes. Such modification could result in a less favorable treatment of any non-accepting Class or Classes, as well as of any Classes junior to such non-accepting Classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than that currently provided in the Plan or no distribution of property whatsoever under the Plan.

  3. Delays of Confirmation and/or Effective Date

        Any delays of either Confirmation or effectiveness of the Plan could result in, among other things, increased Claims of Professionals. These or any other negative effects of delays of either Confirmation or effectiveness of the Plan could endanger the ultimate approval of the Plan by the Bankruptcy Court.

  4. Classification Risks

        Under Section 1123(a)(4) of the Bankruptcy Code, a plan of reorganization must provide the same treatment for each claim or interest of a particular class, unless the holder of the particular claim or interest agrees to a less favorable treatment of such particular claim or interest. The Debtors can provide no assurance that the Bankruptcy Court will not disapprove of the classifications of Claims and Equity Interests contained in the Plan.

  5. Subordination Risks

        The Subordinated Note Indentures, pursuant to which the Subordinated Notes were issued, contain language seeking to subordinate certain Claims to other Claims. The Debtors can provide no assurances, however, the Bankruptcy Court will interpret such language as mandating or not mandating subordination.

  6. Consolidation Risks

        The Plan does not contemplate consolidating any of the Debtors into one entity. The Debtors can provide no assurance, however, that (i) the Bankruptcy Court will not order one or more of the Debtors to be substantively consolidated; or (ii) that a party in interest will not move for such substantive consolidation to occur. Substantive consolidation of one or more of the Debtors into one entity would affect the distribution of property currently provided in the Plan.

  7. Contingencies Not to Affect Vote of Impaired Classes to Accept the Plan

        The distributions available to Holders under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Debtors are consolidated, and whether the Bankruptcy Court orders certain Claims or Equity Interests to be subordinated to other Claims or Equity Interests. The occurrence of any and all such contingencies which could affect distributions available to Holders under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of re-vote by the Impaired Classes.

  8. Expiration of Bank Lock-Up Agreements.

        The Bank Lock-Up Agreements will terminate, among other things, one year after the date of their execution. Thereafter, the signatories thereto will no longer be bound to support the Debtors' Plan.

D. Pending Litigation

        The Debtors are involved from time to time in routine litigation that is incidental to their businesses. Typically, these matters consist of theatre construction or lease disputes, intellectual property, advertising and/or licensing disputes, insurance matters, real estate and use tax disputes, and employment litigation. The Debtors do not believe that the outcome of any such litigation will have a material adverse effect upon the Debtors. However, prior to the Petition Date, one or more of the Debtors were a party to, or were affected by, certain litigation that could result in decisions materially adverse to the Debtors and their estates. This litigation includes those legal proceedings in which Claims are asserted against, or may affect, one or more of the Debtors in amount that may exceed $200,000 (the "Legal Proceedings").

  A.
  680 Cinema Corp., Bernard Goldberg and Bruce Silverstein v. United Artists Theatre Circuit, Inc., & Ackerman Enterprises, et al. This matter was filed on September 27, 1994 in the U.S. District Court for the Eastern District of New York, Case Number CV9445554. Plaintiffs allege violation of Sections 1 and 2 of the Sherman Antitrust Act and violation of Section 340 of New York State General Business Law. Plaintiffs allege that UATC's partners in the Staten Theatre Group partnership, Domenic Gatto, Meyer Ackerman and others, undertook specific action to thwart plaintiffs' entry into theatre exhibition on Staten Island. These actions allegedly included, among other things: attempting to monopolize and preclude competition in the relevant market; harassing the landlord of the Fox Plaza Theatre in a manner that resulted in defendants obtaining the lease to such theatre despite plaintiffs' allegedly better offer; alleged action to delay plaintiffs' opening of its Atrium Theatre; and defendants' alleged conspiracy with film distributors to deny plaintiffs product for the Atrium Theatre. Plaintiffs allege $7,000,000.00 in actual damages, prior to trebling. The Debtors disagree with plaintiffs' contentions on this matter.

  B.
  1033 Third Street Corporation v. United Artists Theatre Circuit, Inc. This action was filed on December 27, 1999 in Superior Court, San Diego County, California, Case Number GIT740919. The plaintiff alleges breach of a lease dated October 30, 1980 for the Glasshouse Square Theatre in San Diego, California due to the Debtors' failure to pay rent, and the plaintiff demands damages and attorney's fees and costs. The Debtors allege that the plaintiff failed to mitigate its damages by unreasonably refusing to allow a sale agreement of the Glasshouse Theatre between UATC and a third party. The Debtors disagree with the plaintiff's contention on this matter. The plaintiff filed a motion for relief from the automatic stay in the Bankruptcy Court on November 21, 2000, and the Debtors filed an objection thereto on December 4, 2000. Unless otherwise resolved, the hearing on the plaintiff's motion is scheduled for December 8, 2000. If the motion is approved, the underlying California state court litigation will proceed so that the plaintiff can attempt to obtain a judgment and attempt to collect that judgment against an attachment release bond posted by the Debtors in the state court litigation (in settlement of the plaintiff's application for a prejudgment writ of attachment).

  C.
  Connie Arnold, et al. v. United Artists Theatre Circuit, Inc. et al. This class action (the "Arnold Litigation") was originally commenced in California state court in 1991 against UATC by plaintiffs Connie Arnold and Ann Cupolo, among other named plaintiffs, both individually and as representatives of a class of persons similarly situated (the "Arnold Plaintiffs"), for alleged violations of state accessibility laws at UATC's movie theatres in California. The Arnold Litigation complaint was subsequently amended to include alleged violation of the Americans with Disabilities Act, 42 U.S.C. § 12001 et seq. (the "ADA") at UATC's movie theatres in California and nationwide. The Arnold Litigation was subsequently removed to the United States District Court for the Northern District of California. Ultimately, the Arnold Litigation was settled by and between the Arnold Plaintiffs, UATC and the United States Department of Justice (the "DOJ"), as party-intervenor, on March 28, 1996 (the "Settlement").

  On August 14, 1996, the court granted final approval to the Settlement and entered an order approving the Settlement and an injunctive order enforcing the terms of the Settlement (collectively, the "Consent Decree"). The Consent Decree requires UATC to, among other things, make certain modifications to its chain of theatres to provide greater access to persons with mobility disabilities (i.e., to make "barrier modifications"). Under the Consent Decree, UATC may seek an extension of the Deadline if it cannot complete its barrier removal obligations by that Deadline without great difficulty, burden or expense. UATC, the DOJ, and the Arnold Plaintiffs disagree regarding the extent to which UATC has made the required barrier modifications under the Consent Decree.

  It is UATC's position that, since 1996, it has worked diligently to comply with the terms of the Consent Decree and has made substantial progress towards that end. The Arnold Plaintiffs and the DOJ disagree with UATC's position in that regard. UATC is also of the position that, given its current financial circumstances, it is unable to complete the remainder of its obligations under the Consent Decree by the Deadline without great difficulty, burden and expense. To that end, UATC approached the Arnold Plaintiffs and the DOJ to obtain a consensual extension of the Deadline, but the parties were unable to reach an agreement.

  On October 30, 2000, UATC filed a motion in the United States District Court for the Northern District of California and sought a limited transfer of venue of the Arnold Litigation to the United States District Court for the District of Delaware solely for the purpose of determining an appropriate extension of the Deadline. UATC argued that the determination of an appropriate extension of the Deadline depended on UATC's financial condition and ability to fund future obligations, which were questions to be determined by the Delaware District Court as part of the plan confirmation process. The Arnold Plaintiffs and the DOJ opposed UATC's motion. The United States District Court for the Northern District of California conducted a hearing on UATC's motion on November 27, 2000, took the matter under advisement but has yet to rule on such motion. UATC is still attempting to obtain a consensual extension of the Deadline.

    It is UATC's position that the Consent Decree is an executory contract which UATC may assume or reject in accordance with Section 365 of the Bankruptcy Code and the Plan. UATC is in the process of determining whether it will assume or reject the Consent Decree and shall indicate such determination in the List of Contracts and Leases to be filed on or before the Confirmation Date in accordance with Article VI.A.1 of the Plan. UATC's determination will depend on, among other things, its ability to obtain an acceptable extension of the Deadline, either consensually or as a result of a court order. If UATC assumes the Consent Decree, it will endeavor to comply with all of its obligations thereunder in accordance with Section 365 of the Bankruptcy Code. If UATC rejects the Consent Decree, then it is UATC's position that: (1) the Arnold Plaintiffs and the DOJ may be entitled to Unsecured Claims against UATC's estate in accordance with Section 365(g) of the Bankruptcy Code and Article VI.D. of the Plan; and (2) the Arnold Plaintiffs' and the DOJ's Claims against the Debtors arising from or relating to the Consent Decree shall be discharged in accordance with Section 1141 of the Bankruptcy Code and Articles X and XI of the Plan. The DOJ and the Arnold Plaintiffs reserve the right to dispute any of the above-referenced positions taken by UATC, including without limitation UATC's characterization of the order approving the settlement and the injunctive order enforcing the terms of the settlement as an executory contract subject to rejection.

  D.
  BF Amarillo, L.P. v. United Artists Theatre. This action was filed on March 17, 2000 in the 320th Judicial District Court in Potter County, Texas, Case Number 87,337-D. The plaintiff alleges default of lease for the Westgate Mall Theatre in Amarillo, Texas due the Debtors failure to pay rent after November 1999, that the lease terminated, and that the Debtor owes the plaintiff the balance of rent through May 31, 2010. The Debtors disagree with the plaintiff's contention on this matter.

  E.
  Bryson Properties XII v. UATC. This action was filed on August 6, 1999 in the U.S. District Court for the Northern District of Illinois, Eastern Division, Case Number 99 C4703. The plaintiff is a successor in interest to the original landlord for the Mill Road Theatre in Milwaukee, Wisconsin in which the Debtor was the tenant. The lease for the Mill Road Theatre ran from February 2, 1970 through December 30, 2001. The Debtor entered into an Assignment, Consent and Assumption Agreement with Spector Theatres, LLC and Amethyst, LLC in which Spector Theatres sub-leased the theatre to Amethyst. Amethyst operated the Mill Road Theatre but failed to pay rent after September 1998. Plaintiff alleges that Debtor failed to pay rent CAM and other expenses from April 1999 through July of 1999 and that Debtor owes plaintiff for attorney's fees and other costs. Although the action was dismissed, it is anticipated that the plaintiff will attempt to refile the action in the immediate future. The Debtors disagree with the plaintiff's contention on this matter.

  F.
  Charles Y. Cheng v. UATC. This action was filed on July 12, 1999 in the District Court of Dallas County, 162 District, Texas, Case Number DB 99-4125-I. Plaintiff is the successor in interest to the Skillman Theatre in Dallas, Texas in connection with a lease dated April 19, 1978 through June 30, 2004. UATC as lessee, entered into a sublease with Skillman General Cinema, which ceased operations in January 1998 and sent the Debtors a letter of abandonment dated January 30, 1999. The Debtors procured a potential new tenant which would use more space and pay a higher rent, but the plaintiff refused the tenant. Plaintiff alleges Debtor owes unpaid rent and other expenses. The Debtors disagree with the plaintiff's contention on this matter.

  G.
  CIN Riverbridge, L.P. v. United Artists Theatre Circuit, Inc. This matter was filed on June 29, 2000 in the County Court in and for Palm Beach County, Florida, case number MC-00-11970-RE. Plaintiff is UATC's landlord at the Riverbridge Theatre, West Palm Beach, Florida. Landlord alleged breach of the parties' lease dated February 21, 1986 by failing to pay rent for June 2000 in the amount of $34,019.20 and demanded possession and future damages. The Debtors disagree with the plaintiff's contention on this matter.

  H.
  Cinema 8 Center, LLC v. United Artists Theatre Circuit, Inc. This matter was filed on May 24, 2000 in the District Court, Clark County, Nevada, Case Number A414394, Department XVIII. Plaintiff alleges Debtor's breach of a contract dated September 9, 1994 for the lease of Cinema 8 Theatre, Las Vegas, Nevada, due to the Debtors' failure to pay rent after January 2001. The Debtors disagree with the plaintiff's contention on this matter.

  I.
  Codding Enterprises v. King Reavis Amusement Company and United Artists Theatre Circuit, Inc. This matter was filed on February 2, 2000 in the Superior Court, Sonoma County, California, Case Number 223450. Plaintiff is UATC's landlord at the Empire Theatre, Rohnert Park, California and the Coddingtown Mall Theatre, Santa Rosa, California. The plaintiff alleges that UATC left the premises with a damaged roof requiring in excess of $100,000.00 to repair. The plaintiff further alleges a breach of the lease in connection with the Empire Theatre alleging unpaid rent in the amount of $14,714.65 plus $786,659.00 as the discounted value of unpaid rent for the balance of the term. Landlord further alleges UATC breached the lease for failure to operate the Empire Theatre. The Debtors disagree with the plaintiff's contention on this matter.

  J.
  East Lake Plaza Associates, LLC v. United Artists Theatre Circuit, Inc. This matter was filed on May 1, 2000 in the Civil District Court, Orleans Parish, Louisiana, Case Number 2000-6720. Plaintiff is Debtor's landlord for the East Lake 8 Theatre in New Orleans, Louisiana and alleges that the Debtors breached the lease dated January 18, 1994 and demands due rent, CAM charges, specific performance, attorney's fees and other costs. The Debtors disagree with the plaintiff's contention on this matter.

  K.
  Drexler Technology Corporation v. Dolby Laboratories, Inc. & United Artists Theatre Circuit, Inc., et al. This matter was filed on July 27, 1998 in the U.S. District Court for the Northern District of California, Case Number C98-02935MMC. Plaintiff alleges that it holds patents to certain technology relating to the optical storage and retrieval of digital data which it contends apply to the digital sound systems used in motion pictures. Plaintiff sued Dolby Laboratories, Inc. as the maker of the Dolby Digital motion picture soundtrack system for patent infringement. Plaintiff also sued various motion picture distributors and exhibitors for use of the Dolby Digital system and equipment. Dolby has agreed to indemnify UATC and is defending UATC. The Debtors disagree with plaintiffs' contentions on this matter.

  L.
  Drexler Technology Corporation v. Sony Corporation & United Artists Theatre Circuit, Inc., et al. This matter was filed on July 27, 1998 in the U.S. District Court for the Northern District of California, Case Number C98-02936MMC. Plaintiff alleges that it holds patents to certain technology relating to the optical storage and retrieval of digital data which it contends apply to the digital sound systems used in motion pictures. Plaintiff sued Sony Corporation as the marker of the "SDDS" system for patent infringement. Plaintiff also sued various motion picture distributors for use of the SDDS system and equipment. Sony has offered an indemnification and is paying for the defense. The Debtors disagree with plaintiffs' contentions on this matter.

  M.
  E.C. Pavilion, L.L.C. v. United Artists Theatre Circuit, Inc. This matter was filed in the U.S. District Court of California, San Jose Division, California on February 17, 2000. The plaintiff, the Debtor's landlord for the San Jose Pavilions in San Jose, California, alleges breach of lease for failure to pay rent after November 1999 and for Debtor's failure to continuously operate the theatre. The Debtors disagree with the plaintiff's contention on this matter.

  N.
  ESI Ergonomic Solutions, L.L.C. v. United Artists Theatre Circuit, Inc.; American Blast Fax, Inc. et al. This action was filed on November 18, 1999 in the Superior Court, Mariposa County, Arizona, Case Number CV99-20649. The plaintiff alleges that the defendants violated the Telephone Consumer Protection Act of 1991, which prohibits an entity from sending an unsolicited advertisement via telephone facsimile machine and provides a cause of action to an individual providing for money damages in the amount of $500 for each violation and treble damages if such action was willful and intentional. Plaintiff purports to be a representative of a class of 90,000 persons who received such advertisements from UATC in September 1999. The defendants disagree with the plaintiffs' contentions on this matter. In fact, UATC initiated an action on February 14, 2000 in the U.S. District Court for the District of Arizona, Case Number CIV-00-0274-PHX-RCB, captioned United Artists Theatre Circuit, Inc. v. The Federal Communications Commission; William E. Kennard, an individual, in his capacity as Chairman of the Federal Communications Commission; and ESI Ergonomics, L.L.C., an Arizona limited liability corporation, seeking, among other things, a declaration that the Telephone Consumer Protection Act is unconstitutional. The Debtors disagree with the plaintiff's contention on this matter. On or about November 15, 2000, the plaintiff filed a motion in the Bankruptcy Court to certify the proported plaintiff class and have its proof of claim treated as a class proof of claim. The Debtors are currently examining their options with respect to plaintiff's motion, including, without limitation, filing an objection thereto.

  O.
  Equity Landing, Inc. v. United Artists Theatre Circuit, Inc. This matter was filed on March 1, 2000 in the Circuit Court, Eleventh Judicial District, Dade County Florida, Case Number 5767-CA-8. Plaintiff is Debtor's landlord and alleges breach of contract of lease for the Mandarin Theatre in Jacksonville, Florida. The plaintiff demands rent for February 2000, and rent, property taxes, and CAM charges from February 2000 through August 31, 2007. Plaintiff also claims repudiation of lease and all future rent, real estate taxes and CAM expenses as future damages. The Debtors disagree with the plaintiff's contention on this matter.

  P.
  General Electric Capital Corporation v. United Artists Theatre Circuit, Inc. et al. On or about June 19, 1998, the plaintiff brought a suit against the Debtor for the collection of rents in connection with the Stratford Square Theatre in Stratford, Connecticut. On December 15, 1992, the Debtor entered into an Exchange Agreement with Interstate LeFont Theatre, and the theatre was subleased to Hoyt Cinemas Corporation ("Hoyt"). On or about April 1, 1998, Hoyt informed the plaintiff that it would cease operations and withhold further rent. The plaintiff's complaint demands monthly lease payments for the term of the lease. This matter was consolidated with Kranzco Realty Trust v. United Artists Theatre Circuit, Inc. et al., in which the Plaintiff alleges that Debtor and sublessee Hoyt breached the terms of a lease and consent agreement for the same theatre by failing to make the required monthly lease payments. The Debtors disagree with the plaintiffs' contentions on this matter.

  Q.
  Golden Ring Mall Company Limited Partnership v. United Artists Theatre Circuit, Inc. This forcible entry and detainer action was filed on January 3, 2000 in the District Court, Baltimore County, Maryland. The plaintiff, who is the Debtor's landlord for the Golden Ring Mall Theatre in Maryland, alleges rent due for the Debtor's failure to operate the theatre since October 1999. The Debtors disagree with the plaintiff's contention on this matter.

  R.
  Horton Plaza, LLC v. United Artists Theatre Circuit, Inc. The matter was filed on April 21, 2000 in the Superior Court, San Diego, County, California, Case Number GIC 747115. The plaintiff, the Debtor's landlord for the Horton Plaza Theatre in San Diego, California, alleges breach of a lease dated February 7, 1984 and default by failure to pay rent. Additionally, plaintiff alleges failure to pay rent under second lease dated December 8, 1995. The Debtors disagree with the plaintiff's contention on this matter.

  S.
  Dallas S. Hudgens III v. United Artists Theatre Circuit, Inc. This matter was filed on August 18, 2000 in the State Court of Gwinnett County, Georgia, Case No. 00-C-5032 1. Plaintiff is UATC's landlord at the Gwinnett Theatre, Duluth, Georgia. Landlord alleges breach of contract, anticipatory breach of contract, negligence, conversion, primitive changes and a claim for attorneys' fees. Landlord demands $48,550.88 per month for rent due plus $4,029,718.89 for future damages. The Debtors disagree with the plaintiff's contention on this matter.

  T.
  IC Theatre Limited Liability Company v. United Artists Theatre Circuit, Inc. This matter was filed on December 15, 1999 in the District Court, Araphoe County, Colorado, Case Number 99CV4098. The plaintiff, who is the Debtor's landlord for the Cooper V Theatre in Aurora, Colorado, alleges breach of lease for failure to make rent and CAM expense payments. The Debtors disagree with the plaintiff's contention on this matter.

  U.
  K-Mart Corporation v. United Artists Theatre Circuit, Inc. This matter was filed in the Circuit Court, 13th Judicial Circuit, Hillsborough County, Florida, Case Number 0002147, Division H on March 21, 2000. The plaintiff, who is the Debtor's landlord for the Mission Bell Theatre in Tampa, Florida, alleges breach of a lease dated February 21, 1981 for failure to pay rent and operate the theatre after November 1999. The Debtors disagree with the plaintiff's contention on this matter.

  V.
  John Kelly v. United Artists Theatre Circuit Inc. This matter was filed on September 16, 1996, in the Supreme Court of the State of New York, County of Westchester, Case Number 14605/96. The plaintiff alleges personal injury and failure to maintain premises in a reasonable and safe manner. The Debtors have insurance coverage for this matter, but are subject to a self insured retention of $500,000. The Debtors disagree with the plaintiff' contention on this matter.

  W.
  Market Place Commercial Limited Partnership v. United Artists Theatre Circuit, Inc. This matter was filed in the District Court of Maryland for Baltimore City on March 21, 2000, Case Number 2000135643. Plaintiff, who is Debtor's landlord for the Harbor Park Theatre in Baltimore Maryland, alleges damages for past due rent and late charges, but excluding additional interest and attorney's fees. The Debtors disagree with the plaintiff's contention on this matter.

  X.
  Meadows Centre Joint Venture v. United Artists Theatre Circuit, Inc. This matter was filed on December 23, 1999 in the District Court, Jefferson County, Colorado, Case Number 99CV3315. Plaintiff, the Debtor's landlord for the Cooper VI Theatre in Arvada, Colorado, alleges breach of a lease dated May 9, 1984 for failing to pay rent, CAM charges and future rent. The Debtors disagree with the plaintiff's contention on this matter.

  Y.
  Oakland Mall, Ltd. v. United Artists Theatre Circuit, Inc. This matter was filed on July 31, 2000 in the Circuit Court for the Sixth Judicial Circuit, Michigan, Case No. 00-024926-ZK. Plaintiff is UATC's landlord for the Oakland Mall Theatre, Troy, Michigan. Plaintiff alleges breach of a lease dated June 15, 1979 as amended and alleges said lease is not terminated in that UATC is obligated to pay damages for monthly rent after April 2000 in the amount of $122,090.89 and continuing thereafter in the amount of $20,166.71 per month in future damages. The Debtors disagree with the plaintiff's contention on this matter.

  Z.
  Old Town Val Vista, LLC v. United Artists Theatre Circuit, Inc. This matter was filed on May 19, 2000 in the Superior Court, Maricopa County, Arizona, Case Number CV2000-009676. Plaintiff, the Debtor's landlord for the Val Vista Theatre in Mesa, Arizona, alleges breach of a lease dated April 1, 1988 by failing to pay rent for April and May of 2000 and demands due rent, CAM charges, late charges, tax charges, attorney's fees, and future rent. The Debtors disagree with the plaintiff's contention on this matter.

  AA.
  P.A. Properties, Inc. v. UATC. This matter was filed on December 29, 1998 in the Circuit Court, 19th Judicial Circuit, Lake County, Illinois, Case Number 98L1007. This matter arises out of an agreement between the plaintiff and UATC in connection with auditing of common area maintenance expenses at a New York theatre. Plaintiff alleges that UATC breached the agreement, entitling PAP to damages of over $768,000.00 based on "recovery opportunities" that PAP claims to have identified to UATC, plus attorneys fees, interest and costs. PAP alleges that it identified certain improper common area maintenance expenses and is therefore entitled to a fee from UATC because UATC was allegedly saved from having to pay the expense. The Debtors disagree with the plaintiff's contention on this matter.

  AB.
  PALS Associates v. United Artists Theatre Circuit, Inc. This matter was filed on December 6, 1999 in the Superior Court, Los Angeles County, California, Case Number TCO12760. Plaintiff, the Debtor's landlord for the Lakewood Theatre in Lakewood, California, alleges breach of lease for unpaid rent from November 1, 1999. Additionally, the plaintiff makes claims for future rent and for breach of contract for failure to continue to operate the business. The Debtors disagree with the plaintiff's contention on this matter. On or about November 20, 2000 the plaintiff filed a motion in the Bankruptcy Court seeking relief from the automatic stay to pursue the California state court litigation. The deadline for the Debtors to object to the plaintiff's motion is December 11, 2000.

  AC.
  Princeton Market Fair Associates, LTD. v. United Artists Theatre Circuit, Inc. This matter was filed on March 20, 2000 in the Superior Court, Mercer County, New Jersey, Case Number L-762-00. Plaintiff, who is Debtor's landlord for the Princeton Market Fair Theatre in West Windsor, New Jersey, alleges breach of lease for failure to maintain the theatre in a neat and orderly fashion, and claims ejectment. The Debtors disagree with the plaintiff's contention on this matter.

  AD.
  Regency Centers, LP v. United Artists Theatre Circuit, Inc. This matter was filed on December 14, 1999 in the Circuit Court, Duval County, Florida, Case Number 9907362CA. Plaintiff, the Debtor's landlord for the Wellington Marketplace Theatre in Palm Beach, Florida, alleges breach of lease for failure of the Debtors to pay rent after November 1, 1999. The Debtors disagree with the plaintiff's contention on this matter.

  AE.
  Frank Petit v. United Artists Theatre Circuit, Inc. (375519109-8). Workers Compensation claim involving Debtors' employee Frank Petit who allegedly herniated a disc while bending over a projection platter in New York and was determined to be permanently and totally disabled. The Debtors disagree with the plaintiff's contention on this matter.

  AF.
  Retail Property Trust v. United Artists Theatre Circuit, Inc. This matter was filed on January 11, 2000 in the Superior Court, Orange County California, Case Number 00CC00779. Plaintiff, the Debtor's landlord for the Brea Mall Theatre in Brea, California, alleges breach of a lease dated May 6, 1977 for failure to pay rent. The plaintiff seeks unpaid rent, attorney's fees and other costs. The Debtors disagree with the plaintiff's contention on this matter.

  AG.
  Rouse-Park Meadows, LLC v. United Artists Theatre Circuit, Inc. This matter was filed on January 24, 2000 in the District Court, Douglas County, Colorado, case number 00CV47, Division 1. Plaintiff is UATC's landlord for the Park Meadows Mall Theatre, Englewood,

    Colorado and alleges that UATC is liable for past due accrued rent in the amount of at least $300,000. The Debtors disagree with the plaintiff's contention on this matter.

  AH.
  Simon Property Group, LP v. United Artists Theatre Circuit, Inc. This matter was filed on December 23, 1999 in the Second Judicial District Court, Bernalillo County, New Mexico, Case Number CV9912607. Plaintiff, the Debtor's landlord for the Cottonwood Mall Theatre in Albuquerque, New Mexico, alleges breach of a lease dated May 17, 1996 expiring on December 31, 2016. Plaintiff claims rent due, and further alleges that Debtor breached lease by failing to operate the entertainment center portion of the premises. The Debtors disagree with the plaintiff's contention on this matter.

  AI.
  Showscan Entertainment, Inc. v. UATC. Showscan Entertainment, Inc. ("SEI") alleges a breach of contract, filed a demand for arbitration on September 7, 1999 with the American Arbitration Association and claimed that it is entitled to $5,115,000 plus attorneys' fees and costs plus interest. SEI alleges that UATC's failure to honor certain obligations to purchase a certain amount of movie-motion seats resulting in damages in connection with difficulty in obtaining loans and a distressing financial position. The agreement provides for liquidated damages for failure to purchase additional machinery. The Debtors disagree with the plaintiff's contention on this matter.

  AJ.
  Southwest Shopping Center v. United Artists Theatre Circuit, Inc. This action was filed on January 18, 2000 and is pending in the Circuit Court, Pulaski County, Arkansas, Case Number CV00-529. Plaintiff is the Debtor's landlord for the Park Plaza Seven Theatre in Little Rock, Arkansas and alleges breach of lease for Debtors failure to pay rent. Additionally, the plaintiff alleges that the Debtors breached the lease by vacating the premises and removing, without prior consent, furniture, fixtures and equipment. The Debtors disagree with the plaintiff's contention on this matter.

  AK.
  Spring Valley Improvements, LLC v. United Artists Theatre Circuit, Inc. et al. This matter was filed on March 29, 2000 in the Justice Court, Town of Clarkstown, Rockland County, New York. Plaintiff is Debtor's landlord for the Spring Valley Mall Theatre in Spring Valley, New York and alleges a breach of a lease dated October 24, 1986. The plaintiff further alleges that the Debtor is indebted for unpaid past rent, and that the plaintiff is entitled to accelerate the rent through the end of the lease term. The case was removed to the U.S. District Court for the Southern District of New York (Case No. 00CIV 3008 (CM)). the Justice Court entered a judgment on July 23, 2000 in the amount of $383,990.68. The Debtors disagree with the plaintiff's contention on this matter.

  AL.
  Sunrise Mall Associates v. United Artists Theatre Circuit, Inc. This matter was filed on March 2, 2000 in the U.S. District Court for the Eastern District of New York, case number CV-001246. Plaintiff is UATC's landlord at the Sunrise Mall Theatre, Massapequa, New York. Plaintiff alleges a breach of the lease and that it is entitled to the sum of $156,758.00 for rent. tax rent. CAM charges and percentage rent. Landlord further alleges that there is due and owing future damages in connection with the balance of the term of the lease. The Debtors disagree with the plaintiff's contention on this matter.

  AM.
  Michelle Smith v. United Artists Theatre Circuit, Inc. (719C14358). Workers compensation claim involving Debtor's employee Michelle Smith who allegedly herniated a disc in her back while lifting cups in Arizona and was determined to have partial permanent impairment. The Debtors disagree with the plaintiff's contention on this matter.

  AN.
  Talisman Roswell, L.L.C. v. United Artists Theatre Circuit, Inc. This matter was filed in the State Court, Gwinnett, County, Georgia, on January 27, 2000, case number 00-C-0656-1. Plaintiff is UATC's landlord at the Roswell Theatre, Roswell, Georgia and seeks in excess of $150,000.00 from UATC for past due rent, plus attorney's fees. The Debtors disagree with the plaintiff's contention on this matter.

  AO.
  United Artists Theatre Circuit, Inc. v. CB Richard Ellis. On July 17, 1999 UATC filed a demand for arbitration with the American Arbitration Association against CB Richard Ellis, Inc. for breach of a contract to provide certain real property management services to UATC. UATC alleges that CB wrongfully retains approximately $600,000 in funds that were to have been paid to third party vendors. CB has claimed that UATC owes CB $708,267.24 for services provided under the Agreement. The Debtors disagree with plaintiffs' contentions on this matter.

  AP.
  United Artists Theatre Circuit, Inc. v. Yale University. On November 21, 1994 UATC filed a petition in the Supreme Court, New York County, New York, Index No.132530-94, seeking court appointment of an arbitrator to arbitrate a dispute under a lease between UATC and its landlord, Yale University ("Yale"), for the Douglaston Plaza Shopping Center Theatre. UATC questioned the validity of certain CAM charges for the years 1992 through 1994 totaling approximately $211,000.00, relating to the renovation of the shopping center's parking deck. Yale alleges that UATC's share of such expenses totals approximately $1.8 million. The Debtors disagree with Yale's contention in this matter.

  AQ.
  Blackfox Parkway Associates, LLC. v. United Artists Theatre Circuit, Inc. This action was filed on December 1, 1999 in the District Court, Boulder County, Colorado, case number 99CV1992-2. Plaintiff is UATC's landlord at the Courtyard IV Theatre, Longmont, Colorado. Plaintiff's first cause of action is for breach of contract for failure to pay rent and second claim is for breach of an implied covenant of good faith and fair dealing. The Debtors disagree with the plaintiff's contention on this matter.

ARTICLE XIII
POST-FILING DEVELOPMENTS

A. First Day Motions

        On the Petition Date, the Debtors sought and obtained approval from the Bankruptcy Court of certain motions and applications (the "First Day Motions") which the Debtors filed simultaneously with their petitions for relief commencing the Chapter 11 Cases. Set forth below is a brief summary of certain of the First Day motions filed by the Debtors in the Chapter 11 Cases.

  1. Customer Service Programs

        The Debtors obtained an order authorizing the Debtors to perform obligations and to pay certain Claims arising under their customer service programs. This relief should enable the Debtors to maintain their important relationships with their customers.

  2. Employee Claims and Existing Benefit Programs

        The Debtors obtained an order authorizing the Debtors to pay and honor their prepetition obligations to employees in the ordinary course of business. Consistent with this order, the Debtors are continuing to honor their obligations to employees (including, but not limited to, vacation pay and other benefits) in accordance with applicable law and internal United Artists policies and such policies shall be unaffected by the Plan. This relief should enable the Debtors to maintain their excellent relationships with their employees.

  3. Film Motion

        The Debtors obtained an order authorizing them to assume executory film licensing and cooperative and other advertising contracts with their film studios and distributors, or, alternatively to pay the prepetition Claims of film studios and distributors. Consistent with this Order, the Debtors have continued to pay film license fees and cooperative and other advertising fees in the ordinary course of business. This relief should enable the Debtors to maintain their long-standing and excellent relationships with their film suppliers.

  4. Cash Management Motion

        Pursuant to this Motion, the Debtors obtained authorization to use their current cash management system and bank accounts.

  5. Claims Bar Date

        Pursuant to this motion, the Debtors obtained an order establishing November 15, 2000 as the deadline for filing proofs of Claim and Equity Interests against the Debtors' estates. As of December 4, 2000, total amounts of Claims filed were approximately as follows: $17,416,000 of priority Claims; $2,230,411,000 of Secured Claims; and $849,846,000 of Unsecured Claims (the Debtors taking no position by this description as to the validity or invalidity of such Claims).

  6. Lease Rejection and Lease Rejection Procedures Motion

        Pursuant to this motion, the Debtors obtained an order (1) authorizing them to reject certain unexpired leases of non-residential real property and (2) establishing procedures for the rejection of additional unexpired leases of non-residential real property in the future. Subsequently, the Debtors filed additional motions to reject certain additional unexpired leases of non-residential real property in the Chapter 11 Cases.

  7. Mechanics Lien Motion

        Pursuant to this motion, the Debtors obtained authorization, in their sole discretion and in the reasonable exercise of their business judgment, to pay the prepetition mechanics' liens claims in the ordinary course of the businesses up to $1,000,000.

  8. Essential Trade Creditor Motion

        Pursuant to this motion, the Debtors obtained authorization to pay the prepetition Claims of their essential trade creditors. This relief has enabled the Debtors to maintain their excellent relationships with their essential trade credit suppliers.

  9. DIP Financing and Cash Collateral Motion

        The Debtors obtained entry of both an interim order and a Final Order permitting borrowing under the DIP Facility and use of the cash collateral securing the Prepetition Bank Credit Facility. Proceeds from the DIP Facility and use of cash collateral have enabled the Debtors to operate their businesses during the Chapter 11 Cases and pay prepetition obligations (to the extent authorized by the Bankruptcy Court) and postpetition obligations.

  10. Scheduling Motion

        As a result of this motion, the Bankruptcy Court: (1) scheduled hearings to approve the adequacy of the Disclosure Statement and to confirm the Plan; (2) established deadlines to object to the Disclosure Statement and the Plan; (3) approved a form of notice; (4) approved the Debtors'

solicitation materials; (5) approved the Debtors' procedures for solicitation; and (6) approved the Debtors' procedures for tabulation of ballots accepting or rejecting the Plan. The order granting the scheduling motion provides, in part, for the following events to occur in these Chapter 11 Cases:

  •
  A hearing to consider the adequacy of the Disclosure Statement is scheduled for December 8, 2000 at 3:00 p.m., prevailing Eastern time;

  •
  Solicitation of the Plan and other solicitation materials must occur by December 18, 2000;

  •
  Deadline for parties in interest to vote on the Plan is January 12, 2001;

  •
  Objections to the confirmation of the Plan must be filed with the Bankruptcy Court by January 12, 2001;

  •
  The Debtors must respond to objections to the Plan by January 18, 2001; and

  •
  A hearing to consider confirmation of the Plan is scheduled for January 22, 2001 at 4:00 p.m., prevailing Eastern time.

  11. Miscellaneous Procedural and Administrative Motions

        These motions sought approval of non-substantive procedures to be employed in the Bankruptcy Court governing the Chapter 11 Cases. The motions also seek to employ bankruptcy counsel and advisors to the Debtors.

B. Transfer of Involuntary Bankruptcy Case

        On or about September 6, 2000 the Debtors reached an agreement with Petitioning Creditors with respect to the Involuntary Case. The Debtors and the Petitioning Creditors agreed, in pertinent part, to transfer the Involuntary Case to the United States District Court for the District of Delaware.

C. Committees

        On September 25, 2000, an official committee of general unsecured creditors was appointed by the United States Trustee. The Creditor's Committee consists of: Coca-Cola North America; Simon Property Group, L.P.; Putnam Investment Management; Inc., Ares Management, L.P.; Ares Management II, L.P.; Goldentree Asset Management, L.P.; Heartland Capital Corp.; and Trendex Capital Management-Aspen Advisors. The Creditors' Committee retained Chanin as its financial advisor and Milbank and Morris Nichols Arsht & Tunnell as its legal advisors. A Trade Subcommittee of the Committee was also formed in the Chapter 11 Cases. The Trade Subcommittee consists of Coca-Cola North America and Simon Property Group, L.P.

D. United Artists Theatre Company/Trade Subcommittee of the Official Committee of Unsecured Creditors.

        After commencing the Chapter 11 Cases, the Debtors and the Trade Subcommittee of the Official Committee of Unsecured Creditors entered into good faith, arms-length negotiations concerning the treatment of Holders of Allowed Unsecured Class 2F Claims under the Plan. The Debtors and the Trade Subcommittee have reached an agreement regarding the Plan's treatment of such Holders of Allowed Class 2F Unsecured Claims and as a result executed the United Artists Theatre Company/Trade Subcommittee of the Official Committee of Unsecured Creditors Proposed Restructuring Term Sheet (the "Trade Subcommittee Term Sheet," a copy of which is contained in the Plan Supplement). The Trade Subcommittee Term Sheet essentially sets forth certain modifications to the terms of the Plan including: (1) the treatment of Unsecured Claims of UATC, including Unsecured Claims arising from UATC's rejection of certain unexpired leases under Section 502(b)(6) of the Bankruptcy Code; (2) the method of the Debtors' determination of those unexpired leases and executory contracts which the intend to assume, assume and assign or reject pursuant to the Plan; and (3) certain agreements regarding certain avoidance actions to be brought by the Debtors. The Plan has been amended to incorporate this agreement and the terms in the Term Sheet. The Trade Subcommittee Term Sheet also obligates the Trade Subcommittee to, among other things, (i) not consent to, provide any support to, participate in the formulation of, or vote on any plan of reorganization, other than the Plan; and (ii) use its best efforts to cause the Committee and the Trade Subcommittee to take all actions in their reasonable discretion to achieve confirmation and consummation of the Plan. The Plan has been amended to incorporate this agreement and the terms of the Term Sheet.

E. Exit Facility Motion

        On or about November 10, 2000, the Debtors filed a motion for authority to enter into the Exit Facility with Bankers Trust Company and one or more of its affiliates (collectively, "BTCo") on terms and conditions substantially in the form of the Term Sheet (the "Exit Facility Term Sheet") attached as Annex A to an Exit Facility commitment letter with BTCo (the "Exit Facility Commitment Letter," a copy of which is contained in the Plan Supplement). The Exit Facility will essentially consist of a revolving credit facility of up to $35 million, with a $10 million sub-limit for letters of credit. Deutsche Bank Securities, Inc., an affiliate of BTCo, may arrange for other banks, financial institutions, and other "accredited investors" to provide a portion of the Exit Facility, and BTCo will act as a administrative agent for such lenders under the Exit Facility. A hearing on the Debtors' motion is scheduled for December 8, 2000. If the motion is approved, the Debtors will have the authority to take certain actions, including, but not limited to (i) the execution of the Exit Facility Commitment letter; and (ii) the making of any required payments and indemnifications necessary during the course of the Chapter 11 Cases, as set forth in the Exit Facility Commitment Letter.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

        Certain additional miscellaneous information reading the Plan is set forth below.

A. Dissolution of Committee(s)

        On the Effective Date, the Committee shall dissolve and members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that the Trade Subcommittee shall continue in existence for the limited purpose of consulting with the Reorganized Debtors concerning (1) the initiation, prosecution and settlement of Preference Actions and (2) the allowance of or objection to proofs of Claim. The Trade Committee shall be dissolved and all of its members released and discharged from all rights and duties arising from, and related to, the Chapter 11 Cases upon the conclusion of such activities of the Reorganized Debtors about which the Trade Committee will consult with the Reorganized Debtors.

        The reasonable fees and expenses incurred after the Petition Date by the Prepetition Noteholders Committee's counsel and financial advisor (together with the reasonable fees and expenses of local counsel) Milbank and Chanin, respectively, through the date of the appointment of the Creditors' Committee regarding the Chapter 11 Cases, will be paid (without application by or on behalf of any such professionals to the Bankruptcy Court and without notice and a hearing) by the Reorganized Debtors as an Administrative Claim under the Plan. If the Reorganized Debtors and any such professional retained by the Prepetition Noteholders Committee cannot agree on the amount of fees and expenses to be paid to such professional, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

B. Payment of Statutory Fees

        All fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

C. Discharge of Debtors

        Except as otherwise provided in the Plan and the Lock-Up Agreements, on the Effective Date: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their assets, property, or Estates; (2) the Plan shall bind all Holders of Claims and Equity Interests, and all Claims against, and Equity Interests in, the Debtors and Debtors in Possession shall be satisfied, discharged and released in full, and the Debtors' liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under Section 502(g) of the Bankruptcy Code; and (3) all Persons and Entities shall be precluded from asserting against the Debtors, the Debtors in Possession, the Estates, and the Reorganized Debtors, their successors and assigns, their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

D. Modification of Plan

        Subject to the limitations contained in the Plan, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E. Revocation of Plan

        The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

F. Successors and Assigns

        The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

G. Reservation of Rights

        Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Orders. The filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor or Debtors in Possession with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors or Debtors in Possession with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

H. Section 1146 Exemption

        Pursuant to Section 1146(c) of the Bankruptcy Code, under the Plan, (1) the issuance, distribution, transfer, or exchange of any debt, equity, security or other interest in the Debtors or Reorganized Debtors; (2) the creation, modification, consolidation or recording of any mortgage, deed or trust, or other security interest, or the securing of additional indebtedness by such or other means (whether (a) in connection with the issuance and distribution of any debt, equity, security, or other interest in the Debtors or Reorganized Debtors or (b) otherwise in furtherance of, or in connection with, the Plan); (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments of other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, mortgage recording tax, stamp tax, or similar tax or government assessment, and the appropriate state or local government official or agent is directed to forego the collection of any such tax or government assessment and to accept for filing and recording any of the foregoing instruments or other documents without the payment of any such tax or government assessment.

I. Further Assurances

        The Debtors, the Reorganized Debtors, all Holders of Claims receiving distributions under the Plan, and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

J. Service of Documents

        Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:

United Artists Theatre Circuit, Inc.
c/o the Reorganized Debtors
9110 E. Nichols Avenue, Suite 200
Englewood, Colorado 80112-3405
Attn:    Ralph E. Hardy, Esq.

With copies to:

Kirkland & Ellis 200 East Randolph Drive Chicago, Illinois 60601
Attn:	James H.M. Sprayregen, Esq. James W. Kapp III Esq.
Pachulski, Stang, Ziehl, Young & Jones, P.C. 919 N. Market Street, 16th Floor Wilmington, Delaware 19801
Attn:	Laura Davis Jones, Esq.

K. Filing of Additional Documents

        On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

L. Plan Supplement

        The Plan Supplement, containing certain documents relating to the Plan and Disclosure Statement, shall be Filed with the Bankruptcy Court and will be available from the Information Agent upon specific request in writing. The Plan Supplement contains the following documents:

  1.
  The Bank Lock-Up Agreements;

  2.
  The Subordinated Noteholder Lock-Up Agreements;

  3.
  Trade Subcommittee Term Sheet;

  4.
  Exit Facility Commitment Letter;

  5.
  Transactions to Implement Plan;

  6.
  Form of Promissory Note;

  7.
  Form of Class 2F Promissory Note; and

  8.
  List of Retained Causes of Action.

        Accompanying this Disclosure Statement are copies of: (1) the Plan annexed to this Disclosure Statement as Exhibit A; (2) the Notice of Hearings to Confirm the Plan; (3) Notice of Opportunity to Object; (4) Notice of Voting Deadline and Procedures for Vote Tabulation; and (5) Notice of Deadline to File Motions Pursuant to Fed. R. Bankr. P. 3018(a); and (6) a Ballot for Voting to Accept or Reject the Plan.

* * * * *

ARTICLE XV
RECOMMENDATION

        In the opinion of the Debtors, the Plan is preferable to the alternatives described herein because it provides for a larger distribution to the Holders of Claims and Interests then would otherwise result in a liquidation under Chapter 7 of the Bankruptcy Code: In addition, any alternative other than Confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims and Equity Interests. Accordingly, the Debtors recommend that Holders of Claims and Equity Interests entitled to vote on the Plan support Confirmation of the Plan and vote to accept the Plan.

Dated: December            , 2000

Respectfully Submitted,

UNITED ARTISTS THEATRE COMPANY; UNITED ARTISTS THEATRE CIRCUIT, INC.; UNITED ARTISTS REALTY COMPANY; UNITED ARTISTS PROPERTIES I CORP.; UNITED ARTISTS PROPERTIES II CORP.; UAB, INC.; UAB II, INC.; TALLTHE, INC.; UA THEATRE AMUSEMENTS, INC.; UA INTERNATIONAL PROPERTY HOLDINGS, INC.; UA PROPERTY HOLDING II, INC.; UNITED ARTISTS INTERNATIONAL MANAGEMENT COMPANY; BETH PAGE THEATRE CO., INC; UNITED FILM DISTRIBUTION COMPANY OF SOUTH AMERICA; U.A.P.R., INC.; KING REAVIS AMUSEMENT COMPANY; MAMARONECK PLAYHOUSE HOLDING CORPORATION; and R AND S THEATRES, INC.
By:	/s/ RALPH E. HARDY Ralph E. Hardy
Title:	Executive Vice President, General Counsel, and Secretary

Prepared by:
James H.M. Sprayregen
James W. Kapp III
David R. Seligman
Jonathan A. Carson
KIRKLAND & ELLIS
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

        and

Laura Davis Jones (Bar No. 2436)
PACKULSKI, STANG, ZIEHL,
YOUNG & JONES PC
919 North Market Street, 16th Floor
Wilmington, Delaware 19801
(302) 652-4100

CO-COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION

EXHIBIT A

[United Artists Second Amended Joint Plan of Reorganization is filed as Exhibit 2.3 hereto and incorporated herein by reference.]

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  Exhibit 2.4